                                                Filed Pursuant to Rule 424(b)(4)
                                            Registration Statement No. 333-88751

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--------------------------------------------------------------------------------

PROSPECTUS

OCTOBER 26, 1999

                                     [LOGO]

                        3,000,000 SHARES OF COMMON STOCK
----------------------------------------------------------------------

MEDIA METRIX, INC.:                THE OFFERING:
- We provide Internet audience     - We are offering 1,500,000 shares
  measurement and advertising        of our common stock, and the
  tracking products and services.    selling stockholders identified
- Media Metrix, Inc.                 in this prospectus are offering
  250 Park Avenue South, 7th Floor   1,500,000 shares of our common
  New York, New York 10003           stock.
  (212) 515-8700                   - The underwriters have an option
SYMBOL & MARKET:                     to purchase an additional 233,582
- MMXI/Nasdaq National Market        shares from Media Metrix and
LAST REPORTED SALE PRICE:            216,418 shares from selling
- $51.13                             stockholders to cover
                                     over-allotments.
                                   - We plan to use the proceeds from
                                     this offering for international
                                     expansion, new product
                                     development and for
                                     general corporate purposes,
                                     including
                                     working capital.
                                   - Closing: October 29, 1999

-------------------------------------------------------------------------------
                                                       Per Share      Total
-------------------------------------------------------------------------------
Public offering price:                                 $   50.50   $151,500,000
Underwriting fees:                                          2.53      7,590,000
Proceeds to Media Metrix:                                  47.97     71,955,000
Proceeds to selling stockholders:                          47.97     71,955,000
-------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE
ROBERTSON STEPHENS                                    THOMAS WEISEL PARTNERS LLC

           FIRST UNION SECURITIES, INC.

                       SUNTRUST EQUITABLE SECURITIES

                                   DLJDIRECT INC.

                                              E*OFFERING

                               TABLE OF CONTENTS

                                         Page
Prospectus Summary..................           3
Risk Factors........................           7
Use of Proceeds.....................          20
Price Range of Common Stock.........          20
Dividend Policy.....................          20
Capitalization......................          21
Dilution............................          22
Selected Financial Data.............          23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................          24
Business............................          36

                                         Page
Management..........................          50
Certain Relationships and Related
  Transactions......................          57
Principal and Selling
  Stockholders......................          60
Description of Capital Stock........          65
Shares Eligible for Future Sale.....          68
Underwriting........................          70
Legal Matters.......................          72
Experts.............................          72
Where You Can Find Additional
  Information.......................          73
Index to Financial Statements.......         F-1

                               PROSPECTUS SUMMARY

    THE INFORMATION BELOW IS ONLY A SUMMARY OF MORE DETAILED INFORMATION INCLUDED IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS STATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  MEDIA METRIX

OUR BUSINESS

    We provide Internet audience measurement products and services to leading Internet advertisers and advertising agencies, Internet properties, technology companies and financial institutions. We measure usage of the entire Internet, including its largest segments, the World Wide Web and proprietary on-line services like America Online. Our products and services enable the continued growth and development of the Internet by providing third-party audience measurement data that our customers rely on to make critical business decisions.

    We collect data by measuring Internet usage from a representative sample, or panel, of personal computer users with our proprietary tracking technology. We maintain a large panel of Internet users reporting Internet usage at work and at home, as well as the usage of proprietary on-line services. Our audience measurement methodology has been developed from our background in marketing and media research, particularly our experience with recruiting and operating panels. Each panelist is required to fill out a detailed questionnaire to provide background demographic information. Our proprietary tracking technology collects data from the panelist's personal computer and transmits these data to our office for processing. The data are then used to construct several databases, which we use to provide our products and services.

    We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. Our customers include Amazon.com, America Online, Beyond.com, Buena Vista/Disney, eBay, Everen Securities, Fidelity, IBM, Infoseek, Interpublic Group, Microsoft, Omnicom, Time Warner, XOOM.com and Yahoo!/GeoCities. The quality and depth of our customer base and our customer renewal rate of over 95% reflect our position as a widely accepted Internet audience measurement service.

    On October 8, 1999, we acquired AdRelevance, Inc. This acquisition enables us to provide Internet advertising measurement and advertising tracking services to our customers. The acquisition was structured as a stock-for-stock transaction valued at approximately $59.4 million. In addition, we may issue additional shares of our common stock having a value of approximately
$6.6 million if AdRelevance achieves certain post-closing goals. AdRelevance will operate as our wholly owned subsidiary.

OUR MARKET OPPORTUNITY

    Advertising is a critical revenue stream for providers of Internet content and services. As Web sites and on-line content providers seek to increase advertising revenues, and as on-line advertisers seek to determine where they should spend their marketing dollars, demand is growing for reliable statistics and standardized methods to evaluate Internet usage. As a result, a standard for Internet audience measurement must emerge which will:

    - measure a large and representative sample of Internet users;

    - track activity on the entire Internet, not just the Web, so that key properties like America Online and other proprietary on-line services and technologies are included;

    - measure the Internet audience both at work and at home, because Internet usage differs in these two environments; and

    - be unbiased and independent from advertisers and content providers.

OUR STRATEGY

    Our goal is to become the accepted standard for Internet audience measurement. We intend to achieve this goal through the following strategies:

    - continue our industry leadership;

    - develop products to accelerate e-commerce growth;

    - expand and increase penetration of our client base;

    - expand internationally; and

    - develop new products and services.

OUR HISTORY

    Our business was originally conducted as a division within The NPD Group, Inc., a leading marketing research firm. In March 1996, NPD formed PC Meter, a Delaware limited partnership, to conduct our business. In March 1997, we reorganized into a Delaware corporation and began using the trade name Media Metrix in our business. In November 1998, we merged with RelevantKnowledge, Inc., our leading competitor. In May 1999, we completed an initial public offering of our common stock. In October 1999, we acquired AdRelevance. NPD, our largest stockholder, will own approximately 21% of our common stock following this offering.

    Although our revenues have continued to grow, we have a history of operating losses and negative cash flow. In addition, the market for Internet audience measurement services is new and rapidly evolving, and we expect competition in this market to intensify in the future.

    Our principal executive offices are located at 250 Park Avenue South, 7th Floor, New York, New York 10003, and our telephone number is (212) 515-8700.

    Media Metrix, PC Meter, RelevantKnowledge, e-Trends, The Power of Relevant Knowledge, MyMetrix, AdRelevance and the Media Metrix logo are our trademarks. Any other trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

RECENT DEVELOPMENTS

    On October 14, 1999, we reported revenues of $5.5 million for the three months ended September 30, 1999, a 29.1% increase as compared to the three months ended June 30, 1999 revenues of $4.3 million and a 268.2% increase as compared to revenues of $1.5 million for the three months ended September 30, 1998.

    Net loss applicable to common stockholders was $2.6 million, or $0.15 per share for the three months ended September 30, 1999, as compared to $2.6 million, or $0.16 per share for the three months ended June 30, 1999. Net loss applicable to common stockholders was $1.0 million, or $0.16 per share for the three months ended September 30, 1998.

    For the nine months ended September 30, 1999, our revenues were $12.9 million, an increase of 223.5% over the revenues for the nine months ended September 30, 1998. Net loss applicable to common stockholders for the nine months ended September 30, 1999 was $7.7 million as compared to $2.9 million for the nine months ended September 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

                                  THE OFFERING

Common stock offered by Media Metrix.........  1,500,000 shares

Common stock offered by selling
  stockholders...............................  1,500,000 shares

Common stock to be outstanding after
  the offering...............................  18,802,448 shares

Use of proceeds..............................  We intend to use the net proceeds we receive from this offering to fund international
                                               expansion, new product development and for
                                               general corporate purposes, including working
                                               capital. We will not receive any of the
                                               proceeds from the sale of the shares of our
                                               common stock being offered by the selling
                                               stockholders.

Nasdaq National Market Symbol................  MMXI

The outstanding share information is based on our shares outstanding as of June 30, 1999. This information excludes:

    - 528,639 shares of common stock subject to options granted under our 1998 Equity Incentive Plan and outstanding as of June 30, 1999 at a weighted average exercise price of $8.63 per share;

    - 483,786 shares of common stock subject to options granted under our earlier Stock Option Plan and outstanding as of June 30, 1999 at a weighted average exercise price of $0.82 per share;

    - 789,681 additional shares of common stock reserved for issuance under our 1998 Equity Incentive Plan; and

    - 697,678 shares of our common stock issued in connection with our acquisition of AdRelevance; 77,520 shares of our common stock which may be issuable if AdRelevance achieves certain post-closing goals; 223,566 shares of our common stock subject to options and warrants assumed in connection with the AdRelevance acquisition; and an additional 24,841 shares of our common stock which may be issuable under these options and warrants if AdRelevance achieves certain post-closing goals.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the statement of operations data for our business and our predecessor businesses. The pro forma data give effect to:

    - our merger with RelevantKnowledge as if it took place on January 1, 1998; and

    - our acquisition of AdRelevance as if it took place on October 12, 1998, the date of AdRelevance's inception, with respect to the pro forma year ended December 31, 1998, and on January 1, 1999 with respect to the pro forma six months ended June 30, 1999.

For a more detailed explanation of these financial data, see "Selected Financial Data" and our financial statements located elsewhere in this prospectus.

                             PERIOD FROM
                              INCEPTION              YEAR ENDED              PRO FORMA      SIX MONTHS ENDED      PRO FORMA
                               THROUGH              DECEMBER 31,             YEAR ENDED        JUNE 30,           SIX MONTHS
                            DECEMBER 31,   -------------------------------  DECEMBER 31,  --------------------  ENDED JUNE 30,
                                1995         1996       1997       1998         1998        1998       1999          1999
STATEMENT OF OPERATIONS
  DATA:
Revenues..................    $      --    $   1,033  $   3,188  $   6,331   $    8,145   $   2,505  $   7,435    $    7,435
Gross profit (loss).......         (140)        (711)      (275)     2,210        1,145         904      3,597         3,597
Loss from operations......         (372)      (3,376)    (4,679)    (7,223)     (26,547)     (1,737)    (5,362)      (21,832)
Net loss applicable to
  common stockholders.....         (372)      (3,376)    (4,874)    (7,472)     (26,699)     (1,842)    (5,060)      (21,531)

Basic and diluted net loss
  per common share
  applicable to common
  stockholders............    $   (0.06)   $   (0.52) $   (0.75) $   (0.98)  $    (2.43)  $   (0.28) $   (0.35)   $    (1.41)

Shares used in calculating
  basic and diluted net
  loss per common share
  applicable to common
  stockholders............        6,523        6,523      6,523      7,619       11,006       6,523     14,584        15,281

    The pro forma balance sheet data give effect to our acquisition of AdRelevance. The pro forma as adjusted balance sheet data give further effect to our sale of 1,500,000 shares of common stock in this offering at the public offering price of $50.50 per share, after deducting the underwriting discount and estimated offering expenses, and the application of our net proceeds from the offering.

                                                                                      AS OF JUNE 30, 1999
                                                                             --------------------------------------
                                                                                                       PRO FORMA
                                                                              ACTUAL     PRO FORMA    AS ADJUSTED
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...........................  $  46,837   $  47,054    $    118,509
Working capital............................................................     43,122      43,277         114,732
Total assets...............................................................     55,742     108,506         179,961
Total stockholders' equity.................................................     48,505     101,105         172,560

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. ANY OR ALL OF THESE RISKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION. THE RISKS SET OUT BELOW MAY NOT BE EXHAUSTIVE. KEEP THESE RISK FACTORS IN MIND WHEN YOU READ FORWARD-LOOKING STATEMENTS ELSEWHERE IN THIS PROSPECTUS. THESE ARE STATEMENTS THAT RELATE TO OUR EXPECTATIONS FOR FUTURE EVENTS AND TIME PERIODS. GENERALLY, THE WORDS "ANTICIPATE," "EXPECT," "INTEND" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.

WE DO NOT HAVE A LONG OPERATING HISTORY.

    We began our operations as a division of NPD in October 1995. We have only operated as an entity independent of NPD since March 31, 1996. Our operating history is therefore limited.

    You must consider the risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Some of these risks and uncertainties relate to our ability to:

    - anticipate and adapt to our evolving market;

    - implement sales and marketing initiatives;

    - enhance the Media Metrix brand;

    - attract, retain and motivate qualified personnel;

    - respond to actions taken by our competitors;

    - effectively manage our growth by building a solid base of operations and technology; and

    - integrate acquired businesses, consumer panels, technologies and services.

    We cannot assure you that we will be successful in addressing these risks and uncertainties. Our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW.

    Our ability to generate significant revenues is uncertain. Although our revenues have continued to grow, we are not yet profitable. We incurred losses from operations of $3.4 million in 1996, $4.7 million in 1997, $7.2 million in 1998 and $5.4 million in the six months ended June 30, 1999. We expect our operating and net losses to continue. If the merger with RelevantKnowledge had taken place on January 1, 1998 and our acquisition of AdRelevance had taken place on its date of inception, October 12, 1998, our pro forma loss from operations for 1998 would have been $26.5 million. If our acquisition of AdRelevance had taken place on January 1, 1999, our pro forma loss from operations for the six months ended June 30, 1999 would have been $21.8 million. Our ability to generate profits in the future will depend on a number of factors, including:

    - maintaining and enhancing our position as the leading Internet audience measurement service;

    - keeping our costs in line with our budget;

    - retaining our existing customers;

    - increasing our sales to existing customers;

    - obtaining new customers;

    - increasing business and consumer acceptance of the Internet as a source of information and as a place to buy and sell goods and services;

    - the growth of advertising and e-commerce on the Internet;

    - regulation of the Internet by Federal or local governments;

    - the health of the general economy; and

    - economic conditions that uniquely affect the Internet.

    We intend to invest heavily in our technologies, additional products and services and international expansion. As a result, we will need to achieve significant revenue increases to achieve and maintain profitability. Although our revenues and the number of our clients have continued to increase, we may not be able to continue to grow and to expand our business. The number of clients or the number of products and services for which our clients subscribe may grow more slowly than we anticipate or may decrease in the future. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

THE INTERNET AUDIENCE MEASUREMENT INDUSTRY IS NEW AND RAPIDLY EVOLVING.

    To date, no Internet audience measurement service has been adopted as the universally accepted standard. Our existing and potential customers may challenge or refuse to accept our audience measurement reports. Our customers may be dissatisfied with our methodology for measuring Internet audiences or may feel that our panel is not representative of Internet users. Furthermore, another Internet audience measurement service may be adopted as the industry standard. As a result, our customers may turn to alternative services provided by current or potential competitors.

WE DEPEND ON CONTINUED GROWTH IN USE OF THE INTERNET.

    Our business would be adversely affected if Internet usage for the exchange of information and for commerce does not continue to grow rapidly. Internet usage may be inhibited for a number of reasons, including:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; or

    - lack of availability of cost-effective, high-speed service.

    Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth. As a result, its performance and reliability may decline. In addition, Web sites and proprietary on-line services have experienced interruptions in their service as a result of outages and other delays occurring throughout their infrastructure. If these outages or delays frequently occur in the future, Internet usage as a medium for the exchange of information and for commerce could grow more slowly or decline.

THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING IS UNPROVEN.

    Our future success will depend on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. Many of our current or potential customers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business. These companies may find Internet advertising to be less effective for promoting their products and services as compared to traditional advertising. In addition, most current and potential Web publisher customers have little or no experience in generating revenues from the sale of advertising space on their Web sites. We cannot assure you that the market for Internet advertising will continue to emerge or will become sustainable. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition could be materially and adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER.

    Our operating results have varied from quarter to quarter. Our operating results may continue to vary as a result of a variety of factors. These factors include:

    - our ability to retain our current clients;

    - our ability to sell additional products and services to current clients;

    - our ability to attract new clients;

    - our ability to maintain customer satisfaction;

    - the announcement or introduction of new products and services by us or our competitors;

    - price competition;

    - our ability to upgrade and to develop our systems and infrastructure to accommodate our growth;

    - our ability to attract new personnel;

    - the timing, cost and availability of advertising in traditional media;

    - the impact of possible acquisitions both on our operations and on our reported operating results due to associated accounting charges;

    - technical difficulties or service interruptions;

    - the amount and timing of costs relating to changes in the size or composition of our panel; and

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, including our planned international expansion.

    Many of these factors are beyond our control. We cannot assure you that our revenues will increase in proportion to the increase in advertising on the Internet, or at all. In addition, we cannot assure you that advertising on the Internet will continue to grow at forecasted levels, or at all. A substantial portion of our current and future costs are fixed. If our revenues fall short of expectations, we may not be able to adjust our fixed expenses to compensate for this shortfall on a timely basis. Further, as a strategy for remaining competitive, we may have to make certain pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and financial condition.

    Due to these factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful. Therefore, you should not rely on these comparisons as indicators of our future performance. We also cannot assure you that we will be able to:

    - sustain the rates of revenue growth we have experienced in the past;

    - improve our operating results; or

    - sustain our profitability on a quarterly basis.

    In addition, our operating results in future periods may be below the expectations of securities analysts and investors. If that occurs, the market price of our common stock could be materially and adversely affected.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS.

    The market for Internet audience measurement services is new and rapidly evolving. We expect competition in this market to intensify in the future. In March 1999, NetRatings and Nielsen Media Research introduced a new Web site ratings service, Nielsen//NetRatings, that competes directly with many aspects of our services. Nielsen Media Research is the leading provider of television audience measurement services. In September 1999, NetRatings also entered into a joint venture with ACNielsen Corp. to develop and maintain audience measurement panels and to market Nielsen//NetRatings' products and services in international markets. ACNielsen is the leading provider of market research, information and analysis to consumer products and services industries and is a provider of television audience measurement services outside the United States and Canada. Both Nielsen Media Research and ACNielsen have significantly more financial and other resources than do we. In light of these events, Nielsen//NetRatings has become a significant competitor.

    We face competition internationally from NetValue, a French company which has announced that it will soon begin providing audience measurement services in Europe.

    We also compete indirectly with operators of site-centric and other consumer-centric measurement systems. Site-centric measurement systems measure audience visits at a specific Web site by monitoring the Web site's server. Consumer-centric systems measure the market either in a manner similar to us or qualitatively through on-line and telephonic interviews.

    In addition, we may face competition from individual Web sites that develop an independent method of measuring their own audience or from other companies that develop alternative audience measurement technologies to those already provided by us.

    Competitive pressures could have a material adverse effect on our business, results of operations and financial condition. We believe that the principal competitive factors in our market are:

    - creating representative consumer and business panels; and

    - providing audience measurement services for the entire Internet, including the Web and proprietary on-line services.

    Some of our competitors have:

    - longer operating histories;

    - larger customer bases;

    - greater brand recognition in similar businesses; and

    - significantly greater financial, marketing, technical and other resources.

    In addition, some of our competitors may be able to:

    - devote greater resources to marketing and promotional campaigns;

    - adopt more aggressive pricing policies; and

    - devote substantially more resources to technology and systems development.

    Increased competition may result in reduced operating margins, loss of market share and diminished value in our services, as well as different pricing, service or marketing decisions. We cannot assure you that we will be able to compete successfully against current and future competitors.

WE FACE MANY CHALLENGES IN CONNECTION WITH OUR PLANNED INTERNATIONAL EXPANSION.

    Our current strategy includes expansion of our services to measure Internet audiences outside of the United States. Our expansion into international markets will require management attention and resources. The international markets for audience measurement services have historically been extremely localized and difficult to penetrate. The costs of establishing and maintaining panels in foreign countries will be substantial. We cannot assure you that we will be able to develop new products and services based on data obtained in those markets. We cannot assure you that we will be successful in marketing our products and services to clients in markets outside the United States. In addition, our international operations will be subject to a number of inherent risks, including:

    - the impact of recessions in economies outside the United States;

    - changes in regulatory requirements;

    - reduced protection for intellectual property rights in some countries;

    - potentially adverse tax consequences;

    - economic and political instability; and

    - fluctuations in currency exchange rates.

    These risks may have a material adverse effect on our business, results of operations or financial condition.

WE WILL DEPEND ON STRATEGIC RELATIONSHIPS IN INTERNATIONAL MARKETS.

    The success of our international expansion will depend on our ability to:

    - recruit and maintain at-home and at-work panels that are representative of a geographic area;

    - control costs and effectively manage foreign operations; and

    - effectively market and sell any new products or services.

    These challenges require skills and expertise in foreign countries that we do not currently have. We believe that our success in penetrating markets outside of the United States will depend on our ability to develop and to maintain strategic relationships with local audience measurement or marketing research companies. This may become increasingly difficult as competition in the international markets increases. If we do not succeed in attracting or retaining strategic partners in markets outside the United States, our business, financial condition and results of operations could be materially adversely affected.

OUR MARKET IS SUBJECT TO RAPID CHANGE.

    Our market is characterized by:

    - rapidly changing technology;

    - evolving industry standards;

    - introductions and enhancements of competitive products and services; and

    - changing customer demands.

    Accordingly, our future success depends on our ability to:

    - adapt to rapidly changing technologies;

    - adapt our services to evolving industry standards; and

    - improve the features, reliability and timeliness of our product and service offerings in response to competitive product and service offerings and evolving demands of the marketplace.

    We cannot assure you that we will succeed in addressing these issues. In addition, the widespread adoption of new Internet networking technologies or other technological changes could require us to expend substantial amounts of capital to change our services or infrastructure. These changes may also involve new technologies that may not be measurable by our current methods.

OUR COSTS MAY INCREASE IF THE SIZE OR COMPOSITION OF OUR PANEL CHANGES.

    A significant portion of our costs consists of the expense of recruiting and maintaining our panel and collecting and processing data generated by the panel. We may, in the future, need to change the size or composition of our panel. As a result, our expenses for recruiting and maintaining our panel may increase. Our international expansion will also increase our panel related costs. This could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR INTERNAL GROWTH.

    We are currently experiencing a period of rapid expansion. We anticipate that future expansion will be necessary in order to accommodate our needs and to take advantage of new opportunities in the market for audience measurement services on the Internet. In order to succeed, we will need to attract and hire additional technical and management personnel. As a result, we expect to add key personnel in the near future to manage our expected growth. We also will need to expand our technical, finance, administrative and operations staff. We cannot assure you that current and planned personnel, systems, procedures and controls will be adequate to support our future operations. We may not be able to hire and retain our personnel. We also may not be able to exploit existing and potential strategic relationships and market opportunities. If we fail to effectively manage our internal growth, our business, results of operations and financial condition could be materially adversely affected.

WE DEPEND ON RENEWALS OF OUR SUBSCRIPTION BASED SERVICES.

    We have historically derived substantially all of our revenues from subscriptions for our syndicated products. In our limited history, high renewal rates have formed a foundation for our revenue growth. However, we cannot assure you we will continue to experience high renewal rates. Our subscription renewal rates may also decline as a result of a consolidation in our customer base or if a significant number of our customers cease operations. If our renewal rate percentage declines, it could have a material adverse effect on our business, results of operations and financial condition.

WE MUST FURTHER DEVELOP OUR BRAND NAME.

    We believe that maintaining and strengthening the Media Metrix brand is an important aspect of our business. Our brand name is critical in our efforts to attract clients. We believe that the importance of brand recognition will increase due to the increasing number of competitors entering the market for Internet audience measurement. Our ability to promote and position the Media Metrix brand depends largely on:

    - the success of our marketing efforts;

    - our ability to provide our customers with high quality products; and

    - our ability to secure rights to our brand name in the major markets in which we will be active.

    To promote the Media Metrix brand in response to competitive pressures, we may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand loyalty among our clients. Our use of the brand name "Media Metrix" in Europe has been challenged by Mediametrie, S.A., a French company which measures audiences of various media. Rather than engage in a protracted dispute, we have elected to have our European joint venture conduct business under the name "MMXI Europe." Mediametrie has also challenged our use of the domain name "mediametrix.com." If we fail to promote and maintain our brand, or incur excessive expenses attempting to promote and maintain our brand, our business, results of operations and financial condition will be materially adversely affected.

WE MAY ENCOUNTER RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT.

    Our future success depends in part on our ability to offer new products and services on a timely and cost-effective basis. In order to gain market acceptance, our new products and services must address:

    - specific industries and businesses;

    - changes in client requirements; and

    - changes in technologies.

    The process of developing and launching new products or services is inherently risky and costly. Moreover, we cannot assure you that once launched, our products and services will be accepted by our customers.

OUR SYSTEMS MAY FAIL.

    Our success depends on the efficient and uninterrupted operation of our computer and communications systems. Some personal computers, servers and portions of our network are provided to us by NPD under a management services agreement. NPD also provides us with the use of mini-computers that we use to process data received from panelists. We have begun to migrate our systems to our own independent network. We expect to complete this process by the second quarter of 2000. Any failure of the current or the new networks could impede the processing of data, customer orders and day-to-day management of our business. This could have a material adverse effect on our business, results of operations and financial condition.

    Our systems and operations are vulnerable to damage or interruption from:

    - telecommunication failures;

    - power loss;

    - fires;

    - floods;

    - physical and electronic break-ins;

    - sabotage; and

    - intentional acts of vandalism and similar events.

    We do not presently have fully redundant systems. Despite any precautions we take, a natural disaster or other unanticipated problems which lead to the corruption or loss of data at the NPD facility or our own facilities could result in interruptions in the services we provide. In addition, our databases are growing rapidly, and the systems currently in place may not be sufficient to handle any further expansion. This could lead to systems failure or to a corruption of our data and could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON OUR KEY PERSONNEL.

    Our future success depends on the continued services and on the performance of our senior management and other key employees, in particular the services of Tod Johnson, our Chief Executive Officer. Mr. Johnson also serves as the Chief Executive Officer of NPD. Mr. Johnson has spent a substantial portion of his time on our matters and we anticipate that he will continue to do so. However, he will not be able to devote all of his time to our affairs. As a result, Mr. Johnson's other responsibilities could divert his attention from our affairs.

    Our performance depends on our ability to retain and to motivate our key employees. The loss of the services of any of our key employees could have a material adverse effect on our business, results of operations and financial condition. We do not have long-term employment agreements with any of our key personnel. We do not maintain any "key person" life insurance policies. In addition, we are likely to need to recruit additional senior management personnel as our business grows, particularly in the international arena. Our future success depends on our ability to hire and to retain highly skilled personnel. Competition for these candidates is intense. We cannot assure you that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our inability to retain and attract the necessary personnel could have a material adverse effect on our business, results of operations and financial condition.

ADRELEVANCE'S SERVICES MAY NOT BE SUCCESSFUL, AND WE MAY FAIL TO SUCCESSFULLY
  INTEGRATE ADRELEVANCE.

    We recently acquired AdRelevance. AdRelevance only began operations in late 1998. AdRelevance's services were first commercially launched in September 1999. Our future success in the advertising tracking business depends on the acceptance of these services. We cannot be sure that these services will be widely accepted in the marketplace. In addition, AdRelevance relies on public Internet sites to gather advertising data. Those sites might cease to be available or may charge licensing or other fees for access. We may not be able to obtain an alternative or cost-effective source for these data.

    In addition, our success will depend, in part, on our ability to fully integrate the operations and management of AdRelevance. A successful integration requires, among other things, the integration of AdRelevance's services into ours and the coordination of their research and development, sales and marketing and financial reporting efforts with ours. We cannot assure you that we will accomplish the integration smoothly or successfully. We cannot assure you that we will realize the anticipated benefits of the AdRelevance acquisition. The success of the integration will require the dedication of management and other personnel resources which may temporarily distract their attention from our day-to-day business.

WE MAY FAIL TO INTEGRATE FUTURE ACQUISITIONS.

    If appropriate opportunities present themselves, we intend to acquire other complementary businesses, technologies, services or products. We currently have no understandings or agreements relating to any acquisition. We cannot assure you that we will be able to complete future acquisitions successfully or to integrate an acquired entity with our current business. An acquisition may result in unforeseen operating difficulties and expenditures. They may also require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition will be realized. We may:

    - issue additional equity securities which would dilute stockholders;

    - incur debt;

    - incur contingent liabilities; and

    - incur amortization expenses related to goodwill and other intangible assets.

WE DEPEND ON THE NPD GROUP, INC.

    We were originally formed as a division of NPD. Throughout our development, we have relied on services and financing provided to us by NPD. When we became an independent operating entity, we entered into a management services agreement, license agreement and services agreement with NPD. These agreements allow us to continue to use some of NPD's software and services on an as-needed basis. Under the management services agreement, NPD provides us with managerial services. Under the license agreement, we license some of NPD's technologies necessary for the operation of our services. The services agreement provides for payment of a license fee by NPD for access to information collected from our panel.

    NPD may be able to exert influence over our business and affairs due to these arrangements. Also, the loss of the services provided by NPD under the management services agreement or the loss of the license of computer software under the license agreement could have a material adverse effect on our business, financial condition and results of operations. See "Certain Transactions--Transactions with Directors and Executive Officers."

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

    We regard the protection of our patents, copyrights, service marks, trademarks and trade secrets as important to our future success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties we do business with in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps we have taken will be sufficient to protect our intellectual property from infringement or misappropriation. Moreover, others may independently develop similar or superior technologies.

    We seek to obtain the issuance of patents and the registration of our trademarks and service marks in the United States and in selected other countries. We cannot assure you that patents or trademark registrations will be issued with respect to pending or future applications or that our patents and trademarks will be upheld as valid. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are offered.

    Third parties may claim that our technologies infringe upon their proprietary rights. We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. These claims, whether meritorious or not, could:

    - be time-consuming;

    - result in costly litigation; or

    - require us to enter into royalty or licensing agreements.

    Royalty or licensing agreements might not be available on terms we find acceptable or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

    Our use of the brand name "Media Metrix" in Europe has been challenged by Mediametrie, S.A., a French company which measures audiences of various media. Mediametrie has also challenged our use of the domain name "mediametrix.com." We cannot be sure that we will not continue to have disputes with Mediametrie, S.A. or others regarding the use of our name internationally. We cannot assure you that we will be successful in reaching a settlement on terms acceptable to us nor can we predict the outcome of the dispute.

WE RELY ON TECHNOLOGY LICENSED FROM NPD AND OTHERS.

    We rely on technologies that we license from third parties, like NPD. NPD licenses to us some key software products and database technologies. We cannot assure you that these licenses will not infringe on the proprietary rights of others. We also cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. As a result, we may need to obtain substitute technology of lower quality or performance standards or at greater cost. This could materially adversely affect our business, results of operations and financial condition.

WE MAY BE EXPOSED TO POSSIBLE LIABILITY FOR SUPPLYING INACCURATE INFORMATION TO
  OUR CUSTOMERS.

    We may face liability for information that we supply to customers if the information is inaccurate. The information in our databases, like that in any database, may contain inaccuracies that our customers may not accept. Any dissatisfaction by our customers with our measurement methodologies or databases would have a material adverse effect on our ability to attract new customers and retain existing customers. Our customer contracts generally provide that each customer must indemnify us for any damages arising from the use of data, reports or analyses by the customer or the performance of any consulting, analytic or other services by us. However, we cannot be certain our contract provisions provide sufficient protection. Any liabilities which we may incur because of irregularities or inaccuracies in the data we supply to our customers could materially adversely affect our business, results of operations and financial condition.

OUR PROPRIETARY RIGHTS MAY BE ADVERSELY AFFECTED BY OUR STRATEGIC PARTNERS.

    We expect to license some of our proprietary rights to strategic partners in the course of our planned international expansion. While we will attempt to ensure that the quality of our service is maintained by our strategic partners, we cannot assure you that they will not take actions that might materially adversely affect the value of our proprietary rights or reputation. This could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS RELATED TO STORAGE OF PERSONAL INFORMATION ABOUT OUR PANELISTS.

    We do not attempt to capture information regarding our panelists' banking, credit card or password data. This information, however, may come into our possession. Our panel data are released only in an aggregated format or in a form not identifiable on an individual basis. However, if someone penetrates our network security or otherwise misappropriates sensitive data about our panelists, we could be subject to liability. These liabilities could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, like for unauthorized marketing purposes. These claims could result in litigation and could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS OF INDUSTRY INITIATIVES.

    Several key industry organizations, including the Internet Advertising Bureau, the Media Ratings Council, the Advertising Research Foundation and FAST Forward, have begun initiatives focusing on appropriate standards for Internet audience measurement. Our products and services may ultimately not comply with recommended industry guidelines if we determine that compliance would not be economically feasible or otherwise not consistent with our business strategy. To the extent that our measurement approach diverges from the course of action recommended by some or all of these trade groups, our business, results of operations and financial condition could be materially and adversely affected.

THERE ARE RISKS ASSOCIATED WITH YEAR 2000 COMPLIANCE.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000.

    We rely on equipment and software provided by third parties that may not be year 2000 compliant. The failure of third-party equipment or software to properly process dates for the year 2000 and any failure by these third parties to resolve any year 2000 issues could cause us to incur unanticipated expenses. These expenses could have a material adverse effect on our business, results of operations and financial condition. Finally, to the extent that year 2000 issues have a negative impact on consumers and undermine the public's faith in the Internet as a medium for the exchange of information and commerce, growth of the Internet could slow. As a result, our business, results of operations and financial condition could be materially adversely affected.

    In addition, we collect our panel data from a diverse group of individual personal computer users who use a variety of computer hardware and software that may not be year 2000 compliant. As a result, we may encounter difficulties in gathering and accurately measuring data from our panel. In addition, it is possible that data collected from some of these users may contain inaccuracies resulting from year 2000 issues. These difficulties could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

WE FACE RISKS ASSOCIATED WITH POTENTIAL GOVERNMENTAL REGULATION.

    We are currently not subject to direct federal, state or local regulation or laws or regulations applicable to the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted covering:

    - user privacy;

    - freedom of expression;

    - pricing;

    - content;

    - quality of products and services;

    - taxation;

    - advertising;

    - intellectual property rights; and

    - information security.

    The nature and effect of any proposed legislation or regulation cannot be fully determined. These could have a material adverse effect on our business, results of operations and financial condition.

    The adoption of any such legislation could also dampen the growth in use of the Internet generally and decrease its acceptance as a communications, commercial and advertising medium. Any legislation which could have any adverse effect on the growth of the Internet could decrease the demand for our services and could have a material adverse effect on our business, results of operations and financial condition.

THERE MAY BE LIMITS IMPOSED ON USES OF PERSONAL INFORMATION GATHERED USING THE
  INTERNET.

    Several states have proposed legislation that would limit the uses of personal user information gathered using the Internet. These regulations have required proprietary on-line service and Web site owners to establish privacy policies. The Federal Trade Commission has also recently settled a proceeding with one on-line service regarding the manner in which personal information is collected from users and provided to third parties. Also, the European Union recently enacted its own privacy regulations that may result in limits on the collection and use of user information. Because all of our panelists consent to the retrieval of their personal data, to date these regulations and proceedings have not impacted our operations. However, we may become subject to claims arising from the information collected or used by AdRelevance in generating data for advertising tracking services.

    Changes to existing laws or the passage of new laws intended to address these issues could, among other effects:

    - create uncertainty in the marketplace that could reduce demand for our services;

    - limit our ability to collect and to use data from our panels;

    - increase the cost of doing business as a result of litigation costs or increased service delivery costs;

    - decrease the efficacy of Internet advertising; or

    - in some other manner have a material adverse effect on our business, results of operations and financial condition.

WE FACE UNCERTAINTY ABOUT ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

    If we are unable to increase our revenues as anticipated, we will need to raise additional funds. We may need additional financing sooner if we:

    - decide to expand faster than planned;

    - develop new or enhanced services or products ahead of schedule;

    - need to respond to competitive pressures; or

    - need to acquire complementary products, businesses or technologies.

    If we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. In addition, these transactions may dilute the value of the stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs. This could have a material adverse effect on our business, results of operations and financial condition.

WE MAY SUFFER AN INTERRUPTION IN OUR BUSINESS.

    Our business interruption insurance may not be adequate to compensate us fully for losses that may occur as a result of an interruption in our business. Our business, results of operations and financial condition could be materially and adversely affected if we are unable to conduct our business for an extended period of time for any reason.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL
  CONTROL OVER OUR AFFAIRS.

    Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 35% of our common stock following this offering. In particular, NPD, which is controlled by Tod Johnson, our Chairman and Chief Executive Officer, will own approximately 21% of our outstanding common stock. These stockholders acting together will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE.

    Sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities. On November 3, 1999, "lock-up" agreements applying to 13,110,670 shares executed in connection with our initial public offering expire. In connection with this offering, stockholders, including all of our officers and directors, entered into lock-up agreements expiring 90 days from the date of this prospectus covering an aggregate of approximately 8,900,000 shares of our common stock. Also, in connection with this offering, stockholders entered into lock-up agreements expiring 30 days from the date of this prospectus covering an aggregate of approximately 2,000,000 shares of our common stock. See "Shares Eligible for Future Sale." The remainder of shares subject to the initial public offering lockup will be available for sale into the public market after November 3, 1999.

    Following the expiration of the lock-up agreements related to this offering, we expect to file a shelf registration statement to register the sale of up to approximately 12,300,000 shares of our common stock. See "Description of Capital Stock--Registration Rights."

THERE MAY BE VOLATILITY IN OUR STOCK PRICE.

    Our common stock, which is quoted on the Nasdaq National Market, has experienced significant price and volume fluctuations. These fluctuations are likely to continue in the future. The market price of our common stock may decline below the price of the shares sold in this offering. The market prices of the securities of Internet-related companies have been especially volatile. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF PROCEEDS WE RECEIVE FROM THIS
  OFFERING.

    Our management will have broad discretion with respect to the use of proceeds we receive from this offering. Most of the proceeds we receive from this offering will be used for expenses of the business and general working capital. You will be relying on the judgment of our management about these uses. See "Use of Proceeds."

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF MEDIA
  METRIX.

    Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

    - discourage potential acquisitions proposals;

    - delay or prevent a change in control; and

    - limit the price that investors might be willing to pay in the future for shares of our common stock.

    In particular, our board of directors may issue up to 5,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Our certificate of incorporation and bylaws will provide, among other things, that our board of directors will be divided into three classes which will serve staggered three year terms, that stockholders may not take actions by written consent and that special meetings of stockholders may only be called by our board of directors or our Chairman. We are also subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 1,500,000 shares of common stock offered by us will be approximately $71.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses. We will not receive any of the proceeds from the sale of the shares of our common stock being offered by the selling stockholders in this prospectus. If the underwriters' over-allotment option is exercised in full, our net proceeds will be approximately $82.7 million.

    The net proceeds received by us will be used to make additional investments in our international expansion efforts, develop new products and for general corporate purposes, including working capital. We may also use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or to invest in complementary businesses, technologies, products or services. We have no present plans or commitments and we are not currently engaged in any negotiations with respect to such transactions. Our management will retain broad discretion in the allocation of the net proceeds of this offering.

    Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been listed on the Nasdaq National Market since May 7, 1999 under the symbol "MMXI." The following table sets forth the high and low closing sale prices on the Nasdaq National Market for our common stock for the calendar periods indicated.

                                                                              PRICE RANGE
                                                                            OF COMMON STOCK
                                                                          --------------------
                                                                            HIGH        LOW
YEAR ENDING DECEMBER 31, 1999:
    Second Quarter (from May 7).........................................  $  56.625  $  32.000
    Third Quarter.......................................................  $  69.875  $  34.250
    Fourth Quarter (through October 25).................................  $  65.875  $  48.250

    On October 25, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $51.13 per share. As of September 30, 1999, there were 206 holders of record of our common stock.

                                DIVIDEND POLICY

    We have never declared nor paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operations of our business. Accordingly, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect our acquisition of AdRelevance; and

    - on a pro forma basis as adjusted to reflect our acquisition of AdRelevance and our sale of the shares of common stock in this offering at the public offering price of $50.50 per share and the application of the net proceeds as described under the section "Use of Proceeds."

You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included elsewhere in this prospectus.

                                                                  AS OF JUNE 30, 1999
                                                          ------------------------------------
                                                                                    PRO FORMA
                                                            ACTUAL     PRO FORMA   AS ADJUSTED

                                                                     (IN THOUSANDS)
Long-term debt, including current portion...............  $      291   $     390    $     390
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized and none issued and outstanding, actual,
    pro forma and pro forma as adjusted;                          --          --           --
  Common stock, $.01 par value, 60,000,000 shares
    authorized; 17,302,448 shares issued and
    outstanding, actual; 18,000,126 shares issued and
    outstanding, pro forma; 19,500,126 shares issued and
    outstanding, pro forma as adjusted..................         173         180          195
  Additional paid-in capital............................      70,757     130,150      201,590
  Accumulated other comprehensive loss..................         (27)        (27)         (27)
  Accumulated deficit...................................     (21,154)    (27,954)     (27,954)
  Deferred compensation.................................      (1,244)     (1,244)      (1,244)
                                                          ----------   ---------    ---------
Total stockholders' equity..............................      48,505     101,105      172,560
                                                          ----------   ---------    ---------
    Total capitalization................................  $   48,796   $ 101,495    $ 172,950
                                                          ==========   =========    =========

   The outstanding share information is based on our shares outstanding as of June 30, 1999. This information excludes:

    - 528,639 shares of common stock subject to options granted under our 1998 Equity Incentive Plan and outstanding as of June 30, 1999 at a weighted average exercise price of $8.63 per share;

    - 483,786 shares of common stock subject to options granted under our earlier Stock Option Plan and outstanding as of June 30, 1999 at a weighted average exercise price of $0.82 per share;

    - 789,681 additional shares of common stock reserved for issuance under our 1998 Equity Incentive Plan; and

    - 77,520 shares of our common stock which may be issuable if AdRelevance achieves certain post-closing goals; 223,566 shares of our common stock subject to options and warrants assumed in connection with the AdRelevance acquisition; and an additional 24,841 shares of our common stock which may be issuable under these options and warrants if AdRelevance achieves certain post-closing goals.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 1999, was approximately $44.5 million, or $2.47 per share of common stock. Pro forma net tangible book value per share is equal to our tangible net assets, less total liabilities, divided by the pro forma number of shares of common stock outstanding as of June 30, 1999, after giving effect to the issuance of 697,678 shares of common stock in connection with our acquisition of AdRelevance. Pro forma net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 1,500,000 shares at the public offering price of $50.50 per share and the application of the net proceeds from this offering, our pro forma net tangible adjusted book value at June 30, 1999 would have been approximately
$115.9 million, or $5.95 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $3.48 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $44.55 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share......................................             $   50.50

  Pro forma net tangible book value per share at June 30, 1999...............  $    2.47

  Increase in pro forma net tangible book value per share attributable to new
    investors purchasing shares in the offering..............................       3.48
                                                                               ---------

Pro forma net tangible book value per share after the offering...............                  5.95
                                                                                          ---------

Dilution per share to new investors purchasing shares in the offering........             $   44.55
                                                                                          =========

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data set forth below as of December 31, 1996, 1997 and 1998 have been derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, whose report for the three years ended December 31, 1998 is included elsewhere in this prospectus. The statement of operations for the period ended December 31, 1995 and for the six months ended June 30, 1998 and 1999 and the balance sheet as of June 30, 1999 are unaudited and, in our opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information. The financial statements for the period from inception to December 31, 1995 are based on operations of PC Meter, our predecessor, while it was still a division of NPD. The financial statements for the year ended December 31, 1996 are those of PC Meter and include three months of operations during which PC Meter was a division of NPD. The financial statements for the year ended December 31, 1998 include the results of operations of RelevantKnowledge from the date of the merger on November 5, 1998. The pro forma statement of operations data for the year ended December 31, 1998 give effect to our merger with RelevantKnowledge as if it had taken place on January 1, 1998 and our acquisition of AdRelevance as if it had taken place on October 12, 1998. The pro forma statement of operations data for the six months ended June 30, 1999 give effect to our acquisition of AdRelevance if it had taken place on January 1, 1999. The pro forma balance sheet data as of June 30, 1999 reflect the pro forma effect of our acquisition of AdRevelance as if the acquisition took place on June 30, 1999. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for any future period. You should read the selected financial data set forth below with the financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

                                      PERIOD FROM                                                            SIX MONTHS ENDED
                                       INCEPTION                  YEAR ENDED                  PRO FORMA
                                        THROUGH                  DECEMBER 31,                YEAR ENDED         JUNE 30,
                                     DECEMBER 31,    -------------------------------------  DECEMBER 31,   --------------------
                                         1995           1996         1997         1998          1998         1998       1999
STATEMENT OF OPERATIONS DATA:
  Revenues........................     $      --      $   1,033    $   3,188    $   6,331     $   8,145    $   2,505  $   7,435
  Costs of revenues...............           140          1,744        3,463        4,121         7,000        1,601      3,838
                                       ---------      ---------    ---------    ---------     ---------    ---------  ---------
  Gross profit (loss).............          (140)          (711)        (275)       2,210         1,145          904      3,597
  Operating expenses:
    Research and development......            86            588          866        1,382         2,177          508      1,673
    Sales and marketing...........            45            929        2,022        2,888         4,516        1,287      3,147
    General and administrative....           101          1,148        1,516        2,715         4,765          846      2,337
    Amortization of deferred
      compensation and other
      stock-based compensation....            --             --           --          369         1,339           --        305
    Amortization of intangibles...            --             --           --          479         6,495           --      1,497
    Acquired in-process research
      and development.............            --             --           --        1,600         8,400           --         --
                                       ---------      ---------    ---------    ---------     ---------    ---------  ---------
      Total operating expenses....           232          2,665        4,404        9,433        27,692        2,641      8,959
                                       ---------      ---------    ---------    ---------     ---------    ---------  ---------
  Loss from operations............          (372)        (3,376)      (4,679)      (7,223)      (26,547)      (1,737)    (5,362)
  Interest income, net of interest
    expense.......................            --             --           95           65           161           49        411
                                       ---------      ---------    ---------    ---------     ---------    ---------  ---------
  Net loss........................          (372)        (3,376)      (4,584)      (7,158)      (26,386)      (1,688)    (4,951)
  Preferred stock dividends.......            --             --         (290)        (314)         (314)        (154)      (109)
                                       ---------      ---------    ---------    ---------     ---------    ---------  ---------
  Net loss applicable to common
    stockholders..................     $    (372)     $  (3,376)   $  (4,874)   $  (7,472)    $ (26,699)   $  (1,842) $  (5,060)
                                       =========      =========    =========    =========     =========    =========  =========
  Basic and diluted net loss per
    common share applicable to
    common stockholders...........     $   (0.06)     $   (0.52)   $   (0.75)   $   (0.98)    $   (2.43)   $   (0.28) $   (0.35)
                                       =========      =========    =========    =========     =========    =========  =========
  Shares used in calculating basic
    and diluted net loss per
    common share applicable to
    common stockholders...........         6,523          6,523        6,523        7,619        11,006        6,523     14,584


                                     PRO FORMA
                                    SIX MONTHS
                                    ENDED JUNE,
                                       1999
STATEMENT OF OPERATIONS DATA:
  Revenues........................   $   7,435
  Costs of revenues...............       3,838
                                     ---------
  Gross profit (loss).............       3,597
  Operating expenses:
    Research and development......       2,048
    Sales and marketing...........       3,215
    General and administrative....       2,669
    Amortization of deferred
      compensation and other
      stock-based compensation....         504
    Amortization of intangibles...      10,193
    Acquired in-process research
      and development.............       6,800
                                     ---------
      Total operating expenses....      25,429
                                     ---------
  Loss from operations............     (21,832)
  Interest income, net of interest
    expense.......................         410
                                     ---------
  Net loss........................     (21,422)
  Preferred stock dividends.......        (109)
                                     ---------
  Net loss applicable to common
    stockholders..................   $ (21,531)
                                     =========
  Basic and diluted net loss per
    common share applicable to
    common stockholders...........   $   (1.41)
                                     =========
  Shares used in calculating basic
    and diluted net loss per
    common share applicable to
    common stockholders...........      15,281

                                                                        AS OF DECEMBER 31,          AS OF JUNE 30, 1999
                                                                  -------------------------------  ----------------------
                                                                    1996       1997       1998      ACTUAL     PRO FORMA
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities................  $     583  $   1,869  $   8,012  $  46,837   $  47,054
Working capital (deficit).......................................     (2,478)       (47)     1,057     43,122      43,277
Total assets....................................................      1,213      2,787     16,060     55,742     108,506
Due to NPD......................................................      2,782      1,284      4,706        557         557
Preferred stocks................................................         --      8,366      4,680         --          --
Total stockholders' equity (deficit)............................     (2,478)    (8,274)     2,622     48,505     101,105

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, AS MORE FULLY DESCRIBED IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

OVERVIEW

    We provide Internet audience measurement products and services to leading Internet advertisers and advertising agencies, Internet properties, technology companies and financial institutions. We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. The quality and depth of our customer base and our customer renewal rate of over 95% reflect our position as a widely accepted Internet audience measurement service.

    Our business was originally conducted as a division within NPD, a leading marketing research firm. Prior to March 1996, we were engaged primarily in product research and development. In March 1996, PC Meter, L.P., was formed to further commercialize our Internet audience measurement business in an entity separate from NPD, although NPD continued to provide PC Meter with administrative and support services and technology licenses. By July 1996, we increased the size of our panel to over 10,000 individuals and significantly increased our product offerings. In April 1997, PC Meter was merged into Media Metrix and we raised approximately $4.0 million in a private placement to fund the expansion of our business. The assets and liabilities and related revenues and expenses of PC Meter have been reflected in our financial statements at their historical book values. See "Certain Transactions--Formation by NPD" and the financial statements and related notes thereto.

    In November 1998, we merged with RelevantKnowledge, our leading competitor. After giving effect to the merger, the former stockholders of RelevantKnowledge were issued 3,890,825 shares of Media Metrix common stock. See Note 4 of notes to our financial statements. Following the merger, we increased our panel size and began to integrate the best technological features from each company into our systems and processes. Due to the combination, in the fourth quarter of 1998 we had considerable expenses due to costs incurred by operating two distinct panels, production systems and administrative infrastructures. In connection with the merger, we acquired $6.4 million of intangibles, which will be amortized over periods varying from one to three years.

    On October 8, 1999, we acquired AdRelevance. The acquisition was structured as a stock-for-stock transaction valued at approximately $59.4 million. In addition, we may issue additional shares of our common stock and options and warrants having a value of approximately $6.6 million, based on the closing price of our common stock on October 4, 1999, if AdRelevance achieves certain post-closing goals. In connection with our acquisition of AdRelevance, we will recognize approximately $52.2 million of intangibles, which will be amortized over a three-year period. Also, a non-recurring in-process research and development cost estimated to be $6.8 million will be expensed in the fourth quarter of 1999.

    In connection with the formation of our European joint venture, MMXI Europe B.V., we granted to each of GfK and IPSOS an option, subject to certain conditions, to exchange their shares of MMXI Europe for shares of our common stock at any time commencing on May 7, 2000 through May 7, 2005. The aggregate maximum number of shares of our common stock that we may be required to issue in exchange for the shares of MMXI Europe will equal the then U.S. dollar equivalent of [EURO]3,825,000 divided by $21.25. On October 6, 1999, [EURO]3,825,000 equalled approximately $4.1 million. If GfK or IPSOS exercises its option to convert its shares in MMXI Europe into shares of our common stock, we will need to record additional goodwill in an amount equal to the difference between the then fair market value of the shares of our common stock multiplied by the number of shares we issue and the net book value of MMXI Europe attributable to GfK and IPSOS.

    Our revenues are derived from our measurement products and services. Our product offerings include both syndicated products and customized products. We sell our syndicated products on an annual subscription basis. We typically bill our syndicated clients, in advance, for the next three months of products. Since 1997, syndicated products have accounted for approximately 90% of our revenues, while customized products and services have accounted for approximately 10%. Our combined customer base increased from approximately 100 customers at the end of 1997 to more than 420 as of June 30, 1999. Of the 75 customers subscribing under annual contracts for our syndicated products and services at the end of 1997, over 95% remained customers at the end of 1998. With this high customer retention rate, we have a growing base of recurring revenues from our syndicated products and services.

    We recognize revenues for the syndicated products and services over the term of the related contract as services are provided. Revenues for customized products and services are recognized in the period in which the product or service is delivered.

    Our business model is based on creating multiple products and services from our core panel-based market research, technologies and databases. The core panel of 50,000 individuals under continuous measurement has been established over the past three years. We recruit individuals to become members of our panel through random direct mail and telephone solicitations. We incur costs in connection with recruiting and retaining members of our panel. These costs are expensed in the year incurred. Our rate of expense growth, other than panel and production, is primarily driven by increases in headcount and sales and marketing expenditures.

    We have incurred significant losses from operations since our inception. We incurred losses from operations of $3.4 million in 1996, $4.7 million in 1997, $7.2 million in 1998 and $5.4 million in the six months ended June 30, 1999. If the merger with RelevantKnowledge had taken place on January 1, 1998 and the acquisition of AdRelevance had occurred on October 12, 1998, its date of inception, our pro forma loss from operations for 1998 would have been $26.5 million. This pro forma loss from operations includes $6.5 million of amortization of intangibles and $8.4 million of acquired in-process research and development. If our acquisition of AdRelevance had taken place on January 1, 1999, our pro forma loss from operations for the six months ended June 30, 1999 would have been $21.8 million. As of June 30, 1999, we had an accumulated deficit of $21.2 million. As of December 31, 1998, we had an outstanding payable to NPD for $4.7 million under the management services agreement, $4.1 million of which was paid in January 1999. As of June 30, 1999, we had an outstanding payable to NPD for $557,000. Charges from NPD have decreased in 1999 as we have taken on the direct management of our own payroll and computer systems.

    We expect that we will incur significant expenses in the future associated with our planned international expansion, particularly costs associated with recruiting and maintaining panels in a number of countries. We plan on continuing to hire personnel to manage our current and anticipated international operations and on entering into joint ventures with local partners. In addition, we intend to invest heavily in further development and improvement of our technologies and development of additional products and services.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations expressed as a percentage of revenues:

                                                                                                  SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,           JUNE 30,
                                                               -------------------------------  --------------------
                                                                 1996       1997       1998       1998       1999
Revenues.....................................................      100.0 %     100.0 %     100.0 %     100.0 %     100.0 %
Costs of revenues............................................      168.9      108.6       65.1       63.9       51.6
                                                               ---------  ---------  ---------  ---------  ---------
Gross profit (loss)..........................................      (68.9)      (8.6)      34.9       36.1       48.4
Operating expenses:
  Research and development...................................       56.9       27.2       21.8       20.3       22.5
  Sales and marketing........................................       90.0       63.4       45.6       51.3       42.3
  General and administrative.................................      111.1       47.6       42.9       33.8       31.4
  Amortization of deferred compensation......................         --         --        5.8         --        4.1
  Amortization of intangibles................................         --         --        7.6         --       20.2
  Acquired in-process research and development...............         --         --       25.3         --         --
                                                               ---------  ---------  ---------  ---------  ---------
Total operating expenses.....................................      258.0      138.2      149.0      105.4      120.5
                                                               ---------  ---------  ---------  ---------  ---------
Loss from operations.........................................     (326.9)    (146.8)    (114.1)     (69.3)     (72.1)
Interest income, net.........................................         --        3.0        1.0        1.9        5.5
                                                               ---------  ---------  ---------  ---------  ---------
Net loss.....................................................     (326.9)%    (143.8)%    (113.1)%     (67.4)%     (66.6)%
                                                               =========  =========  =========  =========  =========

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

    REVENUES. Revenues increased 196.9% from $2.5 million for the six months ended June 30, 1998 to $7.4 million for the six months ended June 30, 1999. Sales of syndicated audience measurement products and services accounted for approximately 90% of revenues for each of the six months ended June 30, 1998 and 1999. Sales of customized products and services accounted for the remaining revenues. The increase in revenues was due primarily to a substantial increase in the number of our customers, including customers acquired in connection with the RelevantKnowledge merger, and an increase in the amount of products and services sold to our customers. No single customer accounted for more than 10% of revenues during either of the six months ended June 30, 1998 and 1999.

    COSTS OF REVENUES. Costs of revenues consist primarily of costs associated with the recruitment and maintenance of the panel, data collection and production costs. Panel and data collection costs include costs associated with mailing and printing, incentives, help desk and associated personnel. Production costs include computer usage charges, printing, report distribution costs and personnel costs. Gross profit was $904,000 for the six months ended June 30, 1998, or 36.1% of revenues. Gross profit was $3.6 million for the six months ended June 30, 1999, or 48.4% of revenues. The increase in gross profit as a percentage of revenues for the six months ended June 30, 1999 over the prior period was due to an increase in revenues, without a commensurate increase in costs.

    RESEARCH AND DEVELOPMENT. Research and development costs consist primarily of personnel and other related costs attributable to the development of new products and services. All research and development costs have been expensed as incurred. Research and development costs were $508,000 for the six months ended June 30, 1998, or 20.3% of revenues. Research and development costs were $1.7 million for the six months ended June 30, 1999, or 22.5% of revenues. The increase in research and development costs as a percentage of revenues for the six months ended June 30, 1999 was due primarily to increases in research and development personnel and consulting costs.

    SALES AND MARKETING. Sales and marketing costs consist of personnel, commissions, travel and entertainment expenses, public relations costs, trade show expenses, seminars and marketing materials. Sales and marketing costs were $1.3 million for the six months ended June 30, 1998, or 51.3% of revenues. Sales and marketing costs were $3.1 million for the six months ended June 30, 1999, or 42.3% of revenues. The increase in absolute dollars was due primarily to the increase in sales and marketing personnel, including the addition of personnel in connection with the RelevantKnowledge merger, and additional marketing costs. The decrease in sales and marketing costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    GENERAL AND ADMINISTRATIVE. General and administrative costs consist primarily of personnel, lease payments for our facilities, telephone and utilities and professional services fees. General and administrative costs were $846,000 for the six months ended June 30, 1998, or 33.8% of revenues. General and administrative costs were $2.3 million for the six months ended June 30, 1999, or 31.4% of revenues. The increase in absolute dollars was due to the expenses associated with becoming a public company and increased personnel and expansion of our office facilities, including the addition of personnel and office facilities in connection with the RelevantKnowledge merger. The decrease in general and administrative costs as a percentage of revenues was due primarily to revenues increasing at a greater rate. We anticipate that our general and administrative costs will increase as a result of expenses associated with becoming a public company.

    AMORTIZATION OF DEFERRED COMPENSATION. Deferred compensation of $305,000 for the six months ended June 30, 1999 represents a non-cash compensation expense recorded in connection with stock options granted in December 1998.

    AMORTIZATION OF INTANGIBLES. Amortization charges of $1.5 million for the six months ended June 30, 1999 represent the amortization of RelevantKnowledge's panel and amortization of other intangibles acquired in our merger with RelevantKnowledge.

    LOSS FROM OPERATIONS. Our loss from operations was $1.7 million for the six months ended June 30, 1998, or 69.3% of revenues. Loss from operations was $5.4 million for the six months ended June 30, 1999, or 72.1% of revenues. Loss from operations in terms of absolute dollars was higher in the six months ended June 30, 1999 due to the continued expansion of our business, the merger with RelevantKnowledge and amortization of intangibles. The increase in loss from operations as a percentage of revenues was due to the amortization of intangibles for the six months ended June 30, 1999 offset by an increase in revenues relative to the increases in costs of revenues and operating costs.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues increased 98.6% from $3.2 million for the year ended December 31, 1997 to $6.3 million for the year ended December 31, 1998. Sales of syndicated audience measurement products and services accounted for approximately 90% of revenues for each of the years ended December 31, 1997 and 1998. Sales of customized products and services accounted for the remaining revenues. The increase in revenues was due primarily to a substantial increase in the number of our customers and an increase in the amount of products and services sold to our customers, and, to a lesser extent, the revenues associated with RelevantKnowledge's business for the period from November 5, 1998 to the end of the year. No single customer accounted for more than 10% of revenues during the year ended December 31, 1998. One customer accounted for approximately 19% of revenues for the year ended December 31, 1997.

    COSTS OF REVENUES. Gross loss was $275,000 for the year ended December 31, 1997, or 8.6% of revenues. Gross profit was $2.2 million for the year ended December 31, 1998, or 34.9% of revenues. The increase in gross profit for the year ended December 31, 1998 over the prior period was due to an increase in sales, including sales attributable to RelevantKnowledge's business for the period from November 5, 1998 to the end of the year, without a commensurate increase in costs. The increase in gross profit was partially offset by the costs associated with operating two panels following the RelevantKnowledge merger.

    RESEARCH AND DEVELOPMENT. Research and development costs were $866,000 for the year ended December 31, 1997, or 27.2% of revenues. Research and development costs were $1.4 million for the year ended December 31, 1998, or 21.8% of revenues. The increase in absolute dollars was due primarily to increases in research and development personnel, including the addition of personnel in connection with the RelevantKnowledge merger. The decrease in research and development costs as a percentage of revenues was due to revenues increasing at a greater rate.

    SALES AND MARKETING. Sales and marketing costs were $2.0 million for the year ended December 31, 1997, or 63.4% of revenues. Sales and marketing costs were $2.9 million for the year ended December 31, 1998, or 45.6% of revenues. The increase in absolute dollars was due primarily to the increase in sales and marketing personnel, including the addition of personnel in connection with the RelevantKnowledge merger. The decrease in sales and marketing costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    GENERAL AND ADMINISTRATIVE. General and administrative costs were $1.5 million for the year ended December 31, 1997, or 47.6% of revenues. General and administrative costs were $3.1 million for the year ended December 31, 1998, or 48.7% of revenues. The increase in absolute dollars was due to the expenses associated with increased personnel, expansion of our office facilities, expenses incurred after the merger with RelevantKnowledge and a non-cash compensation expense recorded in connection with stock options. The decrease in general and administrative costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    AMORTIZATION OF INTANGIBLES. Amortization charges of $479,000 represent two months of the amortization of RelevantKnowledge's panel, which is being amortized over 12 months and other intangibles acquired in our merger with RelevantKnowledge which are being amortized over three years.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with our merger with RelevantKnowledge, we expensed $1.6 million of acquired in-process research and development for the year ended December 31, 1998. Acquired in-process research and development represents the value attributed to three technologies in development at the time of the merger.

    LOSS FROM OPERATIONS. Our loss from operations was $4.7 million for the year ended December 31, 1997, or 146.8% of revenues. Loss from operations was $7.2 million for the year ended December 31, 1998, or 114.1% of revenues. Loss from operations was higher in 1998 due to the continued expansion of our business, the inclusion of two months of RelevantKnowledge losses and amortization of acquired intangibles. Loss from operations in 1998 included a $1.6 million write-off of acquired in-process research and development. The decrease in loss from operations as a percentage of revenues was due primarily to an increase in sales relative to the increases in costs of revenues and operating costs.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased 208.7% from $1.0 million for the year ended December 31, 1996 to $3.2 million for the year ended December 31, 1997. Sales of syndicated audience measurement products and services accounted for approximately 90% of revenues for the years ended December 31, 1996 and 1997. Sales of customized products and services accounted for most of the remaining revenues. The increase in revenues was due primarily to a substantial increase in the number of our customers and an increase in the amount of services sold to our customers. One customer accounted for approximately 19% of revenues for the year ended December 31, 1997. No single customer accounted for more than 10% of revenues during the year ended December 31, 1996.

    COSTS OF REVENUES. Gross loss was $711,000 for the year ended December 31, 1996, or 68.9% of revenues. Gross loss was $275,000 for the year ended
December 31, 1997, or 8.6% of revenues. Costs of revenues increased substantially in 1997 due to costs associated with panel expansion. The decrease in the costs of revenues as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    RESEARCH AND DEVELOPMENT. Research and development costs were $588,000 for the year ended December 31, 1996, or 56.9% of revenues. Research and development costs were $866,000 for the year ended December 31, 1997, or 27.2% of revenues. The decrease in research and development costs as a percentage of revenues was due to revenues increasing at a greater rate.

    SALES AND MARKETING. Sales and marketing costs were $929,000 for the year ended December 31, 1996, or 90.0% of revenues. Sales and marketing costs were $2.0 million for the year ended December 31, 1997, or 63.4% of revenues. The increase in absolute dollars was due primarily to the increase in sales and marketing personnel and expansion of marketing efforts. The decrease in sales and marketing costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    GENERAL AND ADMINISTRATIVE. General and administrative costs were $1.1 million for the year ended December 31, 1996, or 111.1% of revenues. General and administrative costs were $1.5 million for the year ended
December 31, 1997, or 47.6% of revenues. The increase in absolute dollars was due primarily to the expenses associated with increased personnel and associated expansion of our infrastructure. The decrease in general and administrative costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

    LOSS FROM OPERATIONS. Our loss from operations was $3.4 million for the year ended December 31, 1996, or 326.9% of revenues. Loss from operations was $4.7 million for the year ended December 31, 1997, or 146.8% of revenues. The decrease in the loss from operations as a percentage of revenues was due primarily to the large increase in revenues relative to the increases in costs of revenues and operating costs.

QUARTERLY RESULTS OF OPERATIONS

    The following is a table of our unaudited quarterly statement of operations data for each of the periods indicated. This information is unaudited, but in our opinion, has been prepared substantially on the same basis as our audited financial statements, which are included elsewhere in this prospectus. All necessary adjustments, consisting only of normal recurring adjustments, have been included in these amounts to present fairly the unaudited quarterly results of operations. You should read these quarterly data in conjunction with our audited financial statements. You should not view the results of operations for any period as an indication of the results of operations for any future period.

                                                                         QUARTER ENDED
                                             ----------------------------------------------------------------------
                                              MAR. 31,     JUNE 30,     SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                                1998         1998         1998        1998       1999       1999

                                                                         (IN THOUSANDS)
Revenues...................................   $   1,160    $   1,345    $   1,493   $   2,333  $   3,178  $   4,257
Costs of revenues..........................         800          801          885       1,635      1,720      2,118
                                              ---------    ---------    ---------   ---------  ---------  ---------
Gross profit...............................         360          544          608         698      1,458      2,139
Operating expenses:
  Research and development.................         248          260          274         600        681        992
  Sales and marketing......................         575          711          664         938      1,334      1,813
  General and administrative...............         434          412          633       1,236      1,049      1,288
  Amortization of deferred compensation....      --           --           --             369        108        197
  Amortization of intangibles..............      --           --           --             479        749        748
  Acquired in-process research and
    development............................      --           --           --           1,600     --         --
                                              ---------    ---------    ---------   ---------  ---------  ---------
Total operating expenses...................       1,257        1,383        1,571       5,222      3,921      5,038
                                              ---------    ---------    ---------   ---------  ---------  ---------
Loss from operations.......................        (897)        (839)        (963)     (4,524)    (2,463)    (2,899)
Interest income, net of interest expense...          45            4            7           9         79        332
                                              ---------    ---------    ---------   ---------  ---------  ---------
Net loss...................................   $    (852)   $    (835)   $    (956)  $  (4,515) $  (2,384) $  (2,567)
                                              =========    =========    =========   =========  =========  =========

                                                                           QUARTER ENDED
                                              ------------------------------------------------------------------------
                                               MAR. 31,     JUNE 30,     SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,
                                                 1998         1998         1998        1998       1999        1999
Revenues....................................       100.0 %      100.0 %      100.0 %     100.0 %     100.0 %      100.0 %
Costs of revenues...........................        69.0         59.6         59.3        70.1       54.1        49.8
                                               ---------    ---------    ---------   ---------  ---------   ---------
Gross profit................................        31.0         40.4         40.7        29.9       45.9        50.2
Operating expenses:
  Research and development..................        21.4         19.3         18.3        25.7       21.4        23.3
  Sales and marketing.......................        49.6         52.9         44.5        40.2       42.0        42.6
  General and administrative................        37.4         30.6         42.4        53.0       33.0        30.2
  Amortization of deferred compensation.....      --           --           --            15.8        3.4         4.6
  Amortization of intangibles...............      --           --           --            20.5       23.6        17.6
  Acquired in-process research and
    development.............................      --           --           --            68.6     --          --
                                               ---------    ---------    ---------   ---------  ---------   ---------
Total operating expenses....................       108.4        102.8        105.2       223.8      123.4       118.3
                                               ---------    ---------    ---------   ---------  ---------   ---------
Loss from operations........................       (77.4)       (62.4)       (64.5)     (193.9)     (77.5)      (68.1)
Interest income, net of interest expense....         3.9          0.3          0.5         0.4        2.5         7.8
                                               ---------    ---------    ---------   ---------  ---------   ---------
Net loss....................................       (73.5)%      (62.1)%      (64.0)%    (193.5)%     (75.0)%      (60.3)%
                                               =========    =========    =========   =========  =========   =========

    Our revenues have increased in all periods presented as a result of the continuous expansion of our customer base, the sale of additional products and services to our existing customers and the release of new products and services. Results for the three months ended December 31, 1998, March 31, 1999 and
June 30, 1999 reflect the merger with RelevantKnowledge and, therefore, are not comparable to prior periods. The results for those three periods include amortization of intangibles and the write-off of acquired in-process research and development in association with the merger, a non-cash compensation expense recorded in connection with stock options and expenses due to costs incurred by operating two distinct panels, production systems and infrastructures.

    Our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. See "Risk Factors--Our Operating Results May Fluctuate From Quarter to Quarter."

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through an initial investment and loan by NPD, the private placement of equity securities, RelevantKnowledge's cash on hand at the time of the merger, the net proceeds of our initial public offering of common stock and cash from operations. In
April 1997, we completed a $4.0 million private placement of our equity securities. On November 4, 1998, some of our warrant holders exercised warrants and acquired common stock for an aggregate purchase price of $1.5 million. On January 4, 1999, we issued to an existing stockholder common stock for an aggregate of $2.0 million, which had been received by December 31, 1998. On
May 12, 1999, we completed our initial public offering and received net proceeds of approximately $49.4 million.

    Net cash used in operating activities was $342,000 for the year ended December 31, 1996, $4.8 million for the year ended December 31, 1997, $411,000 for the year ended December 31, 1998 and $6.4 million for the six months ended June 30, 1999. For each of these periods, net cash used in operating activities was substantially impacted by the amount owed to NPD. In the year ended December 31, 1998, the amounts owed to NPD increased by $3.4 million and, for the six months ended June 30, 1999, the amount decreased by $4.1 million.

    Net cash provided by (used in) investing activities was zero for the year ended December 31, 1996, $(135,000) for the year ended December 31, 1997, $3.1 million for the year ended December 31, 1998 and $(11.0) million for the six months ended June 30, 1999. Cash provided by investing activities for the year ended December 31, 1998 resulted primarily from the acquisition of $3.2 million of cash in the RelevantKnowledge transaction. Cash used in investing activities was primarily from the acquisition of $10.5 million of marketable securities with the proceeds from the initial public offering.

    Net cash provided by financing activities was $925,000 for the year ended December 31, 1996, $6.2 million for the year ended December 31, 1997,
$3.5 million for the year ended December 31, 1998 and $45.8 million for the six months ended June 30, 1999. Cash provided by financing activities for the year ended December 31, 1998 resulted from the $1.5 million proceeds from the exercise of warrants and the receipt of $2.0 million on December 31, 1998 relating to the sale of common stock in January 1999. Cash provided by financing activities for the six months ended June 30, 1999 was primarily due to the proceeds received from our initial public offering.

    As of June 30, 1999, we had $36.4 million of cash and cash equivalents and $10.5 million of marketable securities. As of June 30, 1999, our principal commitments consisted of accrued obligations under our agreements with NPD in the amount of $557,000. We expect to invest at least an additional $10 million over the next several years in our international operations.

    Although we have no material commitments for capital expenditures, management anticipates that we will experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel, including in connection with the anticipated separation of our systems from those of NPD. We currently anticipate that we will continue to experience growth in our operating expenses for the foreseeable future and that operating expenses will be a material use of our cash resources. Although we expect to use net cash in our business for the foreseeable future, we believe that the net proceeds of this offering, together with our existing cash and cash equivalents and short-term investments, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000.

    STATE OF READINESS

    We rely on NPD's computer and communications networks for collecting and processing much of our data. NPD has advised us that it has completed a comprehensive review of its products, information systems and critical suppliers for year 2000 compliance and has reported that its computer and communications networks are year 2000 compliant.

    We have conducted tests of our meter, as well as our internal programs, and to date we have not found significant year 2000 issues within our meter or our systems or services. We will continue to periodically test our systems to ensure our computers and communications networks remain year 2000 compliant. We have installed new billing, accounting and administrative systems that are fully operational and have been represented to be fully year 2000 compliant.

    Our assessment plan consists of:

    - quality assurance testing of our proprietary software, including our metering technology;

    - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the collection and processing of the data received from panelists;

    - contacting vendors of material non-IT systems;

    - assessment of repair or replacement requirements;

    - repair or replacement;

    - implementation; and

    - creation of contingency plans in the event of year 2000 failures.

    COSTS

    To date, we have not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and year 2000 compliance matters generally. At this time, we do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. If expenses relating to year 2000 compliance are higher than anticipated, it could have a material adverse effect on our business, results of operations and financial condition.

    RISKS

    We are not currently aware of any year 2000 compliance problems relating to our meter or our data collection and retrieval systems that would have a material adverse effect on our business, results of operations and financial condition, other than those that are currently being corrected. However, we cannot assure you that we will not discover year 2000 compliance problems in the meter or the data retrieval and collection systems that will require substantial expenditures to correct. In addition, there can be no assurance that third-party software, hardware or services incorporated into our systems will not need to be revised or replaced, all of which could be time consuming and expensive. Our failure to fix the meter or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address year 2000 compliance issues in our meter and our operating systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    In addition, we can not assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from receiving data from our panelists, processing the data and providing reports to our clients, which would have a material adverse effect on our business, results of operations and financial condition.

    WORST CASE SCENARIO

    We believe that our worst case scenario would be a complete failure of the metering software installed on our panelists' computers due to year 2000 complications. This would lead to a loss of data for the time period during which the failure is not remedied. Lack of data could prevent us from issuing our reports for the period during which the failure is not remedied. We will continue to monitor this and any other potential problem areas.

    CONTINGENCY PLAN

    We have developed a contingency plan based on the results of our evaluation of our year 2000 readiness. This plan includes:

    - preparing staff to be on call during critical times;

    - preparing for communication of problems with employees and business partners;

    - monitoring external factors affecting our systems;

    - designating and testing alternative communications;

    - identifying alternative sources for key services and products; and

    - tracking critical events and coordinating media relations.

    Our contingency plan includes scheduled drills and rehearsals for a variety of situations and response scenarios.

RECENT DEVELOPMENTS

    On October 14, 1999, we announced financial results for the three months ended September 30, 1999. We reported revenues of $5.5 million for the three months ended September 30, 1999, a 29.1% increase as compared to the three months ended June 30, 1999 revenues of $4.3 million and a 268.2% increase as compared to $1.5 million of revenues for the three months ended September 30, 1998.

    The net loss applicable to common stockholders for the three months ended September 30, 1999 was $2.6 million, or $0.15 per share, compared to $2.6 million, or $0.16 per share for the three months ended June 30, 1999. The net loss applicable to common stockholders for the three months ended
September 30, 1998 was $1.0 million, or $0.16 per share. Weighted average shares outstanding for the three months ended September 30, 1999 were approximately 17,371,000.

    For the nine months ended September 30, 1999 our revenues were $12.9 million, an increase of 223.5% over our revenues for the nine months ended September 30, 1998. The net loss applicable to common stockholders for the nine months ended September 30, 1999 was $7.7 million, or $0.50 per share, compared to $2.9 million, or $0.44 per share for the nine months ended September 30, 1998.

    The following condensed financial statements reflect our financial results for the third quarter ended September 30, 1999.

                       CONDENSED STATEMENTS OF OPERATIONS

              (UNAUDITED, IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                             THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                               SEPTEMBER 30,         SEPTEMBER 30,
                                                                            --------------------  --------------------
                                                                              1998       1999       1998       1999
                                                                            ---------  ---------  ---------  ---------
Revenues..................................................................  $   1,493  $   5,496  $   3,997  $  12,931
Costs of revenues.........................................................        885      2,961      2,486      6,800
                                                                            ---------  ---------  ---------  ---------
Gross profit..............................................................        608      2,535      1,511      6,131
Operating expenses:
  Research and development................................................        274      1,353        782      3,026
  Sales and marketing.....................................................        664      2,229      1,950      5,376
  General and administration..............................................        633      1,694      1,479      4,031
  Amortization of deferred compensation and other stock-based
    compensation..........................................................         --        554         --        858
  Amortization of intangibles.............................................         --        748         --      2,246
                                                                            ---------  ---------  ---------  ---------
Total operating expenses..................................................      1,571      6,578      4,211     15,537
                                                                            ---------  ---------  ---------  ---------
Loss from operations......................................................       (963)    (4,043)    (2,700)    (9,406)
Minority interest.........................................................         --       (806)        --       (806)
Interest income, net......................................................         (7)      (608)       (56)    (1,019)
                                                                            ---------  ---------  ---------  ---------

Net loss..................................................................       (956)    (2,629)    (2,644)    (7,581)
Preferred stock dividends.................................................         79         --        233        109
                                                                            ---------  ---------  ---------  ---------
Net loss applicable to common stockholders................................  $  (1,035) $  (2,629) $  (2,877) $  (7,690)
                                                                            =========  =========  =========  =========
Weighted average shares outstanding.......................................      6,523     17,371      6,523     15,533
                                                                            =========  =========  =========  =========
Net loss per share applicable to common stockholders......................  $   (0.16) $   (0.15) $   (0.44) $   (0.50)
                                                                            =========  =========  =========  =========

                            CONDENSED BALANCE SHEETS

                           (UNAUDITED, IN THOUSANDS)

                                                                             DECEMBER 31, 1998  SEPTEMBER 30, 1999
                                                                             -----------------  ------------------
Current assets:
  Cash and cash equivalents................................................      $   8,012          $   45,736
  Accounts receivable, net.................................................          1,371               2,699
  Prepaid expenses and other...............................................            207               1,015
                                                                                 ---------          ----------
Total current assets.......................................................          9,590              49,450
Property and equipment, net................................................            650               1,878
Intangibles, net...........................................................          5,736               3,691
Other assets...............................................................             84                 209
                                                                                 ---------          ----------
Total assets...............................................................      $  16,060          $   55,228
                                                                                 =========          ==========
Current liabilities:
  Accounts payable and accrued liabilities.................................      $   7,015          $    5,562
  Advance billings.........................................................          1,391               2,812
  Other current liabilities................................................            127                 193
                                                                                 ---------          ----------
Total current liabilities..................................................          8,533               8,567
Long-term debt.............................................................            225                 224
Redeemable preferred stock.................................................          4,680                  --
Total stockholders' equity.................................................          2,622              46,437
                                                                                 ---------          ----------
Total liabilities and stockholders' equity.................................      $  16,060          $   55,228
                                                                                 =========          ==========

                                    BUSINESS

INTRODUCTION

    We provide Internet audience measurement products and services to leading Internet advertisers and advertising agencies, Internet properties, technology companies and financial institutions. We measure usage of the entire Internet, including its largest segments, the World Wide Web and proprietary on-line services like America Online. Our products and services enable the continued growth and development of the Internet by providing third-party audience measurement data that our customers rely on to make critical business decisions. We collect these data by measuring Internet usage from a representative sample, or panel, of personal computer users with our proprietary tracking technology. We maintain a large panel of Internet users reporting Internet usage both at work and at home, as well as the usage of proprietary on-line services. In addition, our acquisition of AdRelevance enables us to provide Internet advertising measurement and advertising tracking services to our customers.

    We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. The quality and depth of our customer base and our customer renewal rate of over 95% reflect our position as a widely accepted Internet audience measurement service.

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET

    The Internet has emerged as a global medium that allows millions of people worldwide to obtain information, communicate and conduct business electronically. The largest segments of the Internet are the Web and proprietary on-line services, like America Online. International Data Corporation, or IDC, estimates that the number of Web users worldwide will grow from approximately 142 million in 1998 to approximately 500 million by the end of 2003. Additionally, America Online, the largest on-line service provider, had approximately 18 million service subscribers at the end of September 1999. The continued growth in Internet usage will be driven by:

    - the large and growing number of personal computers installed in homes and offices;

    - easier, faster, more reliable and less expensive access to the Internet;

    - the availability of more and better content on the Internet;

    - the increased use of the Internet to buy and sell products and services;

    - improvements in network infrastructure;

    - the increasing ability to access the Internet with devices like televisions and telephones; and

    - the increasing familiarity and acceptance of the Internet by businesses and consumers.

    GROWTH OF INTERNET ADVERTISING AND ELECTRONIC COMMERCE

    The unique interactive nature of the Internet has led to its rapid emergence as a compelling vehicle for advertisers. The Internet offers advertisers the ability to target:

    - people with specific sets of interests;

    - users with desirable demographic characteristics; and

    - populations within specific regions, localities or countries.

    The Internet also gives marketers the potential to:

    - establish dialogues and individual relationships with customers;

    - receive direct feedback on their advertising;

    - quickly and cost-effectively adapt their advertising to respond to customer feedback; and

    - reach broad, global audiences.

    According to Forrester Research, Internet advertising spending worldwide is expected to increase dramatically over the next five years, as illustrated by the following chart:

                    WORLDWIDE INTERNET ADVERTISING SPENDING
                                ($ IN MILLIONS)

                               1999       2000       2001       2002       2003       2004
North America..............  $   2,831  $   5,410  $   8,773  $  12,740  $  17,482  $  22,389
Europe.....................        286        621      1,217      2,169      3,589      5,480
Asia/Pacific...............        166        346        691      1,235      2,070      3,322
Latin America..............         51        121        259        517        949      1,647
Other......................          2          4          8         14         23        237
                             ---------  ---------  ---------  ---------  ---------  ---------
Total......................  $   3,336  $   6,502  $  10,948  $  16,675  $  24,113  $  33,075
                             =========  =========  =========  =========  =========  =========

    The growing adoption of the Internet also represents an enormous opportunity for marketers to conduct commerce over the Internet. This is commonly referred to as e-commerce. E-commerce can be fast, inexpensive and convenient. A growing number of users have transacted business over the Internet, including trading securities, buying goods, purchasing airline tickets and paying bills. As business and consumer acceptance of e-commerce grows, advertisers and direct marketers are increasingly using the Internet to locate customers, advertise and facilitate transactions. According to IDC, e-commerce is expected to increase dramatically over the next four years, as illustrated by the following chart:

                    WORLDWIDE E-COMMERCE REVENUES (WEB ONLY)
                                ($ IN MILLIONS)

                                                 1999       2000       2001       2002        2003
E-commerce revenues..........................  $ 111,359  $ 217,806  $ 398,122  $ 733,631  $1,317,733

    The growth in Internet advertising spending will ultimately depend on the ability of advertisers to plan their advertising expenditures by using reliable data that demonstrate audience size and the value of Internet advertisement placement. Timely audience measurement data have emerged as "must have" information. This information enables the buying and selling of advertising and sponsorship support. Additionally, reliable Internet audience measurement data are key drivers of the e-commerce industry because they enable Internet marketers to analyze consumer behavior and focus their Internet investments.

    THE NEED FOR A MEASUREMENT STANDARD

    Traditional media - including television, radio and print - are largely supported by advertising spending. One of the principal elements that drives the growth of advertising in all media is the availability of audience measurement data, or ratings. In each medium, a single standard of audience measurement has emerged. For over 40 years, Nielsen's estimates of televison audience size and composition have served as the standard for audience measurement of national and local television advertising. Arbitron serves as the radio audience measurement standard, and MRI serves as the magazine readership measurement standard. These third-party standards provide a uniform basis of measurement which advertisers, media companies, advertising agencies and the financial community rely on to make critical business decisions.

    Given the widespread availability of essentially free information on the Internet, it has been difficult for Web sites and proprietary on-line services to induce people to pay for on-line content. Advertising is a critical revenue stream for providers of on-line content and services. As Web sites and on-line content providers seek to increase advertising revenues, and as on-line advertisers seek to determine where they should spend their advertisement dollars, demand is growing for reliable statistics and standardized methods to evaluate Internet usage. As a result, a standard for Internet audience measurement must emerge, which will:

    - measure a large and representative sample of Internet users;

    - track activity on the entire Internet, not just the Web, so that key properties like America Online and other proprietary on-line services and technologies are included;

    - measure the Internet audience both at work and at home, because Internet usage differs in these two environments; and

    - be unbiased and independent from advertisers and content providers.

    As in traditional media, an independent standard of audience measurement must be adopted by advertisers and marketers on the Internet. In traditional media, this standard may vary from country to country because goods and services are generally marketed on a national basis. However, on the Internet, customers will demand a worldwide standard because the Internet is a truly global marketplace. A significant business opportunity exists for the company that provides this standard.

THE MEDIA METRIX SOLUTION - SETTING THE STANDARD

    We provide products and services that are critical to the continued growth and development of the Internet. We provide a third-party audience measurement standard that our customers use as a basis for making effective business decisions. We have been at the forefront of the development and coordination of technology and standards needed to facilitate advertising and transactions between companies doing business over the Internet. Our customers include leading Internet advertisers and advertising agencies, Internet properties, leading technology companies and financial institutions.

    We have become a widely accepted Internet audience measurement service because of the following:

    WE PROVIDE COMPREHENSIVE AUDIENCE MEASUREMENT. We are able to measure the entire Internet audience, including people who use the Web and proprietary on-line services, like America Online. We maintain a large panel of Internet users reporting Internet usage at work and at home.

    WE DELIVER ACKNOWLEDGED EXPERTISE IN MARKETING AND MEDIA RESEARCH. The members of our management team are leaders in the field of Internet audience measurement and share a vast repository of knowledge in panel-based research, media research, media research technology, television and print media and in various fields of marketing research. As a result, we have extensive expertise in the development and management of representative consumer and business panels to collect data. This is a complicated process that is performed effectively by only a limited number of marketing research companies. Panel recruitment must be managed carefully in order to construct a panel broad enough to provide sufficient sample size and varied enough to provide meaningful data on different population segments. Our management team's experience in the art of managing panels results largely from its experience at NPD, a U.S.-based marketing research firm and a provider of panel-based marketing information.

    WE MEET THE NEEDS OF AN INFLUENTIAL CUSTOMER BASE. Our success is due in part to our large base of established client companies, including leading new and traditional media companies, advertising agencies, technology companies, e-commerce marketers and financial institutions. These customers are responsible for a significant percentage of total Internet advertising revenues. As a result, their views influence the developing standards for Internet audience measurement. These customers rely on our data to make effective business decisions. We work with our customers and key trade associations to gain critical insights into evolving markets and to remain at the forefront of ongoing changes in the industry. This allows us to continue to effectively meet our customers' needs.

    WE DEMONSTRATE TECHNOLOGICAL LEADERSHIP. We collect data through our proprietary metering system, or meter, which is contained in a software application installed on a panelist's personal computer. The meter monitors all communications between the computer's operating system and the software applications and hardware that the operating system controls and monitors. By measuring these communications, we become aware of all activities taking place on the computer, which we believe positions us to measure any new digital media that may emerge. Our metering technology produces data on Internet usage, on-line service usage and hardware and software applications usage. Once data are collected, we construct dynamic databases from which we produce our reports.

    WE PROVIDE BROAD PRODUCT OFFERINGS AND DELIVERY OPTIONS. We offer a broad range of comprehensive, reliable and timely audience measurement products and services. Our product offerings include both syndicated products and customized products. Syndicated products are standardized products that appeal to a broad range of customers. Customized products are tailored to meet individual customer needs. We continually expand our services in anticipation of our customers' needs and the changes and growth of the industry we serve. We offer our customers a variety of options for delivery of our reports, including via the Web, e-mail, computer disk and hard copy reports.

STRATEGY

    Our goal is to become the accepted standard for Internet audience measurement. We intend to achieve this goal through the following strategies:

    CONTINUE OUR INDUSTRY LEADERSHIP. We expect to continue our history of innovation as the pioneer of Internet audience measurement. We plan to continue to develop our market-leading technology and leverage our panel and databases to develop broader and more in-depth products and services. We plan to remain at the forefront of change in the industry by continuing to work closely with our customers and by actively working with key trade associations and non-profit organizations to establish standards for Internet audience measurement.

    DEVELOP PRODUCTS TO ACCELERATE E-COMMERCE GROWTH. We believe that the success and growth of e-commerce, like Internet advertising, will be driven largely by the availability of comprehensive and reliable quantitative and qualitative data. These data must provide key statistics for the evaluation of e-commerce businesses and business strategies. We have developed, and are working with our clients to continue to develop, products that enable our clients to target Internet users most likely to engage in e-commerce by providing behavioral and demographic data on people who purchase products, actively shop, or merely click on to a particular e-commerce site. Products and services that we currently offer in this segment include Q-Metrix, our service dealing with on-line shopping behavior. These products and services also include our syndicated on-line shopping report and our shopping referral reports. In addition, with our acquisition of AdRelevance, we will be able to increase the depth of our e-commerce product offerings by tracking data on advertising spending; placement; and creative and competitive on-line advertising market share.

    EXPAND AND INCREASE PENETRATION OF OUR CLIENT BASE. We will continue to add new customers, build on our successful client retention strategy and further expand our existing customer relationships by offering products and services that are valuable to our customers. We have historically retained substantially all of our client base from year to year. Of our customers under contract at the end of 1997, over 95% remained customers at the end of 1998. We anticipate expanding our client base as Internet advertising spending and e-commerce transactions increase and as more Internet related businesses and advertisers require audience measurement data.

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
    EXPAND INTERNATIONALLY. Unlike most media, which are delivered to a national or local market, the Internet is the first medium that is regularly delivered to a worldwide audience. For this reason, integrated, worldwide audience measurement will be critical for advertisers to understand whom they are reaching and for media properties to be able to effectively sell their available advertising inventory. Additionally, over the next five years, Internet advertising spending growth rates worldwide are projected to exceed spending growth rates in the United States alone. We are responding to the demands of our customers to obtain reliable Internet audience measurement data in key non-U.S. markets. To capitalize on this trend, we intend to leverage our proprietary panel, technology and brand recognition to become a worldwide provider of Internet audience measurement services. We have expanded our operations into Europe, Australia and Canada, and we intend to continue expanding our presence in the international marketplace in conjunction with local strategic partners who are leaders in panel-based marketing and media research.

    DEVELOP NEW PRODUCTS AND SERVICES. In addition to e-commerce related products, we intend to continue to develop new products and services to meet the growing needs of our customer base. As of September 30, 1999, we employed 25 people in research and development. We intend to expend significant additional resources, including a portion of the proceeds from this offering, to expand our new product development efforts. We are developing products that will offer qualitative data measurement and expanded local market coverage. We are also developing additional products and services based on our ability to gather real-time data. We also intend to increase sales of customized products and services to present and future clients. In addition, we intend to leverage the capabilities of our patented metering method by creating and developing new products based on a database that contains information on each panelist's system's hardware configuration and software usage.

PRODUCTS AND SERVICES

    We provide our customers with a broad array of Internet audience measurement products and services; innovative advertising measurement and tracking services; and technology usage measurement reports. These products and services are described below.

    INTERNET AUDIENCE MEASUREMENT PRODUCTS AND SERVICES. Our principal audience measurement products and services are derived from data collected from our panel and stored in our core databases, which we use to produce the following:

    - syndicated Internet audience measurement reports and services;

    - custom Internet audience measurement reports and services; and

    - e-commerce measurement reports and services.

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
    SYNDICATED PRODUCTS. We provide syndicated Internet audience measurement products and services as our core business. Our key syndicated products consist of:

PRODUCT                               DESCRIPTION
THE WEB REPORT......................  Our flagship syndicated audience measurement product contains the following two components:
                                      - THE KEY MEASURES REPORT: provides measures for all reportable Web sites, categorized within major sectors. Key measures include:
                                      - unique visitors;
                                      - the percentage of the total Web audience in a month that could be reached via each reported Web site, commonly referred to as reach;
                                      - average usage days per user;
                                      - average unique Web pages visited per day and per month;
                                      - age and gender composition; and
                                      - demographic composition.
                                      - THE TREND REPORT: provides information on trends within the sectors in the Key Measures Report for a six-month period. One section of the Trend
                                      Report includes trends over a three-month period for key measures. Another section provides an alphabetical listing of over 10,000 measured Web sites and properties and the reach trends for each during the relevant six-month period.

THE DIGITAL MEDIA REPORT............  Provides measurement of audience usage of proprietary on-line services like
                                      America Online, push technology like PointCast that delivers pre-defined content to users and other proprietary services like Juno, as well as all information collected in the Web Report. Allows for the comparison of all digital media. Measures reported include:
                                      - unique visitors;
                                      - reach;
                                      - usage days per person;
                                      - minutes per usage day and per month; and
                                      - age and gender composition.

THE LOCAL MARKET REPORT.............  Tracks national and local market reach, demonstrating how national and local Web sites perform within each of 38 top local markets. Data are compiled on a monthly basis.

Q-METRIX............................  Provides information linking our "metered" Internet usage behavior to consumer media habits, product and service usage, lifestyle characteristics and demographics. Key subject areas covered include:

                                      - television, radio and newspaper habits;
                                      - Internet shopping behavior;
                                      - banking and credit card activity;
                                      - electronic products purchased and owned;
                                      - lifestyle experiences;
                                      - automotive and travel patterns; and
                                      - hobbies and sports.

PRODUCT                               DESCRIPTION
THE AD NETWORK REPORT...............  Details reach, frequency and demographic information across ad sales networks and other ad-supported networks like DoubleClick, 24/7 Media,
                                      Flycast, LinkExchange and AdSmart. The measures reported include the full network reach and reach of those Web pages where ads have been served.

LIFEGRAPHICS........................  Provides behavioral data for lifestyles and purchase tendencies of Web users.

WEEKLY FLASH........................  Tracks web site performance on a weekly basis.

    CUSTOMIZED SERVICES, REPORTS AND ANALYSES. We leverage our vast database of information on Internet usage and technology usage to provide clients with a broad range of special services, reports and analyses, including the following:

PRODUCT                               DESCRIPTION

INDUSTRY SECTOR/VERTICAL MARKET
  REPORTS...........................  Report in-depth information on Web site performance within a specific industry sector or vertical market.

RETENTION ANALYSES..................  Report the percentage of audience that visits a Web site during a particular month and returns during following months.

USAGE REPORTS.......................  Segment Web and Web site traffic into heavy, medium and light usage groups and compare behavior, usage pattern and demographics.

SITE CONTENT REPORTS................  Analyze specific user-defined content areas, or channels, within a Web site and report on all items in the Key Measures Report.

PERSONAL CLICKSTREAM REPORTS........  Report actual click-by-click, page level behavior of a sample of users within a particular Web site as well as their behavior across the entire
                                      Web.

TRAFFIC REFERRAL REPORTS............  Report a summary of Web sites that users visit just prior to visiting a particular Web site and indicate where they go after exiting the site.

SITE INTERACTION REPORTS............  Quantify the degree to which a Web site shares audience with other Web sites and properties, detailing exclusive and duplicated audience share.

    E-COMMERCE MEASUREMENT SERVICES. We derive e-commerce measurement products and services using the same database we use for our audience measurement products and services. Our key products consist of:

PRODUCT                               DESCRIPTION
SYNDICATED ON-LINE SHOPPING
  REPORT............................  Tracks on-line shopping activities across more than 100 Internet sites within 18 categories, as well as the AOL Shopping Channel. Key measures include:
                                      - engaged shoppers, defined in general as users who spend more than three minutes on a Web site;
                                      - engaged shoppers relative to each Web site's unique visitor count;
                                      - share of engaged shoppers by Web site;
                                      - repeat shop count; and
                                      - site-specific demographic profiles by key shopping measures.

SHOPPER REFERRAL REPORTS............  Reports on the sites that are delivering engaged shopper site traffic to other sites.

    ADVERTISING MEASUREMENT PRODUCTS. We offer advertising measurement products and services through our AdRelevance subsidiary. AdRelevance specializes in the automated retrieval and analysis of on-line advertising, providing advertisers, agencies and publishers with marketing intelligence that tells them where, when, how and how much their competitors are marketing and advertising on the Internet. AdRelevance tracks competitive on-line advertising and advertiser data for eight broadly defined categories including automotive, computer hardware, computer software, telecommunications, financial services, travel, eRetailing and ePublishing. The data are reported via a Web-based computer interface system featuring the following data points:

  -  Report data by:

    --    advertiser: company, product, class or customizable group;
    --    Web location: genre, Web site, sub-site or customizable group;
    --    creative: message type (brand, promotion, price, etc.), technology or size; and
    --    time period: most recent week, month or customizable time period.

  -  Measures:

    --    impressions;
    --    spending (based on rate card); and
    --    unique advertisements.

  -  Formats:

    --    pie chart;
    --    bar chart;
    --    line chart; and
    --    download raw data into Excel spreadsheets.

    TECHNOLOGY USAGE MEASUREMENT REPORTS. Our meter captures data on all software applications used each time a panelist logs onto his or her computer. The meter also captures data on all hardware configurations and software availability on the user's computer. We use these data to compile reports on technology usage for companies that develop and market hardware and software applications and for Web sites that seek to understand the technical specifications of their visitors' computer systems.

PRODUCT                               DESCRIPTION
HARDSCAN REPORT                       HardScan, SoftScan and SoftUsage Reports provide details on hardware
SOFTSCAN REPORT                       ownership, peripheral ownership, branding information, installed
SOFTUSAGE REPORT                      applications and system software, including Internet browsers, and use of
LINKAGE REPORTS                       software applications categorized by Software Publishers' Association
US CONSUMER PC REPORT                 segments. The analyses in the Linkage Reports and the US Consumer PC Report
                                      provide a unique look at the relationships between hardware, software, media, ownership and usage.

INTERNATIONAL OPERATIONS

    We believe that the ability to offer Internet audience measurement data for non-U.S. markets will be a critical element in the Internet audience measurement market. Having established our business model in the United States, we have begun our international expansion efforts. In September 1999, we entered into a joint venture with two of the leading European media research and market information services companies, GfK AG (based in Germany) and IPSOS S.A. (based in France), to form MMXI Europe B.V. Pursuant to our agreement with GfK and IPSOS, we initially own 54.8%, GfK owns 19.9% and IPSOS owns 25.3% of MMXI Europe. Under the umbrella of MMXI Europe, we are in the process of forming subsidiaries in each of the United Kingdom, France and Germany. In conjunction with our joint venture partners, we have begun to recruit panelists in each of these countries. Since June 1999, we have recruited approximately 6,200 panelists in these three countries, and anticipate that we will have 3,000 panelists in each country by the end of the fourth quarter of 1999. We began collecting audience data on Internet usage in each of these markets in June 1999. We have entered into a technology agreement under which we have contributed our technology to MMXI Europe for use in Europe, excluding Sweden, Denmark, Norway and Finland. Along with GfK and IPSOS, we will also provide certain management services to MMXI Europe and each subsidiary of MMXI Europe.

    In September 1999, we entered into a letter of intent with AMR Interactive Pty. Ltd., a leading new media market research firm based in Australia, to create Media Metrix in Australia and New Zealand. Media Metrix in Australia and New Zealand will provide the first third-party, meter-based Internet and digital media audience measurement products and services for Australia and New Zealand. The joint venture in Australia will be 51.0% owned by us. Panel recruitment has begun, and we expect that Media Metrix in Australia will have approximately 2,000 panelists by the end of the fourth quarter. We intend to leverage the presence of AMR in other Pacific Rim countries to expand our services to the Asian markets.

    Our licensee, the SIFO Group, is already measuring Internet audiences in Sweden, under a license entered into in 1998 covering Sweden, Norway and Finland. In addition, a Kanji version of our meter has been beta tested, and we are currently evaluating our options in Japan.

    In October 1999, we entered into a memorandum of understanding with ComQUEST Research, Inc., to launch a service in Canada. ComQUEST is a wholly owned subsidiary of BBM Bureau of Measurement, an industry co-operative owned by Canadian broadcasters, advertisers and advertising agencies.

CUSTOMERS

    We currently have over 500 customers who use our data for many purposes like planning, buying and selling advertising; developing e-commerce strategies; understanding consumer behavior; gaining competitive market intelligence; and analyzing investment decisions. Our customers are typically leaders in their respective fields, and include the following:

CLIENT SECTOR                         TYPICAL CLIENTS

Media Organizations.................  All of the top 20 Internet properties, including America Online, Buena
                                      Vista/Disney, Excite@Home, Infoseek, Lycos, Time Warner, ZDNet, CNET,
                                      AltaVista, XOOM.com, About.com and Yahoo!/ GeoCities

Advertising Agencies................  Interpublic Group, J. Walter Thompson, Modem Media . Poppe Tyson, Omnicom
                                      and Young & Rubicam

Advertisers and Marketers...........  Amazon.com, CDnow, eBay, British Airways, Nabisco, Sotheby's and General
                                      Motors

Technology Companies................  AT&T, Compaq, GTE, Hewlett-Packard, IBM and Microsoft

Financial Community.................  Fidelity, Goldman Sachs and Morgan Stanley Dean Witter

    We typically enter into 12-month or longer subscription contracts with our customers, some of whom are covered by multi-client master contracts with parent corporations, like Time Warner and Buena Vista/Disney, to provide standard, syndicated products and services or customized reports and analyses. It is typical for our customers initially to purchase one of our standard products and to upgrade over time. Of our customers under contract at the end of 1997, over 95% remained customers at the end of 1998.

MARKETING AND SALES

    A critical element of all of our marketing efforts is to build awareness of the Media Metrix brand. Our Internet audience measurement data receive extensive publicity due to press reporting of Internet activity which either references or is based on our data. Other publicity is generated through public relations activity and public speaking engagements by our executive officers.

    We sell and market our products through our direct sales force, which was comprised of 26 sales representatives as of September 30, 1999. A portion of our sales force is dedicated to servicing and maintaining current clients. The remainder is dedicated to developing new clients. Our sales force operates out of our New York, San Francisco and Atlanta offices. Sales representatives receive a base salary and are eligible for commissions based on revenues and sales goals.

AUDIENCE MEASUREMENT METHODOLOGY

    Our methodology has been developed from our background in panel recruitment and management and includes our proprietary measurement technology. Key elements of our methodology include:

    PANELS AND DATA COLLECTION. Our panel is a representative sample of personal computer users, including at-home and at-work users. We recruit panels by random direct mail and telephone solicitation, both of which are standard recruitment methods in marketing research. Our panel currently consists of over 50,000 individuals under continuous measurement. In connection with our panel recruitment process, each panelist is required to fill out a detailed questionnaire to provide background demographic information. The questionnaire provides information such as age, gender, household income, geographic region, level of education, size of household and job classification of the panelists.

    Our proprietary metering system, or meter, is a software application installed on a panelist's personal computer. It monitors activity of the personal computer's operating system and browser. The meter passively records what users do on their personal computers on a second-by-second basis, including:

    - the start and stop time of each activity;

    - which application is being used;

    - detailed usage activity for proprietary on-line services; and

    - page-by-page viewing on the Internet.

    We collect the data we need for our products and services without any agreement or arrangement with operators of Web sites or operators of proprietary on-line services like America Online. Because we measure our panelists' computer usage and not activity at a particular Web site or proprietary service, no agreements with the operators of Web sites or on-line services are necessary.

    Once the meter has collected the data from the panelist's personal computer, data are transmitted to our offices for processing either via disk or via automatic transfer over the Web. We began introducing a new version of our metering software in August 1999. The new meter captures additional details of Internet usage to accurately report audience behavior of emerging media such as streaming audio and video. This version also provides real time transmission of data on usage. We also collect data via questionnaires distributed through direct mail and over the Web. We utilize our own software to collect information on hardware configurations and software installations of our panelists.

    The statistical quality of the information that we collect is a function of minimizing both sampling error and measurement error. Sampling error is a function of the size and quality of the sample. Measurement error is a function of the scope of the universe under measurement. We minimize sampling error by maintaining a large panel. We minimize measurement error by measuring all Internet usage, including the Web, proprietary on-line services like America Online and all other activity on our panelists' personal computers.

    DATA ANALYSIS AND REPORT GENERATION AND DELIVERY. Data retrieved from the meter are transmitted or downloaded to file servers and then combined with those of all the other panelists. The data are then used to construct several databases, which we use to provide our reports. We deliver our reports in one or more of the following formats: via proprietary Web-based delivery systems; e-mail; computer disk or hard copy.

ADVERTISEMENT MEASUREMENT METHODOLOGY

    Our AdRelevance technology systematically searches commercial sites on the Web and captures detailed data about advertising banners, promotions, sponsorships, text links and rich media 24 hours a day. This intelligent agent technology searches over 2,000 Web sites and sub-sites daily and evaluates 40 million page views monthly to provide in-depth advertising tracking information. Once captured, the data are warehoused, classified and statistically analyzed.

    By using the AdRelevance technology, our customers can query the AdRelevance database and generate Web-based reports on demand. This enables customers to monitor competitors' marketing activities, plan more effective on-line campaigns and evaluate campaigns in real time. Customers can gain access to up-to-date intelligence about their competitors' on-line marketing communications programs, enabling them to quickly and easily compare and report information by a wide range of criteria including advertiser, product, message, type, industry, location, technology and creative content.

OPERATIONS AND TECHNOLOGY

    We have built our primary data collection, retrieval and processing system based on systems and software developed by NPD. Our system has been designed around industry standard data architectures. Backup procedures are built into the processing environment in order to reduce downtime in the event of outages or catastrophic occurrences. Our hardware systems are hosted at our Uniondale, New York facility, our Atlanta, Georgia facility, NPD's Port Washington, New York facility, and at two offsite professionally-managed computer centers in Atlanta, Georgia and Santa Clara, California. We outsource the operation of much of our technical infrastructure to NPD.

    As of September 30, 1999, we had 25 employees dedicated to research and development. We incurred research and development expenses of $588,000 in 1996, $865,000 in 1997, $1.4 million in 1998 and $1.7 million in the six months ended June 30, 1999. We anticipate that we will continue to devote significant resources to product development and the development of delivery technology in the future as we add new reports and databases.

INTELLECTUAL PROPERTY

    We regard the protection of our patents, copyrights, service marks, trademarks and trade secrets as important to our future success and rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights. We require all employees and contractors to enter into confidentiality and invention assignment agreements, and we enter into nondisclosure agreements with third-parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps we have taken or will take in the future will be sufficient to protect our technology from infringement or misappropriation or to deter independent development of similar or superior technologies by others.

    We seek to obtain the issuance of patents and the registration of our trademarks and service marks in the United States and in selected other countries. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are or will be made available. We also expect to license proprietary rights such as patents, trademarks or copyrighted material to strategic partners in the course of our planned international expansion. While we will attempt to ensure that the quality of our service is maintained by such licensees, we cannot assure you that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, results of operations and financial condition.

    We also rely on certain technologies that we license from third parties, like NPD, which licenses to us key software products and database technology. We cannot assure you that these third-party technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

    We have been issued a patent in the United States with regard to our meter methodology. We also have patent applications pending in the European Patent office and in Australia, Brazil, Canada, Japan, Mexico, Norway and the United States.

    We have also applied for a patent in the United States and other foreign jurisdictions on the methodology for monitoring of remote data access on a public computer network which comprises the former RelevantKnowledge meter. This application is currently pending.

    In connection with our federal trademark application for the name "Media Metrix," a third party has filed an opposition to our application. Additionally, our use of the brand name "Media Metrix" in Europe has been challenged by Mediametrie, S.A., a French company which measures audiences of various media. Rather than engage in a protracted dispute, we have elected to have our European joint venture conduct business under the name "MMXI Europe." Mediametrie has also challenged our use of the domain name "mediametrix.com."

    To date, we have not been notified that our technologies infringe the proprietary rights of third parties. We cannot assure you that others will not claim that we have infringed proprietary rights with respect to past, current or future technologies. We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. Any of those claims, whether meritorious or not, could be time-consuming, result in costly litigation or require us to enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms we find acceptable or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

COMPETITION

    The market for measurement services for Internet technologies is new, rapidly evolving and competitive. We expect that competition will intensify in the future. We compete with other providers of Internet audience measurement services, which are considered either consumer-centric measurement services or site-centric measurement services. Consumer-centric services track usage among a sample of users to provide an account of overall Internet usage behavior. Site-centric services measure activity at a single web site and provide measurement of activity at a particular Web site. We are a consumer-centric service and compete directly with other consumer-centric measurement services and indirectly with operators of site-centric measurement systems.

    In March 1999, NetRatings and Nielsen Media Research introduced a new Web site ratings service, Nielsen//NetRatings, that competes directly with many aspects of our services. Nielsen Media

Research is the leading provider of television audience measurement services. In September 1999, NetRatings also entered into a joint venture with ACNielsen Corp. to develop and maintain audience measurement panels and to market Nielsen//NetRatings' products and services in international markets. ACNielsen is the leading provider of market research, information and analysis to consumer products and services industries and is a provider of television audience measurement services outside the United States and Canada. Both Nielsen Media Research and ACNielsen have significantly more financial and other resources than do we. In light of these events, Nielsen//NetRatings has become a significant competitor. Other potential competitors include PC Data, a marketing research firm that provides research on personal computer software and hardware sales, and @Plan, a consumer-centric, qualitative measurement service.

    We face competition internationally from NetValue, a French company which has announced that it will soon begin providing audience measurement services in Europe.

    In addition, we may face competition from individual Web sites that may develop new and independent methods of measuring their own audience. We also face competition from other companies that develop alternative audience measurement technologies to those already provided by us or our current competitors. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, results of operations and financial condition.

    We believe that the principal competitive factors in our market are the ability to:

    - create high-quality, timely and reliable consumer and business panels of a sufficient size and representative nature to provide the necessary data;

    - provide measurement services of proprietary on-line services and Internet-related activity as well as measuring Web activity; and

    - establish credibility and provide a trusted independent source of data.

    Some of our competitors and potential competitors have longer operating histories, larger customer bases and greater brand recognition in other businesses and significantly greater financial, marketing, technical and other resources than we do. We also face competition in the area of development of representative consumer and business panels to provide data. In addition, other measurement services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to technology and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and diminished value in our services. We cannot assure you that we will be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, results of operations and financial condition. New technologies and the expansion of existing technologies may also increase the competitive pressures on us by enabling our competitors to offer a lower-cost service.

EMPLOYEES

    As of September 30, 1999, we had 115 employees, with:

    - 25 in research and development;

    - 27 in operations;

    - 46 in sales, marketing and client service; and

    - 17 in management, administration and finance.

    Our employees are not covered by a collective bargaining agreement. We have never experienced an employment-related work stoppage and consider our employee relations to be good.

PROPERTIES

    Currently, our operations and research and development facility is located in Uniondale, New York, which is leased to us by NPD under the terms of a management services agreement. See "Certain Transactions--Management Services Agreement." In addition, we lease office space in Atlanta, Georgia, San Francisco, California, and New York, New York. We also sublease additional office space at another location in New York, New York.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of Media Metrix, and their ages and positions, are:

NAME                                         AGE                                   POSITION
Tod Johnson............................          55   Chairman of the Board, Chief Executive Officer and Director

Mary Ann Packo.........................          44   President and Chief Operating Officer

Steve Coffey...........................          43   Executive Vice President

Thomas A. Lynch........................          39   Chief Financial Officer, Secretary and Treasurer

Doug McFarland.........................          49   Senior Vice President, Sales

Jim D'Arcangelo........................          37   Senior Vice President, Marketing and Business Development

Andrew A. Fessel.......................          46   Senior Vice President, Audience Measurement Services

Will Hodgman...........................          39   President and Chief Executive Officer of AdRelevance

Jeffrey C. Levy(1).....................          36   Director and Vice Chairman

Michael C. Brooks(2)...................          54   Director

Stig Kry(2)............................          70   Director

William W. Helman(1)...................          41   Director

James Mortensen(1)(2)..................          73   Director

-----------------------

(1) Compensation committee member.

(2) Audit committee member.

    TOD JOHNSON has been our Chairman of the Board and Chief Executive Officer since March 1997 and has been involved in managing our business since our inception as a division of NPD and then as PC Meter. He is the principal shareholder of NPD and has served as the Chairman and Chief Executive Officer of NPD since 1971. He has also served as Chairman of the Advertising Research Foundation and was the Founding Co-Chairman of the Council for Marketing and Opinion Research. Mr. Johnson earned a B.S. and an M.S. from Carnegie Mellon University.

    MARY ANN PACKO has been our President and Chief Operating Officer since March 1997. She has been involved in managing our business since July 1996. She served as Executive Director of IPSOS-NFO Europe, Paris, from July 1995 to July 1996 and as Vice President of New Ventures with NFO Worldwide from July 1994 to July 1995. Prior to July 1994, Ms. Packo was the President of the Custom Services Division of NPD Canada. Ms. Packo co-founded and was President of National Yellow Pages Monitor and has served on the Board of Directors of the Internet Advertising Bureau. Ms. Packo received her B.S. from Miami University, Oxford, Ohio.

    STEVE COFFEY has been our Executive Vice President since 1997 and has been involved in managing our business since our inception as a division of NPD and then as PC Meter. Mr. Coffey also headed the Advanced Research and Development team at NPD from October 1994 to January 1996, where he founded and launched PC Meter. Mr. Coffey received an M.S. from Columbia Business School.

    THOMAS A. LYNCH has been our Chief Financial Officer since March 1997 and has been involved in managing our business since our inception as a division of NPD and then as PC Meter. He also served as Senior Vice President and Chief Financial Officer of NPD from May 1995 to November 1998. Prior to joining NPD, Mr. Lynch was a partner at KPMG Corporate Finance in Tokyo, Japan, from 1992 to

May 1995. Mr. Lynch earned a Bachelors of Commerce degree from University College Dublin, Ireland and an M.B.A. from the London Business School, England.

    DOUG MCFARLAND has been our Senior Vice President, Sales, since February 1997. From July 1994 until joining us, Mr. McFarland was an executive vice president with FreeMark Communications. From February 1992 until July 1994, Mr. McFarland was a senior vice president of Next Century Media. Prior to that time, he held various positions at Arbitron, including vice president-sales and marketing. Mr. McFarland received his B.A. from Emory and Henry College and an M.A. from Virginia Tech.

    JIM D'ARCANGELO has been our Senior Vice President, Marketing and Business Development, since March 1999. Prior to joining us, Mr. D'Arcangelo had been Group President of NFO AD:IMPACT--Telecommunications, a research company, since 1997. Prior to that, he had been Vice President, then Executive Vice President and Partner, with The Kelsey Group, a privately held interactive services consulting firm, since 1994. Mr. D'Arcangelo holds a B.A. from Princeton University, an M.S. in Marketing and Sales from John Hopkins University and an M.B.A. from George Washington University, and he is a doctoral candidate at George Washington University.

    ANDREW A. FESSEL has been our Senior Vice President, Audience Management Services, since September 1999. Prior to joining us, Mr. Fessel had been Director of Database and Marketing for Microsoft Corp.'s MSN worldwide Web usage and analysis team since September 1997. Prior to joining Microsoft, Mr. Fessel had been executive in charge of research and marketing development for Dreamworks SKG's studio operation launch team in Universal City, California since 1995. Prior to joining Dreamworks, Mr. Fessel had been Senior Vice President of research and marketing for Fox Broadcasting Company since 1985. Mr. Fessel holds a Bachelor of Fine Arts degree from the New York University Institute of Film & Television and an M.B.A. from New York University.

    WILL HODGMAN has been President of AdRelevance since its inception in 1998. Prior to that time, Mr. Hodgman had been General Manager of USWEB/CKS's northwest operation from 1997 to 1998. Prior to that, Mr. Hodgman had been a Senior Vice President of McCann-Erickson from 1994 to 1998. Mr. Hodgman holds a B.A. from Williams College.

    JEFFREY C. LEVY has been a director and Vice Chairman since November 1998. Mr. Levy co-founded RelevantKnowledge with Timothy F. S. Cobb and served as its Chief Executive Officer from November 1996 to November 1998. He served as legal counsel at Turner Broadcasting System, Inc. from January 1995 to November 1996. From July 1992 to January 1995, he was an associate at the law firm of Dow, Lohnes & Albertson. Mr. Levy holds an A.B. from Harvard College and a J.D. from Harvard Law School.

    MICHAEL C. BROOKS has been a director since November 1998. He was a director of RelevantKnowledge prior to the merger. He has been a general partner of J.H. Whitney & Co., a venture capital fund and one of our stockholders, since 1984. He is also a director of SunGard Data Systems, Inc., Pegasus
Communications, Inc., USinternetworking, Inc., homestore.com, VitaminShoppe.com and several other private companies. Mr. Brooks holds a B.A. from Yale College and an M.B.A. from Harvard Business School.

    STIG KRY has been a director since March 1997. He has been employed by Kurt Salmon Associates, Inc., a management consulting firm, since 1958, holding various positions, including Chief Executive from 1975 to 1987 and his current position as Chairman Emeritus since 1993. He is a director of Guilford
Mills, Inc. and Osh Kosh B'Gosh, Inc. as well as several private companies.
Mr. Kry is a member of NPD's Board of Advisors. Mr. Kry holds a degree in textile engineering from NKI, Skolan, Stockholm, Sweden.

    WILLIAM W. HELMAN has been a director since April 1997. He has been a general partner of Greylock IX Limited Partnership, a venture capital fund and one of our stockholders, since 1997 and associated with Greylock since 1984. He is also a director of Millennium Pharmaceuticals, Inc., a pharmaceutical company, Vertex Pharmaceuticals, Inc., a pharmaceutical company, and various privately held companies. Mr. Helman holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School.

    JAMES MORTENSEN has been a director since March 1997. Mr. Mortensen has been a private consultant since 1982. He was employed by Young & Rubicam Inc. from 1957 to 1982 where he held various positions, including Chief Financial Officer, Vice Chairman and Chair of the Executive Committee. Mr. Mortensen is a member of NPD's Board of Advisors. Mr. Mortensen attended Denver University.

    Our board is divided into three classes, denominated Class I, Class II and Class III. Members of each class hold office for three-year terms which are staggered. At each annual meeting of our stockholders starting with the meeting in 2000, the successors to the directors whose terms expire at that meeting will be elected to serve for a three-year period following their election or until a successor has been duly elected and qualified. Messrs. Levy and Mortensen are Class I directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Brooks and Kry are Class II directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Johnson and Helman are Class III directors whose terms expire at the 2002 annual meeting. The expiration of a director's term is subject in all cases to the election and qualification of his successor or his earlier death, removal or resignation. Our officers are appointed to serve at the discretion of the board.

    The board has established an audit committee and a compensation committee. The audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. The compensation committee recommends to the board the compensation for our key employees.

DIRECTOR COMPENSATION

    In the past, non-employee, non-stockholder directors have received cash compensation of $6,000 per year and options to purchase our common stock received from both NPD and Media Metrix. See "Principal Stockholders." The compensation committee of our board is in the process of formulating a policy for compensation for non-employee directors. We expect that we will issue options to our non-employee directors prior to the end of 1999.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and our next four most highly compensated executive officers for services rendered to us during the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                       COMPENSATION
                                                                  ANNUAL COMPENSATION           --------------------------
                                                          ------------------------------------  SECURITIES
                                                                                     OTHER      UNDERLYING        ALL
             NAME AND PRINCIPAL                                                     ANNUAL       OPTIONS/        OTHER
                  POSITION                       YEAR       SALARY      BONUS    COMPENSATION      SARS      COMPENSATION
Tod Johnson..................................       1998      --         --        $  62,000(1)     --            --
  Chief Executive Officer and                       1997      --         --           62,000(1)     --            --
  Chairman of the Board (1)                         1996      --         --           --            --            --

Mary Ann Packo...............................       1998  $  157,500  $  59,000       --            43,715        --
  President and Chief                               1997     153,000     35,000       --            26,092        --
  Operating Officer                                 1996(2)     62,500    51,000      --            66,534        --

Steve Coffey.................................       1998     145,000     54,500       --            43,715        --
  Executive Vice President                          1997     130,000     35,000       --            26,092        --
                                                    1996     120,000     47,000       --            66,534        --

Thomas A. Lynch..............................       1998      --         --        $  36,000(1)     39,366        --
  Chief Financial Officer (1)                       1997      --         --           36,000(1)      2,174        --
                                                 1996         --         --           --            --            --

Doug McFarland...............................       1998     154,500     42,000       --            30,555        --
  Senior Vice President, Sales                      1997     150,000     30,000       --            36,963        --
                                                 1996         --         --           --            --            --

-----------------------

(1) Compensation for Mr. Johnson's services as Chief Executive Officer and
    Mr. Lynch's services as Chief Financial Officer in 1998 was paid under our management services agreement with NPD. NPD was reimbursed $62,000 for Mr. Johnson's services in each of the years 1997 and 1998. NPD was reimbursed $36,000 for Mr. Lynch's services in each of the years 1997 and 1998. We will continue to pay for Mr. Johnson's services pursuant to an amended and restated management services agreement at the rate of $15,000 per month. See "Certain Transactions--Transactions with Officers and Directors--Management Services Agreement." Mr. Lynch's salary was paid by NPD through December 1998. For 1999, Mr. Lynch is being paid at the rate of $165,000 per annum.

(2) Ms. Packo joined us in July 1996.

STOCK OPTIONS

    The following table sets forth summary information concerning individual grants of stock options made during the year ended December 31, 1998 to each of our executive officers named in the Summary Compensation Table.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

                                                            INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
                              ------------------------------------------------------------------------------     VALUE AT ASSUMED
                               NUMBER OF    % OF TOTAL                                                        ANNUAL RATES OF STOCK
                                SHARES       OPTIONS      EXERCISE     DEEMED VALUE                             PRICE APPRECIATION
                              UNDERLYING    GRANTED TO     OR BASE     PER SHARE ON                            FOR OPTION TERM (3)
                                OPTIONS    EMPLOYEES IN   PRICE PER        DATE                               ----------------------
                                GRANTED        1998       SHARE (1)    OF GRANT (2)       EXPIRATION DATE         0%          5%
Tod Johnson.................      --            --           --             --                  --                --          --

Mary Ann Packo..............      21,743          11.7%   $    2.30      $    2.30         July 22, 2008          --      $   31,450
                                  21,972                       2.39          10.29          December 3, 2008  $  173,579     315,767

Steve Coffey................      21,743           11.7        2.30           2.30         July 22, 2008          --          31,450
                                  21,972                       2.39          10.29          December 3, 2008     173,579     315,767

Thomas A. Lynch.............      17,394           10.5        2.30           2.30         July 22, 2008          --          25,160
                                  21,972                       2.39          10.29          December 3, 2008     173,579     315,767

Doug McFarland..............      19,569            8.2        2.30           2.30         July 22, 2008          --          28,306
                                  10,986                       2.39          10.29          December 3, 2008      86,789     157,883


                                 10%
Tod Johnson.................      --
Mary Ann Packo..............  $   79,701
                                 533,911
Steve Coffey................      79,701
                                 533,911
Thomas A. Lynch.............      63,760
                                 533,911
Doug McFarland..............      71,732
                                 266,956

-----------------------

(1) The exercise prices represent our board's estimate of the fair market value of the common stock on the grant date. The board considered many factors in establishing such prices, including our financial condition and operating results, an independent valuation and the market for Internet-related stocks.

(2) The deemed value on the date of grant of the options granted on December 3, 1998 was determined after the date of grant solely for financial accounting purposes.

(3) These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation do not represent our estimate or projection of our future common stock prices. Each option listed in the table has a 10-year term. Actual gains, if any, on stock option exercises will depend on the future price of the common stock. There is no representation that the rates of appreciation reflected in this table will be achieved.

    The following table sets forth at December 31, 1998 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table:

                       AGGREGATED YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                              SUBJECT TO UNEXERCISED           IN-THE-MONEY
                                                               OPTIONS AT YEAR END       OPTIONS AT YEAR END (1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
Tod Johnson...............................................          --             --           --              --

Mary Ann Packo............................................      49,574         86,767    $ 831,356   $   1,362,615

Steve Coffey..............................................      49,574         86,767      831,356       1,362,615

Thomas A. Lynch (2).......................................         435         88,235        7,295       1,396,236

Doug McFarland............................................       7,393         60,125      123,981         944,058

-----------------------

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1998 and the exercise prices of the options. Solely for purposes of determining the value of options at December 31, 1998, we have assumed that the fair market value of shares of common stock issuable upon exercise of options was $17.00 per share, the price at which we sold shares to the public in our initial public offering, since the common stock was not traded in an established market on December 31, 1998.

(2) Includes 47,130 shares of our common stock issuable upon the exercise of options granted pursuant to an NPD plan that gives Mr. Lynch an option to purchase shares of Media Metrix common stock held by NPD.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We have established a compensation committee consisting of William W. Helman, Jeffrey C. Levy and James Mortensen. Until February 1999, matters concerning executive officer compensation were addressed by the entire board because we did not have a compensation committee.

EQUITY INCENTIVE PLANS

    We adopted our 1998 Equity Incentive Plan in November 1998. Under the 1998 Plan, we may award incentive and non-statutory stock options, stock appreciation rights, restricted stock, performance stock units and other stock units which are valued by reference to the value of our common stock. We also maintain the Media Metrix Stock Option Plan which provides for the award of up to 519,222 shares of our common stock in the form of incentive stock options and non-statutory stock options. The 1998 Plan and the Media Metrix Plan are hereinafter referred to collectively as the equity plans.

    In February 1999, the board adopted an amendment to the 1998 Plan to increase the number of shares of our common stock available for awards under the 1998 Plan from 732,400 to 1,318,320.

    As of September 30, 1999, options to purchase an aggregate of 1,364,452 shares of common stock were outstanding under the equity plans, and an aggregate of 362,831 shares of common stock are authorized but have not yet been granted as awards under the equity plans. Also, we intend to issue options to purchase 150,000 shares of common stock to former AdRelevance shareholders. We do not intend to issue any more options under the Media Metrix Plan.

    Our officers, employees, non-employee directors and consultants are eligible to participate in the equity plans. The compensation committee administers the equity plans and determines, subject to the provisions of the equity plans, who shall receive awards, the types of awards to be made, and the terms and conditions of each award. Options that are intended to qualify as incentive stock options under the equity plans may not be exercisable for more than 10 years after the date the option is granted and may not be granted at an exercise price less than the fair market value of our common stock at the time the option is granted. In the case of incentive stock options granted to holders of more than 10% of our common stock, the options may not be granted at an exercise price less than 110% of the fair market value of our common stock at the time the options are granted.

    The 1998 Plan provides that all outstanding awards shall become immediately exercisable on the day prior to the consummation of any merger or consolidation in which we are not the surviving corporation or which results in the acquisition of substantially all our outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all of our assets. The number of shares subject to each award shall be adjusted upon the occurrence of a stock split or recapitalization of our common stock.

    The board may amend, modify or terminate any outstanding award under the equity plans with the participant's consent, except consent shall not be required if the board determines that such action will not materially and adversely affect the participant. The board may amend, suspend or terminate either of the equity plans, or any part of such plans, at any time.

    On June 22, 1999, we filed a registration statement on Form S-8 with the Commission pursuant to which we registered 1,970,610 shares of common stock issued or issuable upon the exercise of options granted under the Media Metrix Stock Option Plan, the 1998 Plan and other non-plan option grants.

This registration statement became immediately effective upon filing. The possible sale of a significant number of such shares by the holders thereof may have an adverse effect on the price of our common stock.

    Also, following the expiration of the lock-up agreements related to this offering, we intend to file a registration statement on Form S-8 with the Commission to register the offer and sale of shares on exercise of options to purchase up to 246,845 shares of our common stock received by former AdRelevance shareholders who owned options to purchase AdRelevance stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORMATION BY NPD

    Prior to April 14, 1997, the business currently conducted by Media Metrix was operated as PC Meter. NPD originally held 100,000 Class A Limited Partnership Units and 79,000 Class B Limited Partnership Units of PC Meter. The 1995 Scott Johnson Trust and The 1995 Stacey Johnson Trust each held 19,323.5 Class B Limited Partnership Units of PC Meter. In addition, PC Meter was indebted to NPD in the amount of approximately $4.0 million which PC Meter used for working capital purposes. On April 14, 1997, PC Meter was merged with and into Media Metrix. Immediately prior to the merger, NPD purchased an additional 338,767.7324 Class A Limited Partnership Units for a purchase price of
$3.2 million. Under the terms of the merger between Media Metrix and PC Meter, each Class A Limited Partnership Unit was exchanged for 0.09446 shares of our redeemable preferred stock for a total of 41,446 shares. The redeemable preferred stock was redeemed in connection with our intial public offering. Each Class B Limited Partnership Unit was exchanged for 12.75 shares of our common stock. NPD currently holds 4,380,559 shares of common stock. Tod Johnson, our Chairman and Chief Executive Officer, is the controlling stockholder of NPD. After the merger, we repaid the indebtedness owed to NPD by PC Meter.

PRIVATE PLACEMENTS OF SECURITIES

    On April 14, 1997 we issued:

    - warrants to purchase 377,642 shares of common stock at an exercise price of $2.88 per share to Veronis Suhler & Associates;

    - 495,603 shares of Series A Preferred Stock convertible into 2,155,176 shares of common stock, at an effective purchase price per share of common stock of $1.86; and

    - warrants to purchase 159,640 shares of Series B Preferred Stock at an exercise price of $12.53 per share.

    Of the securities issued, and after giving effect to the conversion of our convertible preferred stock on November 4, 1998, Greylock IX Limited Partnership purchased 1,030,743 shares of our common stock for an aggregate of $1,331,997. Warrants to purchase 119,713 shares of Series B Preferred Stock were exercised on November 4, 1998 and such shares of Series B Preferred Stock were converted into 520,590 shares of common stock on the same date. Warrants to purchase 39,926 shares of Series B Preferred Stock were converted into warrants to purchase 173,629 shares of common stock at an exercise price of $2.88 per share. Greylock received warrants to purchase 104,175 shares of our common stock. All of these warrants were exercised on March 31, 1999.

    On November 5, 1998, RelevantKnowledge merged into Media Metrix. We issued an aggregate of 3,890,825 shares of common stock, or 0.3111 shares of common stock for each outstanding share of common stock and preferred stock of RelevantKnowledge. We also replaced 1,160,290 warrants to purchase shares of RelevantKnowledge common stock with a weighted average exercise price of $2.31 with warrants to purchase 360,907 shares of our common stock with a weighted average exercise price of $1.38. We also issued 46,775 options to purchase our common stock to the employees of RelevantKnowledge who became our employees after the merger. Jeffrey C. Levy, one of our directors and our Vice Chairman, and Whitney Equity Partners, L.P. both received shares of our common stock in the merger.

    On October 8, 1999, we acquired AdRelevance. We issued an aggregate of 697,678 shares of our common stock in connection with this acquisition. If AdRelevance achieves certain post-closing goals, we will be obligated to issue an additional 77,520 shares of our common stock. Also, in connection with this acquisition, we agreed to assume options and warrants that enable the holders to purchase an aggregate of 223,566 shares of our common stock. If AdRelevance achieves certain post-closing goals, we will be obligated to issue an aggregate of 24,841 additional shares under these options and warrants.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    MANAGEMENT SERVICES AGREEMENT

    With the formation of PC Meter on March 31, 1996, PC Meter entered into a management services agreement with NPD and Tod Johnson. NPD and Mr. Johnson agreed to provide services related to PC Meter's business to the extent PC Meter wished to use such services. We succeeded to that agreement when we merged with PC Meter. The agreement was amended and restated on April 14, 1997 in connection with the private placement of our Series A Preferred Stock and warrants to purchase Series B Preferred Stock. We entered into a new management services agreement with NPD and Mr. Johnson on September 30, 1998, in anticipation of our merger with RelevantKnowledge, on substantially the same terms as the prior management services agreement. Services which NPD agreed to provide, if needed, include:

    - the support of the operation and administration of our panel, including recruitment, operation and compensation of the panel;

    - access to panelists in NPD's panels;

    - data capture and editing of data;

    - data base structuring and storage of data;

    - processing of reports and client support;

    - provision of systems support and development as necessary;

    - provision of computer time, storage and printing as reasonably necessary in connection with the provision of the services specified in the preceding items;

    - support in connection with client service and sales;

    - office space and facilities within NPD leased facilities; and

    - the provision of NPD's hardware ownership survey.

    In addition to the specific services outlined above, NPD also agreed to provide administrative and office logistical support, including payroll management. At this time, NPD no longer provides payroll and panel support services.

    The management services agreement may be terminated by either party with 90 days' prior written notice, except that NPD may not terminate the management services agreement prior to March 31, 2002. When the management services agreement is terminated, NPD will provide us with a perpetual, royalty free, non-forfeitable license of all data and documentation in its possession and developed during the performance of the services relating to our business. We have also agreed to provide NPD with a reciprocal license relating to data and documentation which we generate during the performance of the services relating to our business.

    NPD and Mr. Johnson have also agreed that during the term of the management services agreement and for a period of two years after its termination, neither NPD nor Mr. Johnson will enter into the field of audience measurement for digital on-line media and measurement of usage of computer software and personal computers, except for investments in publicly traded companies not to exceed 10% of any company's outstanding capital stock.

    As compensation for the services provided by NPD, we pay NPD on a monthly basis an amount equal to all expenses reasonably incurred by NPD in the performance of its duties under the management services agreement, plus 105% of the sum of (1) the amount of NPD's overhead allocable to us and (2) service charges like computer rent, mail handling and printing and postage. NPD charged us $6.0 million under the management services agreement in 1998.

    NPD was reimbursed $62,000 for Mr. Johnson's services in each of 1997 and 1998. NPD was reimbursed $36,000 for Mr. Lynch's services in each of 1997 and 1998. These amounts represent all compensation to NPD for the services provided to us by Mr. Johnson and Mr. Lynch in 1997 and 1998. Messrs. Johnson and Lynch provided services to NPD in addition to those related to Media Metrix and were compensated for those services. Compensation paid by NPD to Messrs. Johnson and Lynch exceeded the amounts paid by us to NPD. The amounts charged by NPD for Mr. Johnson and Mr. Lynch's services to Media Metrix were below the amounts provided for under the management services agreement. NPD has waived any additional amounts to which it is entitled under the agreement. See "Management--Executive Compensation."

    On May 12, 1999, we amended and restated the management services agreement to provide that NPD will be reimbursed $15,000 per month, or $180,000 per year, for Mr. Johnson's services. As of January 1, 1999, Mr. Lynch became one of our employees, and we have agreed to pay him an initial yearly base salary of $165,000.

    SERVICES AGREEMENT

    We entered into a new services agreement with NPD as of September 30, 1998 which replaced a prior services agreement having substantially similar terms. We have granted NPD and its affiliates access to our databases for any business purpose of NPD and its affiliates which is not in direct competition with our business. We have also granted NPD a non-exclusive licence to use certain computer software owned by us which is used for Internet audience measurement. In addition, we have also agreed that we will not license our software to any one else who will use the software to compete with NPD. Under the terms of the services agreement, we receive a monthly fee of $2,500 plus expenses. In 1998, we received an aggregate of $30,000 in fees and no reimbursed expenses. The services agreement is terminable by mutual consent of the parties or on 120 days' prior written notice by either party.

    LICENSE AGREEMENT

    We entered into a new license agreement dated as of November 5, 1998 with NPD which replaced a prior license agreement having substantially similar terms. NPD has granted to us an exclusive, non-transferable, perpetual, worldwide license to use some of its computer software solely in connection with the operation of the our metering system. This software enables us to construct our databases from the data we collect from our panelists. We pay NPD licensing fees of $11,000 per month payable quarterly, or $132,000 per year. In 1998, we paid NPD an aggregate of $132,000 in licensing fees. The license is terminable by NPD on our breach of the terms of the agreement like failure to pay the license fees, or bankruptcy.

    EMPLOYMENT AGREEMENT

    We have entered into an employment agreement with Jeffrey C. Levy, a director and a Vice Chairman, in connection with our merger with RelevantKnowledge. His agreement terminates in November 1999. Mr. Levy receives an annual base salary of $165,000 and is entitled to a bonus for 1998 and 1999 in accordance with our bonus structure generally available for senior executives, to be determined by the Chief Executive Officer and the non-employee director nominated by the former stockholders of RelevantKnowledge. The agreement may be terminated with or without cause by either party. Mr. Levy is currently a non-executive Vice Chairman.

LOAN TO STOCKHOLDER

    In connection with the merger with RelevantKnowledge, NPD loaned $100,000 to Jeffrey C. Levy pursuant to a secured promissory note. Mr. Levy repaid the note following the closing of our initial public offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 1999, after giving effect to the offering, by: (1) each person known to beneficially own more than 5% of our common stock; (2) each of our directors; (3) each executive officer named in the summary compensation table; (4) each selling stockholder; and (5) all executive officers and directors as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless indicated otherwise, the address of the beneficial owners is: c/o Media
Metrix, Inc., 250 Park Avenue South, 7th Floor, New York, New York 10003.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent those options are currently exercisable or convertible within 60 days of September 30, 1999, are treated as outstanding for computing the percentage of the person holding those securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to applicable community property laws. Beneficial ownership percentage is based on 17,457,864 shares of common stock outstanding as of September 30, 1999 and 19,655,542 shares of common stock outstanding after completion of this offering after giving effect to the issuance of 1,500,000 shares of common stock in this offering and the issuance of 697,678 shares to former AdRelevance shareholders.

                                                        SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                               OWNED                                  OWNED
                                                       PRIOR TO THE OFFERING                   AFTER THE OFFERING
                                                      -----------------------   SHARES    -----------------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER                  NUMBER      PERCENT     OFFERED       NUMBER         PERCENT
  The NPD Group, Inc.(1)............................   4,380,559        25.1%         --(1)      4,180,560(1)        21.3%
  Greylock IX Limited Partnership (2)...............   1,242,510         7.1          --       1,242,510          6.3
  The 1995 Scott Johnson Trust (3)..................   1,071,385         6.1     188,043         883,342          4.5
  The 1995 Stacey Johnson Trust (4).................   1,071,385         6.1     188,043         883,342          4.5
  Whitney Equity Partners, L.P. (5).................     937,402         5.4          --         937,402          4.8
  Oak Investment Partners VI, Limited
    Partnership (6).................................     951,466         5.5          --         951,466          4.8
  Oak VI Affiliates Fund, Limited Partnership (6)...     951,466         5.5          --         951,466          4.8
  Venrock Associates II, L.P. (7)...................     940,335         5.4          --         940,335          4.8
  Venrock Associates (7)............................     940,335         5.4          --         940,335          4.8
  Tod Johnson (8)...................................   4,380,559        25.1          --(1)      4,180,560(1)        21.3
  Mary Ann Packo (9)................................      83,849           *          --          83,849            *
  Steve Coffey (10).................................      83,320           *          --          83,320            *
  Thomas A. Lynch (11)..............................      53,479           *          --          53,479            *
  Doug McFarland (12)...............................      22,700           *          --          22,700            *
  Jim D'Arcangelo (13)..............................       1,000           *          --           1,000            *
  Andrew A. Fessel (14).............................          --           *          --              --            *
  Jeffrey C. Levy (15)..............................     403,201         2.3     100,000         303,201          1.5
  Michael Brooks (16)...............................     937,402         5.4          --         937,402          4.8
  Stig Kry (17).....................................      11,008           *       3,000           8,008            *
  William W. Helman (18)............................   1,242,510         7.1          --       1,242,510          6.3
  James Mortensen (19)..............................      11,008           *       3,000           8,008            *

                                                        SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                               OWNED                                  OWNED
                                                       PRIOR TO THE OFFERING                   AFTER THE OFFERING
                                                      -----------------------   SHARES    -----------------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER                  NUMBER      PERCENT     OFFERED       NUMBER         PERCENT
  Gilder Gagnon Howe & Co. LLC (20).................   1,486,180         8.5          --       1,486,180          7.6
  Jann H. Adams.....................................      12,300           *      12,300              --            *
  Bayview Investors Ltd.............................      69,687           *      47,140          22,547            *
  Timothy F.S. Cobb (21)............................     403,065         2.3     150,000         253,065          1.3
  Eagle Rock Partners, LP (21)......................      45,000           *      20,000          25,000            *
  The Timothy Fitzgerald Steven Cobb 1996 Children's
    Trust (21)......................................     108,889           *      50,000          58,889            *
  William Ericson...................................       1,092           *         971             121            *
  Farm Neck Partners, LP (15).......................     253,201         1.5      50,000         203,201          1.0
  Friar Tuck Partners...............................      16,524           *      16,000             524            *
  Robert B. Friedman................................      26,176           *      20,000           6,176            *
  Keith Grinstein...................................       4,685           *       2,343           2,342            *
  Guide Fund II, L.P................................      56,228           *      49,981           6,247            *
  Inland Northwest Investors, L.P...................      18,742           *      16,660           2,082            *
  Investment A.B. Bure..............................     448,244         2.6     248,244         200,000          1.0
  Investor International (Cayman) Limited...........      31,729           *      31,729              --            *
  Boland T. Jones...................................     122,360           *      45,000          77,360            *
  Robert L. Jones, Trustee FBO Robert L. Jones U/A
    dtd 2/29/96.....................................      10,683           *      10,683              --            *
  Michael Jones.....................................      10,683           *      10,683              --            *
  Peter B. Kupferberg...............................      19,040           *       5,000          14,040            *
  Linda R. Levy.....................................      16,809           *      10,000           6,809            *
  Richard LeFurgy...................................       4,685           *       4,165             520            *
  Madrona Investment Group, L.L.C...................      18,742           *       9,371           9,371            *
  Charles Gregory Nicholson.........................      16,000           *       8,000           8,000            *
  Northwest Venture Partners II, L.P................      37,485           *      33,320           4,165            *
  Redleaf Venture II, L.P...........................      56,228           *      49,981           6,247            *
  Roger Briggs Jr. Trust dtd 11/12/90...............       4,855           *       2,500           2,355            *
  CNA FBO Craig E. Sherman..........................         702           *         624              78            *
  Elliott and Paula Solomon.........................      12,251           *       4,251           8,000            *
  G. Townsend Underhill.............................      17,590           *      17,590              --            *
  Julianne Vaio.....................................       3,518           *       3,518              --            *
  VLG Investments 1998..............................       1,811           *       1,610             201            *
  Lloyd Whitaker....................................      12,251           *      12,251              --            *
  Employees and advisors of NPD (22)................     616,360(22)        3.4   199,999(22)        416,361         2.1
  All directors and executive officers as a group
    (12 people) (23)................................   7,163,500        40.6     106,000       7,057,500         35.6

-----------------------

*   Less than 1.0%

 (1) Of the 4,380,559 shares of common stock owned by NPD, 601,838 shares of common stock are required to be sold to certain present or former employees or advisors of NPD upon the exercise of options granted by NPD on these shares pursuant to an NPD benefit plan. These options are fully vested and exercisable. Certain of these individuals intend to exercise options to purchase 199,999 shares under the NPD benefit plan and sell these shares in the offering. These individuals have also granted the underwriters an option to purchase up to 56,236 shares to cover over-allotments. If the underwriters exercise the over-allotment option, these individuals intend to exercise options to purchase additional shares from NPD under the NPD benefit plan. If the over-allotment option is exercised in full, NPD will own 4,124,324 shares after this offering. Neither NPD nor Mr. Johnson will sell any shares in the offering. See footnote 22.

 (2) The address of Greylock IX Limited Partnership is One Federal Street, Boston, Massachusetts 02110.

 (3) The address of The 1995 Scott Johnson Trust is c/o Franklin Green, Esq., Trustee, Fried, Frank, Harris Shriver & Jacobson, One New York Plaza, New York, New York 10004-1980. The trust has granted the underwriters an option to purchase up to 61,957 shares to cover over-allotments. If this option is exercised in full, the trust will beneficially own 821,385 shares.

 (4) The address of The 1995 Stacey Johnson Trust is c/o Franklin Green, Esq., Trustee, Fried, Frank, Harris Shriver & Jacobson, One New York Plaza, New York, New York 10004-1980. The trust has granted the underwriters an option to purchase up to 61,957 shares to cover over-allotments. If this option is exercised in full, the trust will beneficially own 821,385 shares.

 (5) Consists of 929,625 shares of common stock held by Whitney Equity Partners, L.P. and 7,777 shares of common stock held by J.H. Whitney & Co. Each partnership may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership disclaims beneficial ownership of the other's shares. The partnerships' address is c/o J.H. Whitney & Co., 177 Broad Street, Stamford, Connecticut 06901.

 (6) Consists of 929,772 shares of common stock owned by Oak Investment Partners VI, Limited Partnership and 21,694 shares of common stock owned by Oak VI Affiliates Fund, Limited Partnership. Each partnership may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership disclaims beneficial ownership of the other's shares. The partnerships' address is One Gorham Island, Westport, Connecticut 06880.

 (7) Consists of 537,655 shares of common stock owned by Venrock Associates II, L.P. and 402,680 shares of common stock owned by Venrock Associates. Each partnership may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership disclaims beneficial ownership of the other's shares. The partnerships' address is 30 Rockefeller Plaza, Room 5508, New York, New York 10112.

 (8) Consists of 4,380,559 shares of common stock owned by NPD of which Mr. Johnson is the principal stockholder and Chief Executive Officer. As such, Mr. Johnson may be deemed to be the beneficial owner of such shares. Of the 4,380,559 shares of common stock owned by NPD, 601,838 shares of common stock are issuable to present or former employees or advisors of NPD upon the exercise of options granted on such shares pursuant to an NPD benefit plan. Certain of these individuals intend to exercise options to purchase 199,999 shares under the NPD benefit plan and sell these shares in the offering. These individuals have also granted the underwriters an option to purchase up to 56,236 shares to cover over-allotments. If the underwriters exercise the over-allotment option, these individuals intend to exercise options to purchase additional shares from NPD under the NPD benefit plan. If the over-allotment option is exercised in full, NPD will own 4,124,324 shares after this offering. Mr. Johnson will not sell any shares in the offering personally. See footnote 22. In addition, The 1995 Scott Johnson Trust and The 1995 Stacey Johnson Trust are trusts for the benefit of family members of Mr. Johnson. Mr. Johnson does not exercise either voting or dispositive power over the securities held by either trust and disclaims beneficial ownership of the shares held by the trusts.

 (9) Consists of 2,529 shares of common stock and 81,320 shares of common stock issuable upon the exercise of options. Does not include 105,993 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of September 30, 1999. Ms. Packo has granted the underwriters an option to purchase up to 16,264 shares to cover over-allotments. If this option is exercised in full, Ms. Packo will beneficially own 67,585 shares after this offering. See "Management--Stock Options."

(10) Consists of 2,000 shares of common stock and 81,320 shares of common stock issuable upon the exercise of options. Does not include 105,993 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of September 30, 1999. Mr. Coffey has granted the underwriters an option to purchase up to 16,264 shares to cover over-allotments. If the option is exercised in full, Mr. Coffey will beneficially own 67,056 shares after this offering. See "Management--Stock Options."

(11) Consists of 2,435 shares of common stock and 51,044 shares of common stock issuable upon the exercise of options, 47,130 of which were granted pursuant to the NPD benefit plan and which give Mr. Lynch the right to purchase shares of our common stock held by NPD. Mr. Lynch has granted the underwriters an option to purchase up to 10,296 shares to cover over-allotments. If the option is exercised in full, Mr. Lynch will beneficially own 43,183 shares after this offering. All of the shares being offered by Mr. Lynch pursuant to the underwriters' option will be shares received pursuant to the exercise of the option held by Mr. Lynch to purchase shares pursuant to the NPD benefit plan. Does not include 102,811 shares of common stock issuable upon the exercise of options not exercisable within 60 days of September 30, 1999. See "Management--Stock Options."

(12) Consists of 4,000 shares of common stock and 18,700 shares of common stock issuable upon the exercise of options. Does not include 105,788 shares of common stock issuable upon the exercise of options not exercisable within 60 days of September 30, 1999. Mr. McFarland has granted the underwriters an option to purchase up to 3,740 shares to cover over-allotments. If this option is exercised in full, Mr. McFarland will beneficially own 18,960 shares after this offering. See "Management--Stock Options."

(13) Consists of 1,000 shares of common stock. Does not include 43,944 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of September 30, 1999.

(14) Does not include 54,000 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of September 30, 1999.

(15) Consists of 150,000 shares of common stock owned by Mr. Levy and 253,201 shares of common stock owned by the Farm Neck Partners, L.P., a family limited partnership with which Mr. Levy is affiliated, which is also participating as a selling stockholder in this offering. Mr. Levy is offering 50,000 shares in this offering individually, and Farm Neck Partners, L.P. is offering 50,000 shares in this offering. Mr. Levy may be deemed the beneficial owner of the shares held by Farm Neck Partners, L.P. Mr. Levy disclaims beneficial ownership of the shares held by Farm Neck Partners, L.P.

(16) Consists of 929,625 shares of common stock owned by Whitney Equity Partners, L.P. and 7,777 shares of common stock owned by J.H. Whitney & Co. Mr. Brooks is a managing member of J.H. Whitney Equity Partners, L.L.C., the general partner of Whitney Equity Partners, L.P. which possesses investment and voting power with respect to all shares owned by Whitney Equity Partners, L.P. Mr. Brooks disclaims beneficial ownership of the shares of common stock owned by Whitney Equity Partners, L.P. other than the shares attributable to his proportionate interest. Mr. Brooks is also a general partner of J. H. Whitney & Co. and a managing member of Whitney General Partner, L.L.C., which is also a general partner of J.H. Whitney & Co. which possess investment and voting power with respect to all shares owned by J.H. Whitney & Co. Mr. Brooks disclaims beneficial ownership of the shares of common stock owned by J.H. Whitney & Co. other than the shares attributable to his proportionate interest. See footnote (5) above. Mr. Brooks' address is c/o J.H. Whitney & Co., 177 Broad Street, Stamford, Connecticut 06901.

(17) Consists of 11,008 shares issuable upon the exercise of options, 9,703 of which were granted pursuant to the NPD benefit plan and which give Mr. Kry the right to purchase shares of our common stock held by NPD. All of the shares being offered by Mr. Kry in this offering will be shares received pursuant to the exercise of the option held by Mr. Kry to purchase shares pursuant to the NPD benefit plan. Does not include 14,761 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of September 30, 1999.

(18) Consists of 1,242,510 shares of common stock owned by Greylock IX Limited Partnership. Mr. Helman is a general partner of Greylock and possess investment and voting power with respect to all such shares. Mr. Helman disclaims beneficial ownership of the shares of common stock owned by Greylock other than the shares attributable to his proportionate partnership interest in that fund. See Footnote (2) above. Mr. Helman's address is c/o Greylock IX Limited Partnership, One Federal Street, Boston, Massachusetts 02110.

(19) Consists of 11,008 shares exercisable upon the exercise of options, 9,703 of which were granted pursuant to the NPD benefit plan and which give
     Mr. Mortensen the right to purchase shares of our common stock held by NPD. All of the shares being offered by Mr. Mortensen in this offering will be shares received pursuant to the exercise of the option held by Mr. Mortensen to purchase shares pursuant to the NPD benefit plan. Does not include 14,761 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of September 30, 1999.

(20) Gilder Gagnon Howe & Co. LLC may be deemed to beneficially own 1,486,180 shares of our common stock which are held of record by clients of Gilder. Gilder has sole voting power with respect to 16,750 shares and shared power to dispose or to direct the disposition of 1,486,180 shares of our common stock. Information with respect to Gilder has been derived from their
     Schedule 13G dated May 31, 1999, as filed with the Commission by Gilder. Gilder Gagnon Howe & Co. LLC's address is 1775 Broadway, 26th Floor, New York, New York 10019.

(21) Consists of 205,620 shares of common stock owned by Mr. Cobb, 43,556 shares of common stock owned by Mr. Cobb's wife, Madelyn Adams Cobb, 108,889 shares of common stock owned by The Timothy Fitzgerald Stephenson Cobb 1996 Children's Trust and 45,000 shares of common stock owned by Eagle Rock Partners, LP, a family limited partnership with which Mr. Cobb is affiliated, which is also participating as a selling stockholder in this offering. Mr. Cobb is offering 80,000 shares in this offering individually, and The Timothy Fitzgerald Stephenson Cobb 1996 Children's Trust and Eagle Rock Partners, LP are, in the aggregate, offering 70,000 shares in this offering. Mr. Cobb may be deemed the beneficial owner of the shares held by Madelyn Adams Cobb, the Cobb Trust and Eagle Rock Partners. Mr. Cobb disclaims beneficial ownership of the shares held by Madelyn Adams Cobb, the Cobb Trust and Eagle Rock Partners.

(22) Consists of individuals who are current or former employees or advisors of NPD. Under the NPD benefit plan, these individuals hold options granted by NPD requiring NPD to sell to these individuals shares of common stock currently owned by NPD. These individuals intend to exercise options granted under the NPD benefit plan to purchase 199,999 shares and to sell these shares in the offering. In addition, certain of those individuals have granted to the underwriters options to purchase up to 56,236 shares to cover over-allotments. If the underwriters exercise their over-allotment option, these individuals intend to exercise options granted under the NPD benefit plan to purchase additional shares from NPD. If the over-allotment option is exercised in full, these individuals will exercise options to purchase an additional 56,236 shares and sell these shares in the offering.

(23) Consists of 254,509 shares issuable upon the exercise of options and warrants to purchase common stock of which 66,536 options were granted pursuant to the NPD benefit plan which gives the holders of such options the right to purchase shares of our common stock held by NPD. Does not include 528,536 shares of common stock issuable upon the exercise of options not currently exercisable within 60 days of September 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 60,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value.

    As of September 30, 1999, we had 17,457,864 shares of common stock outstanding held by approximately 206 stockholders of record. Upon the closing of this offering, and after giving effect to the issuance of 1,500,000 shares of common stock in this offering and the issuance of 697,678 shares to former AdRelevance shareholders, there will be 19,655,542 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

COMMON STOCK

    Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends at times and in amounts as the board may determine. The holders of our common stock have one vote for each share they hold on all matters submitted to a vote of the stockholders. The holders of a majority of the shares of common stock voted can elect all of the directors nominated for election. The holders of our common stock are not entitled to preemptive rights and our common stock is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, we will distribute pro rata to the holders of our common stock our remaining assets, after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors. Each outstanding share of our common stock is, and all shares of our common stock being purchased in this offering will be, duly and validly issued, fully paid and nonassessable.

    Our common stock is quoted on the Nasdaq National Market under the symbol "MMXI."

PREFERRED STOCK

    We do not have any shares of our preferred stock outstanding. The 5,000,000 authorized shares of preferred stock may by issued in one or more series without further stockholder action. The board is authorized to determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to determine the variations among series. If we issue preferred stock, it could have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. In addition, we may be obligated to repurchase or redeem it. The board can issue preferred stock without the approval of the holders of our common stock. The holders of preferred stock may have voting and conversion rights, including multiple voting rights, which could adversely affect the rights of the holders of our common stock. We do not have any present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Under an agreement between us and the former shareholders of AdRelevance, holders of up to 776,760 shares of our common stock are entitled to rights with respect to registration under the Securities Act. These holders are including 169,026 of these shares in this offering. In addition, we are required to use commercially reasonable efforts to file a shelf registration to register the remaining shares within 120 days of the date of this prospectus.

    In addition, commencing November 4, 1999, the holders of approximately 11,700,000 shares of our common stock, referred to as registrable securities, have piggyback registration rights. If we propose to register any of our common stock under the Securities Act, including registrations on behalf of former AdRelevance shareholders, the holders of registrable securities may require us to include all or a portion of their securities in each registration. However, the managing underwriter, if any, of that offering has the right to limit the number of registrable securities proposed to be included in that registration. These piggyback registration rights do not apply to registrations described in the next two paragraphs. Because of former AdRelevance shareholders' registration rights and the piggyback registration rights described in this paragraph, we expect to file a shelf registration statement to register the sale of up to approximately 12,300,000 shares of our common stock following the expiration of the lock-up agreements related to this offering.

    Holders of registrable securities are entitled to additional rights with respect to the registration of the registrable securities under the Securities Act commencing on November 4, 1999. If we receive from the holders of more than 25% of the registrable securities a written request to effect a registration with respect to all or a part of the registrable securities, we must use our best efforts to effect such a registration. We are only obligated to effect one of these registrations. The holders of the registrable securities may choose to sell their securities through an underwriter. However, any underwriter may limit the number of registrable securities proposed to be included in that registration.

    When we are eligible to use a registration statement on Form S-3 to register an offering of our securities, holders of more than 10% of the registrable securities may request that we file a registration statement on Form S-3 covering all or a portion of the registrable securities held by them, provided that the proceeds from that offering are at least $2.0 million.

    We will bear all registration expenses incurred in connection with these registrations. Each of the holders of registrable securities participating in any registration would pay their own underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.

    GfK and IPSOS have registration rights related to the shares of our common stock they may receive on conversion of their interest in MMXI Europe. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Overview."

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Under Section 203 of the Delaware General Corporation Law, certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

    - the business combination was approved by the board of the corporation before the other party to the business combination became an interested stockholder;

    - upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

    - the business combination was approved by the board and ratified by 66 2/3% of the voting stock which the interested stockholder did not own.

    The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of Media Metrix.

    In addition, provisions of our certificate of incorporation and bylaws may have an anti-takeover effect. They may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

    CLASSIFIED BOARD OF DIRECTORS

    Our board is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board will be elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board to fill vacant directorships or increase the size of the board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our certificate of incorporation provides that our stockholders may not take action by written consent, but only at an annual or special meeting of stockholders. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board or a majority of the board.

    SUPERMAJORITY VOTING PROVISIONS

    Our certificate of incorporation provides that the affirmative vote of at least 66 2/3% of our stockholders is required to amend the provisions of our certificate and bylaws relating to the classification of the board, stockholder action by written consent and the calling of special meetings.

    AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, except in certain instances. We may use these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. This could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    We have entered into indemnification agreements with our current directors and executive officers. These agreements and provisions of our certificate of incorporation and bylaws may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

    Upon completion of this offering, we will have outstanding an aggregate of 19,655,542 shares of our common stock, based on the number of shares outstanding as of September 30, 1999. Of these shares, 19,126,890 shares, including 3,000,000 shares sold in this offering, will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are or have been purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act, or are subject to lock-up agreements. As of September 30, 1999, we had approximately 206 holders of our common stock.

    LOCK-UP AGREEMENTS

    In connection with our initial public offering, stockholders owning 13,110,670 shares of our common stock signed 180-day lock-up agreements. These lock-up agreements expire on November 3, 1999. In connection with this offering, stockholders, including all of our officers and directors, entered into lock-up agreements expiring 90 days from the date of this prospectus covering an aggregate of approximately 8,900,000 shares of our common stock. Also, in connection with this offering, stockholders entered into lock-up agreements expiring 30 days from the date of this prospectus covering an aggregate of approximately 2,000,000 shares of our common stock. The stockholders signing these agreements will agree not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, during the lock-up period. Transfers or dispositions can be made sooner:

    - with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation;

    - in the case of gifts or estate planning transfers where the donee signs a lock-up agreement; or

    - in the case of distributions to stockholders or affiliates of the stockholders where the recipient signs a lock-up agreement.

    RULE 144

    In general, under Rule 144 as currently in effect, a person who purchased our common stock in a private placement and has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which will equal approximately 196,000 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement prior to our initial public offering is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

    REGISTRATION RIGHTS

    After this offering, the holders of approximately 12,300,000 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After this registration, these shares of our common stock, other than those acquired by our affiliates, become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

    STOCK OPTIONS

    As of September 30, 1999, options to purchase 1,364,452 shares of common stock were issued and outstanding. Upon the expiration of all of the lock-up agreements executed in connection with this offering, approximately 221,000 shares of common stock will be subject to vested options, based on the number of options outstanding as of September 30, 1999. On June 22, 1999, we filed a registration statement on Form S-8 with the Commission pursuant to which we registered 1,970,610 shares of common stock issued or issuable upon the exercise of options granted under the Media Metrix Stock Option Plan, the 1998 Plan and other non-plan option grants. This registration statement became immediately effective upon filing. Also, in connection with our acquisition of AdRelevance, we assumed, or may be obligated to assume if AdRelevance achieves certain post-closing goals, options entitling the holders to purchase up to 246,845 shares of our common stock. Following the expiration of the lock-up agreements related to this offering, we intend to file a registration statement on Form S-8 with the Commission to register the offer and sale of these shares. The shares of our common stock sold under the registration statements described in this paragraph will be, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement dated October 25, 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc., Thomas Weisel Partners LLC, First Union Securities, Inc., SunTrust Equitable Securities, DLJDIRECT Inc. and E*OFFERING Corp. have severally agreed to purchase from us and the selling stockholders the number of shares opposite their names below.

                                                                    NUMBER
UNDERWRITERS:                                                      OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation..............  1,330,000
BancBoston Robertson Stephens Inc................................    420,000
Thomas Weisel Partners LLC.......................................    770,000
First Union Securities, Inc......................................    140,000
SunTrust Equitable Securities Inc................................    140,000
DLJDIRECT Inc. ..................................................    100,000
E*OFFERING Corp..................................................    100,000
                                                                   ---------
    Total........................................................  3,000,000
                                                                   =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval, including the absence of any material adverse change in our business and receipt of acceptable certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are obligated to purchase and accept delivery of all the shares, other than those shares covered by the over-allotment option described below, if they purchase any of the shares.

    The underwriters propose to initially offer some of the shares directly to the public at the public offering price on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not in excess of $1.52 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share on sales to other dealers. After the offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholders, and the offering expenses to be paid by us, in connection with this offering. The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us, or the selling stockholders as the case may be, per share of common stock. Offering expenses, all of which we will pay, are expenses incurred by us in connection with this offering and include filing fees, Nasdaq listing fees, printing expenses and legal and accounting expenses. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                           PAID BY SELLING
                                                 PAID BY MEDIA METRIX        STOCKHOLDERS
                                                ----------------------  ----------------------
                                                   NO         FULL         NO         FULL
                                                EXERCISE    EXERCISE    EXERCISE    EXERCISE
Underwriting fees per share...................  $    2.53   $    2.53   $    2.53   $    2.53
Total underwriting fees.......................  3,795,000   4,385,962   3,795,000   4,342,538
Offering expenses per share...................       0.33        0.29          --          --
Total offering expenses.......................    500,000     500,000          --          --

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 70 filed public offerings of equity securities, of which 39 have been completed, and has acted as a syndicate member in an additional 34 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

    An electronic prospectus is available on the Web site maintained by DLJDIRECT Inc., a selected dealer and an affiliate of Donaldson, Lufkin & Jenrette, and on the Web site hosted by E*OFFERING Corp. The underwriters have agreed to allocate a limited number of shares to them for sale to their brokerage account holders. E*OFFERING will accept conditional offers to purchase shares from all of its customers that pass and complete an on-line eligibility profile. If the demand for shares from the customers of E*OFFERING exceeds the amount of shares allocated to it, E*OFFERING will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. Other than the prospectus in electronic format, the information on these Web sites relating to this offering is not a part of this prospectus and has not been approved and/or endorsed by us or any underwriter, and should not be relied on by prospective investors.

    We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 450,000 additional shares at the public offering price on the cover page of this prospectus minus the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase committment.

    In the event any selling stockholder fails to sell to the underwriters the shares the selling stockholder is required to sell in the offering, we will sell additional shares to the underwriters to make up the shortfall.

    We and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

    In connection with this offering, stockholders, including all of our officers and directors, entered into lock-up agreements expiring 90 days from the date of this prospectus covering an aggregate of approximately 8,900,000 shares of our common stock. Also, in connection with this offering, stockholders entered into lock-up agreements expiring 30 days from the date of this prospectus covering an aggregate of approximately 2,000,000 shares of our common stock. The stockholders signing these agreements will agree not to, during the lock-up period, without the prior written consent of Donaldson, Lufkin &
Jenrette: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or (2) enter into any swap or other arrangement that transfer all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise. In addition, during this period, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors and some of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than a registration statement registering options or shares granted under a stock option plan) without the prior written consent of Donaldson, Lufkin & Jenrette.

    Bayview Investors, Ltd., an entity affiliated with BancBoston Robertson Stephens Inc., holds 69,687 shares of our common stock. Bayview has indicated that it intends to sell 47,140 shares in this offering.

    In connection with our acquisition of AdRelevance, Donaldson, Lufkin & Jenrette provided financial advisory services to us for which it received customary compensation and reimbursement of expenses.

    Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

    In the event our common stock does not constitute an excepted security under the provisions of Regulation M promulgated by the Commission, the underwriters and dealers may engage in passive market making transactions in accordance with Rule 103. In general, a passive market maker may not bid for or purchase shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for Media Metrix by Fulbright & Jaworski L.L.P., New York, New York. Attorneys at Fulbright & Jaworski L.L.P. own 7,000 shares of our common stock in the aggregate. Certain legal matters in connection with the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, also have audited the financial statements of AdRelevance, Inc. (a development stage company) at December 31, 1998 and for the period from October 12, 1998 (the date of AdRelevance's inception) to December 31, 1998 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about AdRelevance's ability to continue as a going concern as described in Note 1 to the financial statements). We have included AdRelevance's financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their their authority as experts in accounting and auditing.

    The balance sheets as of October 31, 1998 and December 31, 1997 and the statements of operations, shareholders' equity and cash flows for the ten months ended October 31, 1998, for the year ended December 31, 1997 and for the six week period ended December 31, 1996, of RelevantKnowledge Inc. included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Commission a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the Commission. For further information about us and our common stock being sold in this offering, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each case to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit. A copy of the registration statement, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the public reference section of the Commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected without charge at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement, including the exhibits and schedules thereto, is also available at the commission's site on the Web at http://www.sec.gov.

    We intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
MEDIA METRIX, INC.
Report of Independent Auditors.............................................................................        F-2
Balance Sheets at December 31, 1997 and 1998 and June 30, 1999 (unaudited).................................        F-3
Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and the six months ended
  June 30, 1998 and 1999 (unaudited).......................................................................        F-4
Statements of Stockholders' (Deficit) Equity for the years ended December 31, 1996, 1997 and 1998 and the
  six months ended June 30, 1999 (unaudited)...............................................................        F-5
Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and the six months ended
  June 30, 1998 and 1999 (unaudited).......................................................................        F-6
Notes to Financial Statements..............................................................................        F-7

RELEVANTKNOWLEDGE, INC.
Report of Independent Accountants..........................................................................       F-19
Balance Sheets at December 31, 1997 and October 31, 1998...................................................       F-20
Statements of Operations for the six weeks ended December 31, 1996, the year ended December 31, 1997 and
  the ten months ended October 31, 1998....................................................................       F-21
Statements of Changes in Shareholders' Equity for the six weeks ended December 31, 1996, the year ended
  December 31, 1997 and the ten months ended October 31, 1998..............................................       F-22
Statements of Cash Flows for the six weeks ended December 31, 1996, the year ended December 31, 1997 and
  the ten months ended October 31, 1998....................................................................       F-23
Notes to Financial Statements..............................................................................       F-24

ADRELEVANCE, INC.
Report of Independent Auditors.............................................................................       F-31
Balance Sheets at December 31, 1998 and June 30, 1999 (unaudited),.........................................       F-32
Statements of Operations for the period October 12, 1998 (inception) to December 31, 1998, the six months ended June 30, 1999 (unaudited) and the period October 12, 1998 (inception) to June 30, 1998
  (unaudited)..............................................................................................       F-33
Statements of Shareholders' Equity (Deficit) for the period from October 12, 1998 (inception) to
  December 31, 1998 and the six months ended June 30, 1999 (unaudited).....................................       F-34
Statements of Cash Flows for the period from October 12, 1998 (inception) to December 31, 1998, the six months ended June 30, 1999 (unaudited) and the period from October 12, 1998 (inception) to June 30, 1998
  (unaudited)..............................................................................................       F-35
Notes to Financial Statements..............................................................................       F-36

UNAUDITED PRO FORMA BALANCE SHEET AND STATEMENTS OF OPERATIONS
Balance Sheet at June 30, 1999.............................................................................       F-43
Statement of Operations for the year ended December 31, 1998...............................................       F-44
Statement of Operations for the six months ended June 30, 1999.............................................       F-45
Notes to Unaudited Pro Forma Balance Sheet and Statements of Operations....................................       F-46

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Media Metrix, Inc.

    We have audited the accompanying balance sheets of Media Metrix, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Media Metrix, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

New York, New York
February 22, 1999, except

  for the first paragraph of
  Note 1--Organization
  as to which the
  date is May 5, 1999

                               MEDIA METRIX, INC.
                                 BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                            -----------------------   JUNE 30,
                                                                               1997        1998         1999
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................................  $1,869,013  $ 8,012,020  $36,382,986
  Marketable securities                                                         --          --        10,453,998
  Receivables:
    Trade, less allowance for doubtful accounts of $100,000 in 1997,
      $220,000 in 1998 and $318,000 in 1999...............................     520,886    1,119,905    2,797,790
    Expenditures billable to clients......................................     219,877      250,432      169,695
                                                                            ----------  -----------  -----------
  Total receivables.......................................................     740,763    1,370,337    2,967,485
  Prepaid expenses and other current assets...............................      38,063      207,333      402,531
                                                                            ----------  -----------  -----------
Total current assets......................................................   2,647,839    9,589,690   50,207,000

Property and equipment, at cost, net of accumulated depreciation and
  amortization of $17,991 in 1997, $75,930 in 1998 and $187,355 in 1999...     116,834      649,790      875,149
Intangibles acquired, net of accumulated amortization of $479,000 in 1998
  and $1,976,105 in 1999..................................................      --        5,736,766    4,439,661
Other assets..............................................................      22,280       83,774      219,889
                                                                            ----------  -----------  -----------
Total assets..............................................................  $2,786,953  $16,060,020  $55,741,699
                                                                            ==========  ===========  ===========

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable and accrued liabilities................................  $  881,322  $ 2,308,323  $ 3,426,953
  Due to The NPD Group, Inc...............................................   1,284,315    4,705,825      557,360
  Advance billings to clients.............................................     529,220    1,391,275    2,961,132
  Current portion of long-term debt.......................................      --          127,179      139,471
                                                                            ----------  -----------  -----------
Total current liabilities.................................................   2,694,857    8,532,602    7,084,916

Long-term debt............................................................      --          225,353      151,463
Redeemable Preferred Stock--$1 par value; 41,446 shares authorized, issued
  and outstanding; liquidation and redemption value--$4,679,760 in 1998...   4,366,022    4,679,760      --
Series A Convertible Preferred Stock--$1 par value; 495,603 shares
  authorized, issued and outstanding in 1997..............................   3,999,991      --           --

Commitments and contingencies

Stockholders' (deficit) equity:
  Preferred stock, $.01 par value--shares authorized: 4,462,951 in 1997
    and 4,958,554 in 1998 and 1999, none issued and outstanding...........      --          --           --
  Common stock, $.01 par value--60,000,000 shares authorized; shares issued and outstanding--6,523,330 in 1997, 13,098,808 in 1998 and
    17,302,448 in 1999....................................................      65,233      130,988      173,024
  Additional paid-in capital..............................................     281,656   18,149,203   70,757,192
  Common stock issuable...................................................      --        1,999,831      --
  Acumulated other comprehensive loss.....................................      --          --           (27,382)
  Accumulated deficit.....................................................  (8,620,806) (16,093,242) (21,153,681))
  Deferred compensation...................................................      --       (1,564,475)  (1,243,833)
                                                                            ----------  -----------  -----------
Total stockholders' (deficit) equity......................................  (8,273,917)   2,622,305   48,505,320
                                                                            ----------  -----------  -----------
Total liabilities and stockholders' (deficit) equity......................  $2,786,953  $16,060,020  $55,741,699
                                                                            ==========  ===========  ===========

                            See accompanying notes.

                               MEDIA METRIX, INC.

                            STATEMENTS OF OPERATIONS

                                                                                            SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,               JUNE 30,
                                                     ----------------------------------  ----------------------
                                                        1996        1997        1998        1998        1999

                                                                                              (UNAUDITED)
Revenues...........................................  $1,032,629  $3,187,653  $6,330,485  $2,504,542  $7,435,122
Costs of revenues..................................   1,743,831   3,463,058   4,120,569   1,600,550   3,838,152
                                                     ----------  ----------  ----------  ----------  ----------
Gross profit (loss)................................    (711,202)   (275,405)  2,209,916     903,992   3,596,970
Operating expenses:
  Research and development.........................     587,731     865,498   1,382,375     508,133   1,672,939
  Sales and marketing..............................     928,993   2,021,409   2,888,195   1,286,219   3,147,133
  General and administrative.......................   1,147,768   1,516,396   2,715,705     846,241   2,337,014
  Amortization of deferred compensation............          --          --     368,550          --     304,917
  Amortization of intangibles......................          --          --     479,000          --   1,497,105
  Acquired in-process research and development.....          --          --   1,600,000          --          --
                                                     ----------  ----------  ----------  ----------  ----------
Total operating expenses...........................   2,664,492   4,403,303   9,433,825   2,640,593   8,959,108
                                                     ----------  ----------  ----------  ----------  ----------
Loss from operations...............................  (3,375,694) (4,678,708) (7,223,909) (1,736,601) (5,362,138)
Interest income, net of interest expense of $11,374
  in 1998 and $46,240 in 1999......................          --      94,760      65,211      48,589     410,894
                                                     ----------  ----------  ----------  ----------  ----------
Net loss...........................................  (3,375,694) (4,583,948) (7,158,698) (1,688,012) (4,951,244)
Preferred stock dividends..........................          --    (289,564)   (313,738)   (154,147)   (109,195)
                                                     ----------  ----------  ----------  ----------  ----------
Net loss applicable to common stockholders.........  $(3,375,694) $(4,873,512) $(7,472,436) $(1,842,159) $(5,060,439)
                                                     ==========  ==========  ==========  ==========  ==========
Basic and diluted net loss per share applicable to
  common stockholders..............................  $     (.52) $     (.75) $     (.98) $     (.28) $     (.35)
                                                     ==========  ==========  ==========  ==========  ==========
Shares used in the calculation of basic and diluted
  net loss per share applicable to common
  stockholders.....................................   6,523,330   6,523,330   7,618,511   6,523,330  14,583,630
                                                     ==========  ==========  ==========  ==========  ==========

                            See accompanying notes.

                               MEDIA METRIX, INC.

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                 AND SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                                                  ACCUMULATED
                       OWNER'S/        COMMON STOCK      ADDITIONAL     COMMON      OTHER
                       PARTNERS'   --------------------    PAID-IN      STOCK     COMPREHENSIVE ACCUMULATED  DEFERRED
                        CAPITAL      SHARES     AMOUNT     CAPITAL     ISSUABLE      LOSS       DEFICIT     COMPENSATION
Balance at January
  1, 1996,
  representing
  accumulated
  development costs
  contributed.......  $   371,600      --      $  --     $   --       $   --      $  --       $   (371,600)  $  --
Additional
  contributions by
  partners,
  including $573,000
  of accumulated
  development costs
  contributed.......      898,000      --         --         --           --         --            --           --
Net loss............      --           --         --         --           --         --         (3,375,694)     --
                      -----------  ----------  --------  -----------  ----------  ----------  ------------   ---------
Balance at December
  31, 1996..........    1,269,600      --         --         --           --         --         (3,747,294)     --
Purchase of
  partnership
  interest..........    3,200,000      --         --         --           --         --            --           --
Exchange of
  partners' interest
  for 6,522,893
  shares of common
  stock and 41,446
  shares of
  Redeemable
  Preferred Stock...   (4,469,600)  6,522,893    65,229      259,771      --         --            --           --
Contribution of
  amounts owed to
  The NPD Group,
  Inc...............      --           --         --         380,977      --         --            --           --
Sale of common
  stock.............      --              437         4           96      --         --            --           --
Costs incurred in
  connection with
  issuance of Series
  A Convertible
  Preferred Stock...      --           --         --        (359,188)     --         --            --           --
Payment of
  Redeemable
  Preferred Stock
  dividends.........      --           --         --         --           --         --            (68,142)     --
Accrual of
  Redeemable
  Preferred Stock
  dividends.........      --           --         --         --           --         --           (221,422)     --
Net loss............      --           --         --         --           --         --         (4,583,948)     --
                      -----------  ----------  --------  -----------  ----------  ----------  ------------   ---------
Balance at December
  31, 1997..........      --        6,523,330    65,233      281,656      --         --         (8,620,806)     --
Conversion of Series
  A Convertible
  Preferred Stock...      --        2,155,176    21,552    3,978,439      --         --            --           --
Conversion of Series
  B Convertible
  Preferred Stock...      --          520,590     5,206    1,494,794      --         --            --           --
Issuance of common
  stock in
  connection with
  acquisition.......      --        3,890,825    38,908   10,461,092      --         --            --           --
Exercise of
  warrants..........      --            8,887        89          197      --         --            --           --
Sale of common
  stock--194,380
  shares issuable...      --           --         --         --        1,999,831     --            --           --
Employee stock
  options...........      --           --         --       1,933,025      --         --            --       (1,933,025)
Amortization of
  deferred
  compensation......      --           --         --         --           --         --            --          368,550
Accrual of
  Redeemable
  Preferred Stock
  dividends.........      --           --         --         --           --         --           (313,738)     --
Net loss............      --           --         --         --           --         --         (7,158,698)     --
                      -----------  ----------  --------  -----------  ----------  ----------  ------------   ---------
Balance at December
  31, 1998..........      --       13,098,808   130,988   18,149,203   1,999,831     --        (16,093,242) (1,564,475)
Issuance of common
  stock issuable
  (unaudited).......      --          194,380     1,944    1,997,887  (1,999,831)    --            --           --
Initial public
  offering net of
  $5,867,500 of
  related costs and
  expenses
  (unaudited).......      --        3,250,000    32,500   49,350,000      --         --            --           --
Exercise of warrants
  and stock options
  (unaudited).......      --          759,260     7,592    1,250,237      --         --            --           --
Amortization of
  deferred
  compensation
  (unaudited).......      --           --         --         --           --         --            --          304,917
Reversal of deferred
  compensation on
  options forfeited
  (unaudited).......      --           --         --         (15,725)     --         --            --           15,725
Acceleration of
  vesting options
  (unaudited).......      --           --         --          25,590      --         --            --           --
Accrual of
  Redeemable
  Preferred Stock
  dividends
  (unaudited).......      --           --         --         --           --         --           (109,195)     --
Net loss
  (unaudited).......      --           --         --         --           --         --         (4,951,244)     --
Unrealized losses on
  marketable
  securities
  (unaudited).......      --           --         --         --           --        (27,382)       --           --
Total comprehensive
  loss (unaudited)..      --           --         --         --           --         --            --           --
                      -----------  ----------  --------  -----------  ----------  ----------  ------------   ---------
Balance at June 30,
  1999 (unaudited)..  $   --       17,302,448  $173,024  $70,757,192  $   --      $ (27,382)  $(21,153,681) ($1,243,833)
                      ===========  ==========  ========  ===========  ==========  ==========  ============   =========


                          TOTAL
                      STOCKHOLDERS'
                      (DEFICIT) EQUITY
Balance at January
  1, 1996,
  representing
  accumulated
  development costs
  contributed.......    $  --
Additional
  contributions by
  partners,
  including $573,000
  of accumulated
  development costs
  contributed.......        898,000
Net loss............     (3,375,694)
                        -----------
Balance at December
  31, 1996..........     (2,477,694)
Purchase of
  partnership
  interest..........      3,200,000
Exchange of
  partners' interest
  for 6,522,893
  shares of common
  stock and 41,446
  shares of
  Redeemable
  Preferred Stock...     (4,144,600)
Contribution of
  amounts owed to
  The NPD Group,
  Inc...............        380,977
Sale of common
  stock.............            100
Costs incurred in
  connection with
  issuance of Series
  A Convertible
  Preferred Stock...       (359,188)
Payment of
  Redeemable
  Preferred Stock
  dividends.........        (68,142)
Accrual of
  Redeemable
  Preferred Stock
  dividends.........       (221,422)
Net loss............     (4,583,948)
                        -----------
Balance at December
  31, 1997..........     (8,273,917)
Conversion of Series
  A Convertible
  Preferred Stock...      3,999,991
Conversion of Series
  B Convertible
  Preferred Stock...      1,500,000
Issuance of common
  stock in
  connection with
  acquisition.......     10,500,000
Exercise of
  warrants..........            286
Sale of common
  stock--194,380
  shares issuable...      1,999,831
Employee stock
  options...........       --
Amortization of
  deferred
  compensation......        368,550
Accrual of
  Redeemable
  Preferred Stock
  dividends.........       (313,738)
Net loss............     (7,158,698)
                        -----------
Balance at December
  31, 1998..........      2,622,305
Issuance of common
  stock issuable
  (unaudited).......       --
Initial public
  offering net of
  $5,867,500 of
  related costs and
  expenses
  (unaudited).......     49,382,500
Exercise of warrants
  and stock options
  (unaudited).......      1,257,829
Amortization of
  deferred
  compensation
  (unaudited).......        304,917
Reversal of deferred
  compensation on
  options forfeited
  (unaudited).......       --
Acceleration of
  vesting options
  (unaudited).......         25,590
Accrual of
  Redeemable
  Preferred Stock
  dividends
  (unaudited).......       (109,195)
Net loss
  (unaudited).......     (4,951,244)
Unrealized losses on
  marketable
  securities
  (unaudited).......        (27,382)
                        -----------
Total comprehensive
  loss (unaudited)..     (4,978,626)
                        -----------
Balance at June 30,
  1999 (unaudited)..    $48,505,320
                        ===========

                            See accompanying notes.

                               MEDIA METRIX, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,               JUNE 30,
                                                    ----------------------------------  -----------------------
                                                       1996        1997        1998        1998        1999

                                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net loss..........................................  $(3,375,694) $(4,583,948) $(7,158,698) $(1,688,012) $(4,951,244)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Contributed development costs...................     573,000          --          --          --           --
  Charge for acquired in-process research and
    development...................................          --          --   1,600,000          --           --
  Loss on disposal of equipment...................          --          --      13,174          --        8,455
  Provision for bad debts.........................          --     100,000     160,600      19,400       98,144
  Depreciation and amortization of property and
    equipment.....................................          --      17,991      65,969      14,613      120,849
  Amortization of intangibles.....................          --          --     479,000          --    1,497,105
  Acceleration of vesting on options..............          --          --          --          --       25,590
  Amortization of deferred compensation...........          --          --     368,550          --      304,917
  Changes in operating assets and liabilities:
    Receivables...................................    (629,704)   (211,059)   (427,652)    (70,771)  (1,695,292)
    Prepaid expenses and other current assets.....          --     (38,063)    (13,625)    (13,905)    (195,198)
    Other assets..................................          --     (22,280)     28,976          --           --
    Accounts payable and accrued liabilities......      88,182     793,140     657,737    (263,169)     918,630
    Advance billings to clients...................     220,020     309,200     393,581      91,611    1,569,857
    Due to The NPD Group, Inc.....................   2,782,351  (1,117,059)  3,421,510     700,730   (4,148,465)
                                                    ----------  ----------  ----------  ----------  -----------
Net cash used in operating activities.............    (341,845) (4,752,078)   (410,878) (1,209,503)  (6,446,652)

INVESTING ACTIVITIES
Purchase of marketable securities.................          --          --          --          --  (10,481,380)
Cash acquired.....................................          --          --   3,185,112          --           --
Additions to property and equipment...............          --    (134,825)   (117,489)    (13,925)    (354,663)
Proceeds from the sale of fixed assets............          --          --       5,300          --           --
Security deposits.................................          --          --          --          --     (136,115)
                                                    ----------  ----------  ----------  ----------  -----------
Net cash (used in) provided by investing
  activities......................................          --    (134,825)  3,072,923     (13,925) (10,972,158)
                                                    ----------  ----------  ----------  ----------  -----------

FINANCING ACTIVITIES
Proceeds from the exercise of warrants to purchase
  Series B Convertible Preferred Stock............          --          --   1,500,000          --           --
Repayments on long-term debt......................          --          --     (19,155)         --      (61,598)
Proceeds from sale of Series A Convertible
  Preferred Stock.................................          --   3,999,991          --          --           --
Payment of costs related to sale of Series A
  Convertible Preferred Stock.....................          --    (359,188)         --          --           --
Redemption of redeemable preferred stock..........          --          --          --          --   (4,788,955)
Net proceeds from initial public offering.........          --          --          --          --   49,382,500
Partner contributions.............................     325,000   3,200,000          --          --           --
Proceeds from (repayment of) loan payable to
  affiliates......................................     600,000    (600,000)         --          --           --
Proceeds from exercise of warrants and stock
  options.........................................          --          --         286          --    1,257,829
Payment of dividend...............................          --     (68,142)         --          --           --
Sale of common stock..............................          --         100   1,999,831          --           --
                                                    ----------  ----------  ----------  ----------  -----------
Net cash provided by financing activities.........     925,000   6,172,761   3,480,962          --   45,789,776
                                                    ----------  ----------  ----------  ----------  -----------
Net increase (decrease) in cash and cash
  equivalents.....................................     583,155   1,285,858   6,143,007  (1,223,428)  28,370,966
Cash and cash equivalents at beginning of
  period..........................................          --     583,155   1,869,013   1,869,013    8,012,020
                                                    ----------  ----------  ----------  ----------  -----------
Cash and cash equivalents at end of period........  $  583,155  $1,869,013  $8,012,020  $  645,585  $36,382,986
                                                    ==========  ==========  ==========  ==========  ===========

SUPPLEMENTAL INFORMATION
Interest paid.....................................  $       --  $       --  $   11,374  $       --  $    30,487
                                                    ==========  ==========  ==========  ==========  ===========

                            See accompanying notes.

                               Media Metrix, Inc.

                         Notes to Financial Statements
                               December 31, 1998

                    (Information as of June 30, 1999 and for

           the six months ended June 30, 1998 and 1999 is unaudited)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

DESCRIPTION OF BUSINESS

    Media Metrix, Inc., a Delaware Corporation ("Media Metrix"), provides Internet audience measurement products and services to customers including media companies, Internet advertisers and advertising agencies, technology companies and financial institutions.

ORGANIZATION

    On October 15, 1998, Media Metrix stockholders approved a 2.96873-for-one split of the outstanding shares of common stock which was effectuated as a stock dividend, and on November 2, 1998, Media Metrix filed an amended and restated certificate of incorporation increasing the number of authorized shares of common stock from 10,000,000 to 15,000,000. On April 22, 1999, the Board of Directors approved a 1.4648-for-one split of the outstanding shares of common stock payable to stockholders of record on May 5, 1999. Also on April 22, 1999, the Board of Directors and the stockholders approved an increase in the number of authorized shares of common stock to 60,000,000, which became effective
May 5, 1999. Retroactive effect has been given to these stock splits. All common share, option and warrant data has been restated to reflect the stock splits.

    Media Metrix's business was originally conducted as a division within The NPD Group, Inc. ("NPD") until March 1996, when PC Meter, L.P., a Delaware limited partnership, ("PC Meter") (Media Metrix's predecessor) was formed to conduct Media Metrix's business.

    On April 14, 1997, PC Meter was merged into Media Metrix. NPD originally held 100,000 Class A Limited Partnership Units and 79,000 Class B Limited Partnership Units of PC Meter. Two family trusts previously established for the benefit of heirs to the sole shareholder of NPD (the "Family Trusts") each held 19,323.5 Class B Limited Partnership Units. In addition, PC Meter was indebted to NPD in the amount of $3,951,029. On April 14, 1997, PC Meter was merged with and into Media Metrix. Immediately prior to the merger, NPD purchased additional Class A Limited Partnership Units for a purchase price of $3,200,000. Pursuant to the terms of the Agreement and Plan of Merger between Media Metrix and PC Meter, the Class A Limited Partnership Units were exchanged for a total of 41,446 shares of Media Metrix Redeemable Preferred Stock. The Class B Limited Partnership Units were exchanged for a total of 6,522,893 shares of Media Metrix common stock. Post-merger, Media Metrix repaid the amounts owed to NPD by PC Meter. Of the amounts owed NPD, $3,570,052 was paid in cash and $380,977 was forgiven.

    The above transactions were accounted for in a manner similar to that of a "pooling of interests" in that the assets and liabilities and related revenues and expenses of PC Meter have been reflected in the accompanying financial statements at their historical book values.

2. SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

    The financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been prepared by Media Metrix without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of June 30, 1999 and the results of operations and cash flows for the six months ended
June 30, 1998

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and 1999 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or eliminated.

    The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for any future interim period or for the year ending December 31, 1999.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. Substantially all cash and cash equivalents are held in one financial institution at December 31, 1998 and 1997. Media Metrix's cash is exposed to risk to the extent the balance of the cash accounts exceeds federally insured limits.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Syndicated (recurring) products and services are sold on a subscription basis. Revenues for such products and services are recognized over the term of the related contract as products or services are provided. Buyers of syndicated products and services typically are billed in advance for the next three months. Billings rendered in advance of products or services being provided are recorded as "Advance billings to clients" in the accompanying balance sheet.

    Revenues for customized (nonrecurring) products and services are recognized in the period in which the products or services are provided.

PANEL COSTS

    Costs of establishing and maintaining a panel (a group of consumers who furnish marketing data) are expensed in the year incurred and are included in costs of revenues.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs primarily consist of costs attributable to the development of new products and are expensed as incurred.

STOCK-BASED COMPENSATION

    Media Metrix accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("SFAS 123").

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATIONS OF CREDIT RISK

    Media Metrix's policy is to review a customer's financial condition prior to extending credit and, generally, collateral is not required. Credit losses are provided for in the financial statements and have been within management's expectations. Under the terms of certain contracts with its customers, Media Metrix receives partial payments as the services are provided. One customer accounted for approximately 19% of revenues for the year ended December 31, 1997.

DEPRECIATION AND AMORTIZATION

    Depreciation is provided over the estimated useful lives (3 to 7 years) of the assets under the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

    Intangibles acquired are being amortized by the straight-line method over one to three years from the date of acquisition (see Note 4).

LONG-LIVED ASSETS

    Media Metrix periodically reviews the carrying value of its long-lived assets in determining the ultimate recoverability of their unamortized values using future undiscounted cash flow analyses. Such a review has been performed by management and does not indicate an impairment of such assets.

MARKETABLE SECURITIES

    Media Metrix accounts for its investments in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All investments have been classified as available-for-sale securities as of June 30, 1999. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in other comprehensive income (loss). Realized gains and losses and declines other-than-temporary on available-for-sale securities are included in interest and other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

3. BASIC AND DILUTED NET LOSS PER SHARE

    Media Metrix computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share applicable to common stockholders is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options and warrants (see Note 10), and the conversion of preferred stock (see Note 8) as the effect of such exercises would be antidilutive.

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

3. BASIC AND DILUTED NET LOSS PER SHARE (CONTINUED)
    The following sets forth the computation of basic and diluted net loss per share:

                                                  YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                        -------------------------------------------  ----------------------------
                                            1996           1997           1998           1998           1999
Numerator:
  Net loss............................  $  (3,375,694) $  (4,583,948) $  (7,158,698) $  (1,688,012) $  (4,951,244)
  Preferred stock dividends...........       --             (289,564)      (313,738)      (154,147)      (109,195)
                                        -------------  -------------  -------------  -------------  -------------
  Net loss applicable to common
    stockholders......................  $  (3,375,694) $  (4,873,512) $  (7,472,436) $  (1,842,159) $  (5,060,439)
                                        =============  =============  =============  =============  =============
Denominator for basic and diluted loss
  per share--weighted average
  shares..............................      6,523,330      6,523,330      7,618,511      6,523,330     14,583,630
                                        =============  =============  =============  =============  =============
Basic and diluted loss per share
  applicable to common stockholders...  $        (.52) $        (.75) $        (.98) $        (.28) $        (.35)
                                        =============  =============  =============  =============  =============

4. ACQUISITION

    On November 5, 1998, Media Metrix and an unrelated entity, RelevantKnowledge, Inc. ("RKI") entered into an agreement and plan of reorganization whereby RKI was merged into Media Metrix. The stockholders of RKI exchanged all outstanding preferred and common stock of RKI for 3,890,825 newly issued shares of common stock in Media Metrix. The fair value of the Media Metrix common stock issued to the previous stockholders and option and warrant holders of RKI is approximately $10,500,000. The purchase price was allocated as follows: (i) net operating assets acquired--$3,182,000, including cash of $3,185,000, (ii) acquired in-process research and development--$1,600,000,
(iii) debt--$372,000, and (iv) intangibles--$6,416,000, including related costs and expenses of approximately $326,000.

    RKI had issued warrants to acquire shares of its common stock in connection with prior sales of preferred and common stock and convertible secured promissory notes. Such warrants were exchanged for warrants to purchase 360,907 shares of Media Metrix stock and are immediately exercisable as follows: 266,635 at $0.03 per share (8,887 of which were exercised in 1998 and 14,748 in 1999), 67,097 at $6.43 per share, 12,055 at $0.19 per share, 7,778 at $2.57 per share and 7,342 at $5.14 per share. The warrants expire between April 2002 and May 2008. In addition, RKI had issued options to purchase shares of its common stock to its employees pursuant to a stock option plan. Such options were exchanged for options to purchase 46,775 shares of Media Metrix common stock at an exercise price of $2.39 per share. All options are immediately exercisable and expire from 2006 to 2008.

    Acquired in-process research and development represents the value attributed to three technologies in development using the discounted value (using a 40% discount rate) of the expected cash flow streams attributed to those items. Adjustments, were made to the expected cash flow streams to incorporate obsolescence of the technologies, the risk of similar technologies emerging in the marketplace, and other factors that may reduce the value realized from the in-process technologies. The three technologies relate to a data warehousing application (valued at $800,000), a panel management tool

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

4. ACQUISITION (CONTINUED)
(valued at $770,000), and an automated tracking system (valued at $30,000). As of the acquisition date, the aforementioned technologies are 25% to 50% complete and are expected to be completed in 1999.

    The estimates used by Media Metrix in valuing in-process research and development were based on assumptions management believes to be reasonable but which are inherently uncertain and unpredictable. Media Metrix's assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from projected results.

    The above acquisition has been accounted for using the purchase method of accounting and the operations of RKI have been included in the accompanying financial statements from the date of acquisition.

    The following table reflects unaudited pro forma results of operations of Media Metrix and RKI on the basis that the acquisition had taken place at the beginning of the year for each of the periods presented:

                                                                    YEAR ENDED DECEMBER 31
                                                                ------------------------------
                                                                     1997            1998
Revenues......................................................  $    3,883,000  $    8,145,000
                                                                ==============  ==============
Net loss......................................................  $  (14,397,000) $  (15,898,000)
                                                                ==============  ==============
Net loss applicable to common stockholders....................  $  (14,686,000) $  (16,211,000)
                                                                ==============  ==============
Basic and diluted net loss per share applicable to common
  stockholders................................................  $        (1.41) $        (1.49)
                                                                ==============  ==============
Shares used in the calculation of basic and diluted net loss
  per share applicable to common stockholders.................      10,414,204      10,860,906
                                                                ==============  ==============

    In management's opinion, the unaudited pro forma results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated on January 1, 1997 or on January 1, 1998 or of future operations of the combined companies under the management of Media Metrix.

5. RELATED PARTY TRANSACTIONS

    Effective April 1, 1996 and as amended on September 30, 1998, NPD and Media Metrix entered into a Management Services Agreement whereby NPD, among other services, provides Media Metrix with computer processing capacity and certain administrative functions. As compensation for the services, Media Metrix pays NPD, on a monthly basis, an amount equal to (a) all expenses reasonably incurred by NPD in performance of its duties under this agreement and (b) 105% of NPD's overhead allocable to Media Metrix, as defined. The agreement may be terminated by either party upon 90 days notice, provided NPD may not terminate prior to March 31, 2002. Such charges pursuant to this agreement during the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, amounted to approximately $3,568,000, $5,831,000, $6,023,000, $3,265,000 and $1,374,000, respectively. At December 31, 1997 and 1998 and June 30, 1999, Media Metrix owed

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

5. RELATED PARTY TRANSACTIONS (CONTINUED) approximately $1,284,000, $4,706,000 and $557,000, respectively, to NPD for such services. During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, weighted average amounts owed by Media Metrix to NPD were approximately $1,546,000, $1,492,000, $2,565,000, $1,795,000 and $1,509,000, respectively. Such amounts are non-interest bearing.

    Media Metrix has entered into a Services Agreement with NPD as of September 30, 1998. Media Metrix has granted NPD access to its databases for any business purpose of NPD which is not in direct competition with that of Media Metrix. Media Metrix has also granted NPD a non-exclusive license to use certain computer software owned by Media Metrix. Under the terms of the Services Agreement, Media Metrix will receive a monthly fee of $2,500 plus expenses. The Services Agreement is terminable by either party with 120 days notice.

    Media Metrix has entered into a License Agreement with NPD dated as of November 5, 1998. NPD has granted to Media Metrix an exclusive, non-transferable worldwide license to use certain NPD software. The fee is $11,000 per month payable quarterly.

    In December 1996, Media Metrix entered into a short-term loan agreement with NPD to borrow $600,000 to fund operations. In January 1997, Media Metrix repaid the entire loan.

6. LONG-TERM DEBT

    In connection with the RKI acquisition (see Note 4), Media Metrix assumed bank borrowings of approximately $372,000. The credit agreement provides for borrowings up to $1,000,000. The balance outstanding at December 31, 1998 was $352,532. The note bears interest at a rate of 20.27% per annum and is payable in monthly principal and interest payments of $15,191.

    Annual maturities of long-term debt are as follows:

1999..............................................................  $ 127,179
2000..............................................................    152,955
2001..............................................................     72,398
                                                                    ---------
                                                                    $ 352,532
                                                                    =========

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities at December 31, 1997 and 1998 and June 30, 1999 consist of:

                                                           1997         1998          1999
Trade accounts payable................................  $  359,000  $  1,079,000  $  1,131,000
Commissions and bonuses...............................     113,000       660,000     1,100,000
Panel costs...........................................     128,000        57,000       204,000
Other.................................................     281,000       512,000       992,000
                                                        ----------  ------------  ------------
                                                        $  881,000  $  2,308,000  $  3,427,000
                                                        ==========  ============  ============

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

8. PREFERRED STOCKS

    On April 14, 1997, Media Metrix issued: (i) 495,603 shares of its Series A Convertible Preferred Stock ("Series A") and (ii) warrants to purchase 159,640 shares of its Series B Convertible Preferred Stock ("Series B") at an exercise price of $12.53 per share through October 14, 1999, for proceeds of $3,999,991 pursuant to a private placement to three investors. Media Metrix incurred approximately $359,000 of costs related to this private placement and issued an investment advisor warrants to purchase 377,642 shares of Media Metrix's common stock at an exercise price of $2.88 per share through October 14, 1999. The value of such warrants was nominal. The investment advisor exercised warrants to purchase 245,501 shares of common stock on March 31, 1999.

    Immediately prior to the RKI acquisition (see Note 4), the holders of the Series A converted all issued and outstanding shares into 2,155,176 shares of Media Metrix common stock. In addition, the holders of warrants to purchase 119,714 shares of Series B, exercised such warrants and immediately converted the underlying Series B into 520,590 shares of Media Metrix common stock. The remaining 39,926 warrants to purchase Series B were canceled and exchanged for warrants to purchase 173,629 shares of Media Metrix common stock at an exercise price of $2.88 per share. Such warrants were exercised on March 31, 1999. Media Metrix amended and restated its certificate of incorporation to cancel the Series A and Series B. Accordingly, at December 31, 1998, Media Metrix has 5,000,000 of authorized shares of undesignated preferred stock of which 41,446 has been designated to the Redeemable Preferred Stock.

    At December 31, 1998, NPD owned 41,446 shares or 100% of the authorized, issued and outstanding shares of Media Metrix's Redeemable Preferred Stock. Media Metrix repurchased all shares of Redeemable Preferred Stock from NPD with a portion of the proceeds from its initial public offering (see Note 12).

    The principal terms of the Redeemable Preferred Stock are as follows:

    - DIVIDENDS

      The holder of the Redeemable Preferred Stock is entitled to receive dividends at 7% per annum and shall accrue from the date of issuance whether or not declared. During April 1997, Media Metrix paid the holder of the Redeemable Preferred Stock dividends of approximately $68,000 representing amounts accrued through April 1997. Cumulative but unpaid dividends on Redeemable Preferred Stock through December 31, 1998 are approximately $535,000.

    - LIQUIDATION PREFERENCE

      In the event of liquidation of Media Metrix, the holder of the Redeemable Preferred Stock is entitled to receive an amount equal to $100 per share ($4,144,600) plus any accrued but unpaid dividends.

    - REDEMPTION

      Upon the completion of a public offering of Media Metrix's common stock at a price per share of at least $3.45 and gross proceeds of at least $15,000,000 or certain other specified events as defined, Media Metrix is required to purchase the outstanding shares of Redeemable Preferred Stock at a price of $100 per share plus all accrued and unpaid dividends.

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

8. PREFERRED STOCKS (CONTINUED)
    - VOTING RIGHTS

      The holder of the Redeemable Preferred Stock is entitled to 100 votes for each share held at any meeting of the stockholders of Media Metrix.

9. INCOME TAXES

    Since PC Meter was a limited partnership, no provision or benefit for Federal or state income taxes was provided in the financial statements but the income or loss was allocated directly to its partners. Beginning on April 14, 1997 when PC Meter was merged into Media Metrix, Media Metrix adopted the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in accounting for its income taxes. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Significant components of Media Metrix's deferred tax assets are as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1998
Deferred tax assets:
  Net operating loss carryforwards..............................  $     900,000  $   6,400,000
  Amounts payable to related party..............................        437,000      1,882,000
  Accounts receivable reserves..................................         34,000         88,000
                                                                  -------------  -------------
Total deferred tax assets.......................................      1,371,000      8,370,000
Valuation allowance for deferred tax assets.....................     (1,371,000)    (8,370,000)
                                                                  -------------  -------------
Net deferred taxes..............................................  $    --        $    --
                                                                  =============  =============

    At April 14, 1997, Media Metrix did not have any deferred tax assets or liabilities and, accordingly, a valuation allowance for deferred tax assets was not required. At the time of the RKI acquisition, RKI had deferred tax assets of approximately $4,329,000 with an equal valuation allowance.

    As a result of losses from April 14, 1997 through December 31, 1998, Media Metrix has available net operating loss carryforwards ("NOLs") of approximately $16,000,000 for Federal income tax purposes that expire in 2012 and 2018. Included in such amount are RKI pre-acquisition NOLs of approximately $11,129,000 which expire through 2013. As a result of the RKI acquisition, under
Section 382 of the Internal Revenue Code, utilization of such NOLs will be limited to approximately $600,000 per year over the next fifteen years. Future benefits, if any, from the RKI NOLs would first reduce the intangibles acquired and then income tax expense.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the NOLs can be utilized and the temporary differences become deductible. Since Media

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

9. INCOME TAXES (CONTINUED)
Metrix has incurred losses since inception, Media Metrix has established a valuation allowance for deferred tax assets at December 31, 1998.

10. STOCK OPTIONS

    In November 1998, Media Metrix adopted the 1998 Equity Incentive Plan (the "1998 Plan"). Under the 1998 Plan, Media Metrix may award incentive and other non-statutory stock options, stock appreciation rights, restricted stock and performance stock units and other stock units which are valued by reference to the value of the common stock. Media Metrix also maintains the Media Metrix Stock Option Plan ("Media Metrix Plan") which provides for the award of up to 519,222 shares of common stock in the form of incentive stock options and non-statutory stock options. In February 1999, the Board of Directors, subject to stockholder approval, adopted an amendment to increase the number of shares under the 1998 Plan from 732,400 to 1,318,320.

    In October 1998, Media Metrix changed the provisions of all its outstanding stock options granted prior to such time by removing the requirement of the occurrence of an initial public offering before such options became exercisable. This change resulted in a new measurement date. Accordingly, Media Metrix established, as a separate component of stockholders' equity, deferred compensation (approximately $724,000) equal to the number of options granted times the difference in their exercise price and $2.30, the estimated fair value of the common stock at the time of the new measurement date, and recorded compensation expense in 1998 of approximately $348,000 representing the portion of the deferred compensation which vested through December 31, 1998.

    On December 3, 1998, Media Metrix issued stock options to employees to purchase 153,072 shares of common stock at $2.39 per share, which was considered to be the fair value of the common stock at that time. Soon thereafter, Media Metrix issued shares at $10.29 per share (see Note 12); accordingly, for accounting purposes, Media Metrix used such per share value to record an additional deferred compensation charge of $1,209,000 of which $20,150 was amortized in December 1998.

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

10. STOCK OPTIONS (CONTINUED)
    The following table summarizes activity in stock options:

                                                                                                            SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,                                   ENDED
                       ----------------------------------------------------------------------------------
                                                                                                             JUNE 30,
                                  1996                        1997                        1998                 1999
                       --------------------------  --------------------------  --------------------------  ------------

                        SHARES       WEIGHTED-      SHARES       WEIGHTED-      SHARES       WEIGHTED-        SHARES
                         UNDER        AVERAGE        UNDER        AVERAGE        UNDER        AVERAGE         UNDER
                        OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE      OPTION
Balance, beginning of
  period.............     --         $  --           133,067     $    0.11       283,093     $    0.17          696,130
Grants...............    133,067          0.11       150,026          0.23       373,219          1.97          345,575
Exercises............     --            --            --            --            --            --              (14,924)
Forfeitures..........     --            --            --            --            (6,957)         2.30          (14,356)
Options issued in
  connection with
  acquisition........     --            --            --            --            46,775          2.39          --
                       ---------                   ---------                   ---------                   ------------
Balance, end of
  period.............    133,067          0.11       283,093          0.17       696,130          1.26        1,012,425
                       =========                   =========                   =========                   ============
Weighted-average fair
  value of options
  issued during the
  period.............                $    0.03                   $    0.06                   $    3.42



                         WEIGHTED-
                          AVERAGE
                         EXERCISE
                           PRICE
Balance, beginning of
  period.............    $    1.26
Grants...............        11.94
Exercises............         0.93
Forfeitures..........         2.43
Options issued in
  connection with
  acquisition........       --

Balance, end of
  period.............         4.90

Weighted-average fair
  value of options
  issued during the
  period.............    $    2.52

    The following tables summarize information about stock options outstanding at December 31, 1998 and June 30, 1999:

                            DECEMBER 31, 1998                             JUNE 30, 1999
                ------------------------------------------  ------------------------------------------
                                          WEIGHTED-AVERAGE                            WEIGHTED-AVERAGE
EXERCISE          OPTIONS      OPTIONS       REMAINING        OPTIONS      OPTIONS       REMAINING
PRICE           OUTSTANDING  EXERCISABLE  CONTRACTUAL LIFE  OUTSTANDING  EXERCISABLE  CONTRACTUAL LIFE
$ 0.11........     133,067       88,711        7.3 years       133,067       88,711        6.8 years
  0.23........     150,026       30,007              8.7       142,198       22,179              8.2
  0.35........      70,665       --                  9.2        67,190       13,374              8.7
  2.30........     142,525       --                  9.6       141,331       --                  9.1
  2.39........     199,847       14,524              9.9       183,264       23,833              9.4
 11.26........      --           --                   --       265,275       --                  9.6
 12.00........      --           --                   --        45,000       --                  9.8
 17.00........      --           --                   --        35,100       --                  9.8
                 ---------    ---------                      ---------    ---------
                   696,130      133,242              9.0     1,012,425      148,097              8.9
                 =========    =========                      =========    =========

    Media Metrix has reserved 3,639,448 and 1,450,461 shares of common stock for issuance of all options and warrants at December 31, 1998 and June 30, 1999, respectively.

FAIR VALUE DISCLOSURES

    Pro forma information regarding net loss and net loss per share is required by SFAS 123, which also requires that the information be determined as if Media Metrix has accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated using the

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

10. STOCK OPTIONS (CONTINUED)
minimum value method with the following assumptions: no dividend yield, weighted-average expected life of the option of 5 years, and risk-free interest rates of 6.6%, 6.0% and 5.7% for the years ended December 31, 1996, 1997 and 1998, respectively.

    Because the determination of fair value of all options granted after such time as Media Metrix becomes a public entity will include an expected volatility factor in addition to the factors described above, the results presented below may not be indicative of future periods.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Media Metrix's pro forma financial information is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                       1996           1997           1998
Net loss applicable to common stockholders:
  As reported....................................  $  (3,375,694) $  (4,873,512) $  (7,472,436)
                                                   =============  =============  =============
  Pro forma......................................  $  (3,376,754) $  (4,875,943) $  (7,487,969)
                                                   =============  =============  =============
Net loss applicable to common stockholders per
share:
  As reported....................................  $        (.52) $        (.75) $        (.98)
                                                   =============  =============  =============
  Pro forma......................................  $        (.52) $        (.75) $        (.98)
                                                   =============  =============  =============

11. LEASE COMMITMENTS

    Media Metrix leases office space in New York, California and Georgia. At December 31, 1998, the future minimum lease payments under noncancellable operating leases with initial or remaining lease terms in excess of one year are as follows:

Year ending December 31:
1999..............................................................  $ 391,000
2000..............................................................    223,000
2001..............................................................     81,000
2002..............................................................     58,000
2003..............................................................      5,000
                                                                    ---------
                                                                    $ 758,000
                                                                    =========

    Rent expense approximated $39,000, $207,000 and $356,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

12. CAPITAL TRANSACTIONS

    On January 4, 1999, Media Metrix issued to a foreign investor 194,380 shares of common stock at a purchase price per share of $10.29, for an aggregate purchase price of approximately $2,000,000,

                               MEDIA METRIX, INC.

                    (INFORMATION AS OF JUNE 30, 1999 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

12. CAPITAL TRANSACTIONS (CONTINUED)
pursuant to a stock purchase agreement. Media Metrix had received the proceeds from this transaction on December 31, 1998 and has recorded "common stock issuable" in the accompanying balance sheet.

    In May 1999, Media Metrix consummated an initial public offering (the "IPO") of 3,000,000 shares of common stock at a price of $17 per share. The underwriters in connection with the IPO exercised their over-allotment option to purchase an additional 250,000 shares from Media Metrix and 200,000 shares from existing shareholders at a price of $17 per share. The total net proceeds to Media Metrix amounted to approximately $49,383,000 after deducting the underwriters' discount and related expenses of $5,867,000.

13. SUBSEQUENT EVENT

    On October 8, 1999, Media Metrix acquired all the outstanding shares of preferred and common stock of AdRelevance, Inc. ("AdRelevance") and outstanding options and warrants to purchase shares of AdRelevance common stock in exchange for shares of Media Metrix common stock and options and warrants to purchase shares of Media Metrix common stock valued at approximately $59.4 million. Additional consideration is payable upon AdRelevance achieving certain post-closing goals.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of RelevantKnowledge, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of RelevantKnowledge, Inc. at October 31, 1998 and December 31, 1997, and the results of its operations and its cash flows for the ten month period ended October 31, 1998, for the year ended December 31, 1997 and for the six week period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
April 8, 1999

                            RELEVANTKNOWLEDGE, INC.

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,    OCTOBER 31,
                                                                                         1997            1998
ASSETS
Current assets
  Cash and cash equivalents........................................................  $     998,827  $    2,963,218
  Accounts receivable..............................................................        213,575         292,038
  Unbilled work in progress........................................................       --                70,484
  Other current assets.............................................................        114,009          76,745
                                                                                     -------------  --------------
        Total current assets.......................................................      1,326,411       3,402,485
Fixed assets, net..................................................................        749,761         780,884
Other assets.......................................................................          4,983          98,803
                                                                                     -------------  --------------
        Total assets...............................................................  $   2,081,155  $    4,282,172
                                                                                     =============  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses............................................  $     619,552  $      402,950
  Commissions payable..............................................................       --               292,515
  Deferred revenue.................................................................        160,887         468,474
  Current portion of long-term debt................................................       --               123,326
                                                                                     -------------  --------------
        Total current liabilities..................................................        780,439       1,287,265
Long-term debt.....................................................................       --               248,361
                                                                                     -------------  --------------
        Total liabilities..........................................................        780,439       1,535,626
                                                                                     -------------  --------------
Commitments and contingencies

Shareholders' equity
  Common stock, no par value; 15,500,000 and 15,000,000 shares authorized at
    October 31, 1998 and December 31, 1997, respectively; 3,849,458 and 3,603,570 shares issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................        210,183       1,317,471
  Series A-1 convertible preferred stock; 1,500,000 shares authorized; 1,456,949 issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................        881,885         881,885
  Series B-1 convertible preferred stock; 3,000,000 shares authorized; 2,754,587 shares issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................      4,223,575       4,221,619
  Series B-2 convertible preferred stock; 1,000,000 shares authorized; 858,420 shares issued and outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................      1,469,497       1,469,497
  Series C-1 convertible preferred stock; 3,500,000 shares authorized; 2,713,321 and 0 shares issued and outstanding at October 31, 1998 and December 31 1997,
    respectively...................................................................       --             6,686,403
  Series C-2 convertible preferred stock; 1,000,000 shares authorized; no shares issued or outstanding at October 31, 1998 and December 31, 1997,
    respectively...................................................................       --              --
  Accumulated deficit..............................................................     (5,484,424)    (11,830,329)
                                                                                     -------------  --------------
        Total shareholders' equity.................................................      1,300,716       2,746,546
                                                                                     -------------  --------------
        Total liabilities and shareholders' equity.................................  $   2,081,155  $    4,282,172
                                                                                     =============  ==============

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                            STATEMENTS OF OPERATIONS

                                                                        SIX WEEKS                    TEN MONTHS
                                                                          ENDED       YEAR ENDED        ENDED
                                                                       DECEMBER 31,  DECEMBER 31,    OCTOBER 31,
                                                                           1996          1997           1998
Revenues
  Information services...............................................   $   --       $     157,032  $   1,730,744
  Technology licensing and support...................................       --             537,879         83,486
  Other income.......................................................       --            --               95,909
                                                                        ----------   -------------  -------------

      Total revenues.................................................       --             694,911      1,910,139

Costs of sales.......................................................       --           2,510,621      2,879,037
Sales and marketing..................................................        8,912       1,433,173      1,623,500
General and administrative...........................................       30,732       1,440,551      2,973,230
Research and development.............................................      103,925         651,421        780,277
                                                                        ----------   -------------  -------------
      Total costs and expenses.......................................      143,569       6,035,766      8,256,044
                                                                        ----------   -------------  -------------
Net loss.............................................................   $ (143,569)  $  (5,340,855) $  (6,345,905)
                                                                        ==========   =============  =============

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                            COMMON STOCK             PREFERRED STOCK                           TOTAL
                                      ------------------------  -------------------------   ACCUMULATED    SHAREHOLDERS'
                                        SHARES       AMOUNT       SHARES       AMOUNT         DEFICIT         EQUITY
Balance, November 20, 1996..........      --           --           --           --              --             --
  Issuance of common stock..........   3,500,000  $      3,500                                             $       3,500
  Issuance of preferred stock.......                             1,181,310  $     750,000                        750,000
  Net loss..........................                                                       $     (143,569)      (143,569)
                                      ----------  ------------  ----------  -------------  --------------  -------------
Balance, December 31, 1996..........   3,500,000         3,500   1,181,310        750,000        (143,569)       609,931
  Issuance of preferred stock, net
    of offering costs...............                             3,888,646      5,824,957                      5,824,957
  Exercise of common stock
    warrants........................     103,570       169,998                                                   169,998
  Issuance of employee stock
    options.........................                    36,685                                                    36,685
  Net loss..........................                                                           (5,340,855)    (5,340,855)
                                      ----------  ------------  ----------  -------------  --------------  -------------
Balance, December 31, 1997..........   3,603,570       210,183   5,069,956      6,574,957      (5,484,424)     1,300,716
  Issuance of preferred stock, net
    of offering costs...............                             2,713,321      6,684,447                      6,684,447
  Issuance of common stock
    warrants........................                   970,740                                                   970,740
  Exercise of employee stock
    options.........................     245,888       136,548                                                   136,548
  Net loss..........................                                                           (6,345,905)    (6,345,905)
                                      ----------  ------------  ----------  -------------  --------------  -------------
Balance, October 31, 1998...........   3,849,458  $  1,317,471   7,783,277  $  13,259,404  $  (11,830,329) $   2,746,546
                                      ==========  ============  ==========  =============  ==============  =============

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        SIX WEEKS                    TEN MONTHS
                                                                          ENDED       YEAR ENDED        ENDED
                                                                       DECEMBER 31,  DECEMBER 31,    OCTOBER 31,
                                                                           1996          1997           1998
Cash flows from operating activities
  Net loss...........................................................   $ (143,569)  $  (5,340,855) $  (6,345,905)
    Adjustments to reconcile net loss to cash used in operating activities
      Depreciation and amortization..................................          368         103,173        143,589
      Expense recorded for issuance of warrants......................       --            --              970,740
      Expense recorded for issuance of employee stock options........       --              36,685       --
      Noncash interest expense.......................................       --            --               33,350
      Loss on disposal of fixed assets...............................       --            --               35,048
      Change in operating assets and liabilities:
        Accounts receivable..........................................       --            (213,575)       (78,463)
        Unbilled work in progress....................................       --            --              (70,484)
        Other current assets.........................................       --            (112,977)         4,418
        Other assets.................................................      (11,768)       --              (60,974)
        Accounts payable and accrued expenses........................       96,800         522,752       (216,602)
        Commissions payable..........................................       --            --              292,515
        Deferred revenue.............................................       --             160,887        307,587
                                                                        ----------   -------------  -------------
          Net cash used in operating activities......................      (58,169)     (4,843,910)    (4,985,181)
                                                                        ----------   -------------  -------------
  Cash flows from investing activities
    Proceeds from the sale of fixed assets...........................       --            --                6,500
    Purchases of fixed assets........................................      (21,042)       (826,507)      (216,260)
                                                                        ----------   -------------  -------------
          Net cash used in investing activities......................      (21,042)       (826,507)      (209,760)
                                                                        ----------   -------------  -------------
  Cash flows from financing activities
    Proceeds from issuance of common and preferred stock, net of
      offering costs.................................................      753,500       5,994,955      3,787,645
    Proceeds from issuance of convertible secured promissory notes
      and attached warrants..........................................       --            --            3,000,000
    Proceeds from long-term debt.....................................       --            --              480,722
    Payments on long-term debt.......................................       --            --             (109,035)
                                                                        ----------   -------------  -------------
          Net cash provided by financing activities..................      753,500       5,994,955      7,159,332
                                                                        ----------   -------------  -------------
  Net increase in cash and cash equivalents..........................      674,289         324,538      1,964,391
  Cash and cash equivalents at beginning of period...................       --             674,289        998,827
                                                                        ----------   -------------  -------------
  Cash and cash equivalents at end of period.........................   $  674,289   $     998,827  $   2,963,218
                                                                        ==========   =============  =============
Supplemental cash flow disclosures
  Cash paid for interest.............................................   $   --       $    --        $      58,064
                                                                        ==========   =============  =============
  Conversion of convertible secured promissory notes to Series C-1
    preferred stock..................................................   $   --       $    --        $   3,000,000
                                                                        ==========   =============  =============

   The accompanying notes are an integral part of these financial statements.

                            RELEVANTKNOWLEDGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    RelevantKnowledge, Inc. (the "Company") provides internet demographics, site visit statistics, and additional usage-related information. The Company operates in a single business segment.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

FIXED ASSETS

    Fixed assets are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets; generally five to seven years. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in operations.

    Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining lease term.

INCOME TAXES

    The Company accounts for income taxes using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities. Differences between the financial reporting and tax basis of assets and liabilities at October 31, 1998 and December 31, 1997 are not significant.

    The Company has net operating loss carryforwards for Federal income tax purposes of approximately $11,129,000 and $5,450,000 at October 31, 1998 and December 31, 1997, respectively, that expire between 2011 and 2018. Such net operating losses give rise to deferred tax assets of approximately $4,329,000 and $2,100,000 at October 31, 1998 and December 31, 1997, respectively. The Company has recorded a valuation allowance equal to the amount of the deferred tax assets at both October 31, 1998 and December 31, 1997, because it is deemed more likely than not that such assets will not be realized.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes costs related to the development of certain software products in accordance with SFAS 86 "Accounting For the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" which requires capitalization to begin when technological feasibility has been established

                            RELEVANTKNOWLEDGE, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and ends when the product is available for general release to customers. Software development costs incurred prior to technological feasibility are considered research and development costs and are expensed as incurred.

    During 1998 and 1997, the period between established technological feasibility and general release has been less than three months, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs during 1998 and 1997.

REVENUE RECOGNITION

    Information services revenues are recognized upon delivery of data and reports ordered by the customer. Revenue arising from agreements which require monthly reports are recognized over the period for which data are provided.

    Technology licensing revenues consist of technology licensing fees and royalties. Technology licensing fees are recognized upon delivery of the software and equipment, receipt of a signed agreement, determination that collectibility is probable and expiration of rights of refund or return. Royalty revenues are recognized when earned.

    The Company enters into certain nonmonetary transactions, in which the Company provides services to another entity and in return receives services, or a combination of cash and services, from the other entity. The Company recognizes revenue and an equal amount of expense based upon the fair value of the service provided or the service (or combination of service and cash) received, whichever was more clearly evident.

ADVERTISING EXPENSES

    All advertising costs are expensed when incurred. Advertising expenses were approximately $171,000 and $491,000 for the ten months ended October 31, 1998 and the year ended December 31, 1997, respectively. No advertising expense was recorded for the six weeks ended December 31, 1996.

STOCK-BASED COMPENSATION

    The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock options. In accordance with the provisions of APB 25, compensation expense is recorded upon issuance of employee stock options in an amount equal to the excess of the fair value of the Company's stock over the option price. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

                            RELEVANTKNOWLEDGE, INC.

2. FIXED ASSETS

    Fixed assets are comprised of the following as of October 31, 1998 and December 31, 1997:

                                                                   DECEMBER 31,  OCTOBER 31,
                                                                       1997          1998
Furniture and fixtures...........................................   $   51,297   $     57,815
Computer equipment and software..................................      708,673        874,320
Leasehold improvements...........................................       87,579         84,604
                                                                    ----------   ------------
                                                                       847,549      1,016,739
Less: accumulated depreciation and amortization..................       97,788        235,855
                                                                    ----------   ------------
                                                                    $  749,761   $    780,884
                                                                    ==========   ============

3. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under noncancelable operating lease agreements expiring through 2003. Future minimum lease payments under operating leases as of October 31, 1998, are as follows:

1999..............................................................  $ 309,139
2000..............................................................    245,205
2001..............................................................     97,613
2002..............................................................     66,000
2003..............................................................     16,500
                                                                    ---------
                                                                    $ 734,457
                                                                    =========

    Rental expense was approximately $299,000, $136,000 and $800 for the ten months ended October 31, 1998, the year ended December 31, 1997 and the six weeks ended December 31, 1996, respectively.

    Various legal proceedings may arise in the normal course of business. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

4. CONCENTRATION OF CREDIT RISKS

    The Company's sales to its largest customer represented approximately 77% of total revenues for the year ended December 31, 1997.

5. CAPITAL STRUCTURE

COMMON AND PREFERRED STOCK

    The Company's Restated Articles of Incorporation authorize the issuance of up to 25,500,000 shares of $0.001 par value capital stock as of October 31, 1998. Fifteen million five hundred thousand (15,500,000) and fifteen million (15,000,000) shares have been designated as Common Stock as of October 31, 1998 and December 31, 1997, respectively and ten million (10,000,000) and five million five

                            RELEVANTKNOWLEDGE, INC.

5. CAPITAL STRUCTURE (CONTINUED)
hundred thousand (5,500,000) shares have been designated as Convertible Preferred Stock as of October 31, 1998 and December 31, 1997, respectively. The Convertible Preferred Stock is further designated in five series as follows (as of October 31, 1998): 1,500,000 shares are Series A-1 Preferred Stock, 3,000,000 shares are Series B-1 Preferred Stock, 1,000,000 shares are Series B-2 Preferred Stock, 3,500,000 shares are Series C-1 Preferred Stock and 1,000,000 shares are Series C-2 Preferred Stock. Upon the occurrence of certain events, the holders of Convertible Preferred Stock are entitled to convert shares of A-1, B-1, B-2, C-1 and C-2 Preferred Stock to Common Stock on a one-for-one basis.

VOTING RIGHTS

    The holders of Preferred Stock are entitled to vote with the holders of Common Stock as a single class and shall be entitled to one vote for each share of Common Stock into which the Preferred Stock would be convertible on the record date set for such vote of stockholders.

DIVIDENDS

    Upon the occurrance of certain events, holders of Series B-1, B-2, C-1 and C-2 Preferred Stock are entitled to receive cumulative dividends. Such dividends would be recorded based on the original issue price at a rate of 8% per annum computed on a quarterly basis. Series B-1, B-2, C-1 and C-2 Preferred Stock have preference over Series A-1 Preferred Stock and Common Stock in the payment of dividends or the event of liquidation.

    After payment of the Series B-1, B-2, C-1 and C-2 Preferred dividends, the holders of Series A-1 Preferred are entitled to receive noncumulative dividends at the rate of 10% per annum of the original issuance price when and if declared by the Board of Directors.

CONVERSION

    The Preferred Stock is convertible to Common Stock under a stated formula, generally one share of common for one share of preferred, at the option of the stockholder or upon the occurrence of certain events.

CONVERTIBLE SECURED PROMISSORY NOTES

    On March 15, 1998, the Company sold Convertible Secured Promissory Notes ("the Notes") in the aggregate principal amount of $3,000,000 to certain holders of the Company's Common and Convertible Preferred Stock. The notes bore interest at a rate of 10% per annum. Upon issuance of the Series C-1 Convertible Preferred Stock in July 1998, the holders of the notes converted all outstanding principal and accrued interest to Series C-1 Convertible Preferred Stock at the same price and with the same rights and privileges as the other shares of Series C-1 Convertible Preferred Stock. The Company issued 1,213,335 Series C-1 shares upon conversion of the Notes.

    In conjunction with the sale of the Notes, the Company issued 857,122 warrants to purchase common stock to the holders of the Notes. Each warrant entitles the warrant holder to purchase one share of the Company's common stock for $0.01. The warrants may not be exercised until the earlier of January 1, 1999 or the occurrence of certain events, including a consolidation or merger of the Company. The warrants expire between March 2003 and May 2003.

                            RELEVANTKNOWLEDGE, INC.

5. CAPITAL STRUCTURE (CONTINUED)
    In connection with the issuance of these warrants, the Company recognized interest expense of $677,126, which represents the implicit value of the warrants (fair value less exercise price).

WARRANTS

    The Company has issued warrants to acquire shares of the Company's common stock in conjunction with sales of Common Stock, Convertible Preferred Stock, and Convertible Secured Promissory Notes and in exchange for services provided. At October 31, 1998, 1,160,290 warrants were outstanding. These warrants are exercisable at the following prices: 857,122 at $0.01 per share, 215,668 at $2.00 per share, 38,750 at $0.06 per share, 25,000 at $0.80 per share, and 23,750 at $1.60 per share. 303,168 of the warrants were exercisable at October 31, 1998. The remaining 857,122 are not exercisable until the earlier of January 1, 1999 or the occurrence of certain events, including a consolidation or merger of the Company. The warrants expire between April 2002 and May 2008.

6. STOCK OPTION PLAN

    The Company has issued options to its employees under the terms of The 1996 Stock Option Plan ("the Plan"). The Plan permits management to grant either incentive stock options or nonstatutory stock options to purchase shares of the Company's Common Stock to officers, directors, key employees, and consultants responsible for the direction and management of the Company. The Plan authorizes the issuance of options to purchase up to an aggregate of 1,250,000 shares of Common Stock. Options issued under the Plan vest at rates determined by the Board of Directors. Vesting rates can not be less than 20% per year under the terms of the Plan. The maximum term for options issued under the Plan is ten years. No options were issued during the six weeks ended December 31, 1996. The following table summarizes the transactions of the Plan for the year ended December 31, 1997 and the ten months ended October 31, 1998:

                                                           1997                     1998
                                                  -----------------------  -----------------------
                                                               WEIGHTED                 WEIGHTED
                                                                AVERAGE                  AVERAGE
                                                               EXERCISE                 EXERCISE
                                                    SHARES       PRICE       SHARES       PRICE
Outstanding at beginning of year................           0   $      --      727,950   $    .442
  Granted.......................................     775,950        .446      520,038        .885
  Exercised.....................................           0          --     (245,888)       .555
  Forfeited.....................................     (48,000)       .060     (353,655)       .484
                                                  ----------               ----------
Outstanding at end of year......................     727,950        .442      648,445        .653
                                                  ==========               ==========
Options exercisable at year-end.................           0                        0
                                                  ==========               ==========
Weighted average fair value of options granted
  during the year at the share's fair value.....  $  438,444               $  109,208
Weighted average fair value of options granted
  during the year at above the share's fair
  value.........................................           0                        0

                            RELEVANTKNOWLEDGE, INC.

6. STOCK OPTION PLAN (CONTINUED)
    The following table summarizes information regarding stock options outstanding at October 31, 1998:

                                                          NUMBER OF OPTIONS   WEIGHTED AVERAGE
EXERCISE                                                    OUTSTANDING AT       REMAINING
PRICE                                                      OCTOBER 31, 1998   CONTRACTUAL LIFE
$0.06...................................................         145,031          8.31 years
 0.16...................................................          50,583          8.63 years
 0.80...................................................         354,831          9.33 years
 1.25...................................................          98,000          9.84 years

    The Company accounts for employee stock options in accordance with the provisions of APB Opinion 25 and related interpretations.

    Had compensation cost for the Company's stock-based compensation plans been determined on a fair value basis in accordance with the provisions of FASB Statement 123, the Company's net loss for the six weeks ended December 31, 1996, the year ended December 31, 1997, and ten months ended October 31, 1998, would have been as follows:

                                                        1996          1997           1998
Net loss--as reported..............................  $  (143,569) $  (5,340,855) $  (6,345,905)
Net loss--proforma.................................  $  (143,569) $  (5,435,880) $  (6,418,405)

    The amount of the pro forma charge has been determined using the minimum value method as permitted for private companies by FASB Statement 123. For purposes of the calculation, management used a risk free rate of return of 5.36%, a projected forfeiture rate of 0%, and an expected life of 5.1 years.

7. LONG-TERM DEBT

    In December 1997, the Company entered into a credit agreement with Phoenix Capital under which it may borrow up to $1,000,000. During 1998, the Company borrowed approximately $480,722 under this agreement. The note bears interest at a rate of 20.27% and is payable in monthly principal and interest payments of $15,191. The line of credit is collateralized by substantially all of the Company's computer equipment.

    At October 31, 1998, required principal payments are as follows:

YEAR
1999..............................................................................  $  123,326
2002..............................................................................     148,322
2001..............................................................................     100,039
                                                                                    ----------
                                                                                    $  371,687
                                                                                    ==========

8. SUBSEQUENT EVENT

    On November 5, 1998, the Company was acquired by Media Metrix, Inc. in exchange for common stock of Media Metrix, Inc. The sale of the Company entitled holders of the Series B-1, B-2, and C-1

                            RELEVANTKNOWLEDGE, INC.

8. SUBSEQUENT EVENT (CONTINUED)
Preferred Stock to receive cumulative dividends in the form of cash or common stock. The majority of holders elected to receive their dividends in the form of common stock. As a result, in November 1998, the Company paid cash of $10,509 and issued 374,424 shares of common stock to holders of Series B-1, B-2, and C-1 Preferred Stock as payment of dividends.

    Upon the sale of the Company, holders of options to purchase common stock were immediately 100% vested in any options outstanding. In November, the Company issued 480,945 shares in connection with the exercise of stock options.

    Also as a result of the sale of the Company, 857,122 warrants issued in connection with the sale of the convertible secured promissory notes became exercisable on November 5, 1998.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

AdRelevance, Inc.

We have audited the accompanying balance sheet of AdRelevance, Inc. (a development stage company) (the Company) as of December 31, 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from October 12, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdRelevance, Inc. (a development stage company) at December 31, 1998, and the results of its operations and its cash flows for the period from October 12, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ Ernst & Young LLP

Seattle, Washington
October 5, 1999,

  except for paragraphs 3 and 4 of
  Note 8, as to which the date is

  October 8, 1999

                               ADRELEVANCE, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,    JUNE 30,
                                                                                          1998          1999
                                                                                      ------------  -------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $   67,507   $     217,215
  Prepaid expenses and other........................................................        2,650          35,247
                                                                                       ----------   -------------
Total current assets................................................................       70,157         252,462

Property and equipment..............................................................       11,369         188,941
Deferred charges and other assets...................................................       21,030          17,639
                                                                                       ----------   -------------
Total assets........................................................................   $  102,556   $     459,042
                                                                                       ==========   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............................................   $   65,378   $      64,751
  Current portion of capital lease obligations......................................           --          32,480
  Convertible note payable..........................................................      100,000              --
                                                                                       ----------   -------------
Total current liabilities...........................................................      165,378          97,231

Capital lease obligations, less current portion.....................................           --          66,587

Shareholders' equity (deficit):
  Series A preferred stock, $.0001 par value:
    Authorized shares--860,000
    Issued and outstanding shares--798,607
    Liquidation preference--$1,724,991..............................................           --       1,120,466
  Common stock, $.0001 par value:
    Authorized shares--6,000,000
    Issued and outstanding shares--1,780,000........................................        2,320         664,381
  Deferred stock-based compensation.................................................           --        (449,546)
  Accumulated deficit during development stage......................................      (65,142)     (1,040,077)
                                                                                       ----------   -------------
Total shareholders' equity (deficit)................................................      (62,822)        295,224
                                                                                       ----------   -------------
Total liabilities and shareholders' equity (deficit)................................   $  102,556   $     459,042
                                                                                       ==========   =============

                            See accompanying notes.

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                    OCTOBER 12,
                                                                OCTOBER 12, 1998    SIX MONTHS         1998
                                                                 (INCEPTION) TO        ENDED      (INCEPTION) TO
                                                                DECEMBER 31, 1998  JUNE 30, 1999   JUNE 30, 1999
                                                                -----------------  -------------  ---------------
                                                                                    (UNAUDITED)     (UNAUDITED)
Operating expenses:
  Sales and marketing.........................................     $     3,823      $    68,011    $      71,834
  General and administrative..................................          46,379          332,030          378,409
  Research and development....................................          14,709          375,081          389,790
  Stock-based compensation....................................              --          199,001          199,001
                                                                   -----------      -----------    -------------
Total operating expenses......................................          64,911          974,123        1,039,034
Interest expense, net.........................................             231              812            1,043
                                                                   -----------      -----------    -------------
Net loss......................................................     $   (65,142)     $  (974,935)   $  (1,040,077)
                                                                   ===========      ===========    =============

                            See accompanying notes.

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                            SERIES A PREFERRED
                                                  STOCK              COMMON STOCK        DEFERRED
                                           --------------------  --------------------   STOCK-BASED   ACCUMULATED
                                            SHARES     AMOUNT     SHARES     AMOUNT    COMPENSATION     DEFICIT       TOTAL
                                           ---------  ---------  ---------  ---------  -------------  ------------  ---------
Issuance of common stock in exchange for
  cash ($320) and assets ($2,000)........         --  $      --  1,780,000  $   2,320    $      --     $       --   $   2,320
  Net loss...............................         --         --         --         --           --        (65,142)    (65,142)
                                           ---------  ---------  ---------  ---------    ---------     ----------   ---------
Balance at December 31, 1998.............         --         --  1,780,000      2,320           --        (65,142)    (62,822)
  Issuance of preferred stock, net of
    issuance cost of $29,528
    (unaudited)..........................    798,607  1,120,466         --         --           --             --   1,120,466
  Nonemployee stock-based compensation
    (unaudited)..........................         --         --         --     77,816           --             --      77,816
  Fair value of warrants issued in
    connection with borrowing
    arrangements (unaudited).............         --         --         --     13,514           --             --      13,514
  Deferred stock-based compensation
    (unaudited)..........................         --         --         --    570,731     (570,731)            --          --
  Amortization of stock-based
    compensation (unaudited).............         --         --         --         --      121,185             --     121,185
  Net loss (unaudited)...................         --         --         --         --           --       (974,935)   (974,935)
                                           ---------  ---------  ---------  ---------    ---------     ----------   ---------
Balance at June 30, 1999 (unaudited).....    798,607  $1,120,466 1,780,000  $ 664,381    $(449,546)    $(1,040,077) $ 295,224
                                           =========  =========  =========  =========    =========     ==========   =========

                            See accompanying notes.

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                    OCTOBER 12,
                                                                OCTOBER 12, 1998    SIX MONTHS         1998
                                                                 (INCEPTION) TO        ENDED      (INCEPTION) TO
                                                                DECEMBER 31, 1998  JUNE 30, 1999   JUNE 30, 1999
                                                                -----------------  -------------  ---------------
                                                                                    (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................................................     $   (65,142)     $  (974,935)   $  (1,040,077)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization...............................              61           15,840           15,901
  Noncash stock-based compensation............................             600          199,664          200,264
  Changes in operating assets and liabilities:
    Prepaid expenses..........................................          (2,650)         (32,597)         (35,247)
    Accounts payable and accrued expenses.....................          65,378             (627)          64,751
    Changes in deferred charges and other assets..............         (21,030)          16,242           (4,788)
                                                                   -----------      -----------    -------------
Net cash used in operating activities.........................         (22,783)        (776,413)        (799,196)

INVESTING ACTIVITIES
Purchases of property and equipment...........................         (10,030)         (84,694)         (94,724)

FINANCING ACTIVITIES
Proceeds from issuance of convertible note payable............         100,000               --          100,000
Proceeds from issuance of common stock........................             320               --              320
Net proceeds from issuance of Series A preferred stock........              --        1,020,466        1,020,466
Principal payments on capital lease obligations...............              --           (9,651)          (9,651)
                                                                   -----------      -----------    -------------
Net cash provided by financing activities.....................         100,320        1,010,815        1,111,135
                                                                   -----------      -----------    -------------
Increase in cash and cash equivalents.........................          67,507          149,708          217,215
Cash and cash equivalents at beginning of period..............              --           67,507               --
                                                                   -----------      -----------    -------------
Cash and cash equivalents at end of period....................     $    67,507      $   217,215    $     217,215
                                                                   ===========      ===========    =============

SUPPLEMENTAL CASH FLOW INFORMATION
Issuance of common stock in exchange for computer equipment
  and services................................................     $     2,000      $        --    $       2,000
Conversion of note payable into shares of Series A preferred
  stock.......................................................              --          100,000          100,000
Furniture and equipment acquired through capital lease
  obligations.................................................              --          108,718          108,718

                            See accompanying notes.

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF JUNE 30, 1999, FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND
                                      FOR
  THE PERIOD FROM OCTOBER 12, 1998 (INCEPTION) TO JUNE 30, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND GOING CONCERN

    AdRelevance, Inc. (a development stage company) (the "Company"), incorporated in the State of Washington on October 12, 1998, is engaged in the development of a proprietary, real-time, competitive advertising service for the Word Wide Web. The Company is developing an intelligent agent technology that gathers and classifies online advertising and allows clients to create customized analytical reports regarding advertising found on the World Wide Web.

    The Company has incurred operating losses since its inception and has limited working capital. The Company has financed its operations to date through the issuance of equity securities and bank borrowings. Further development and establishment of the Company's business will require additional equity financing. The Company believes that equity financing can be obtained from existing or new investors. However, there can be no assurance that the Company will be able to obtain such equity financing on acceptable terms, if at all. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

INTERIM FINANCIAL STATEMENTS

    The accompanying balance sheet as of June 30, 1999 and the statements of operations and cash flows for the six months ended June 30, 1999, and for the period from October 12, 1998 (inception) to June 30, 1999 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and cash flows for the interim periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    The Company is subject to concentration of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized and diversification of its financial resources.

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF JUNE 30, 1999, FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND
                                      FOR
  THE PERIOD FROM OCTOBER 12, 1998 (INCEPTION) TO JUNE 30, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial instruments consist of cash and cash equivalents and capital lease obligations. The fair value of all financial instruments approximate the carrying amount based on the current rate offered for similar instruments.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from two to five years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life.

INCOME TAXES

    The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEE (APB No. 25), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS
No. 123 (see Note 6). The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires all costs related to the development of internal use software, other than those incurred during the application development stage, to be expenses as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company does not expect that the adoption of SOP 98-1 will have a material impact on its financial statements because it has not currently developed software for internal use.

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF JUNE 30, 1999, FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND
                                      FOR
  THE PERIOD FROM OCTOBER 12, 1998 (INCEPTION) TO JUNE 30, 1999 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 1998:

Computers and equipment............................................  $  10,789
Furniture and fixtures.............................................        641
                                                                     ---------
                                                                        11,430
Accumulated depreciation...........................................        (61)
                                                                     ---------
                                                                     $  11,369
                                                                     =========

3. LEASES

    The Company leases office space under an operating lease which calls for fixed rental payments through December 31, 1999. Total rent expense under this operating lease for the periods ended December 31, 1998 and June 30, 1999 was $1,574 and $16,790, respectively. Future minimum lease payments under this agreement are $37,600 for 1999.

4. DEBT

    In December 1998, the Company borrowed $100,000 under an unsecured 4.33% convertible note payable. The note was converted into 69,444 shares of Series A preferred stock in January 1999 in accordance with the note agreement.

    In February 1999, the Company obtained a $100,000 equipment capital lease line of credit and issued 3,695 Series A warrants at an exercise price of $1.44 per share. The warrants expire after the earlier of seven years after issuance or three years after the completion of an initial public offering. The value of the warrants of $5,150 is being amortized over the life of the lease. Under this 36-month agreement, the Company has signed capital leases for various furniture and equipment.

    In March 1999, the Company entered into a financing arrangement with a bank which provided for a $100,000 line of credit for operating needs. Borrowings under the line of credit bear interest at the bank's prime rate plus 0.25% and are collateralized by substantially all nonleased assets of the Company, including intellectual property. In connection with the establishment of the line of credit, the Company issued 5,208 Series A warrants at an exercise price of $1.44 per share. The warrants expire at the earlier of seven years or three years after the completion of an initial public offering. The value of the warrants of $8,364 is being amortized over the life of the agreement.

5. INCOME TAXES

    At December 31, 1998, the Company had net operating loss carryforwards and research and development credit carryforwards of $52,104 and $673, respectively. These carryforwards expire in 2018. Deferred tax assets reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Since the Company's utilization of these deferred tax assets is dependent on future profits which are

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF JUNE 30, 1999, FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND
                                      FOR
  THE PERIOD FROM OCTOBER 12, 1998 (INCEPTION) TO JUNE 30, 1999 IS UNAUDITED)

5. INCOME TAXES (CONTINUED)
not assured, a valuation allowance equal to the deferred tax assets has been provided. Significant components of deferred tax assets as of December 31, 1998 are as follows:

Deferred tax assets:
  Net operating loss carryforward..................................  $  17,715
  Research and development credit carryforward.....................        673
  Other temporary differences......................................      4,307
                                                                     ---------
Total gross deferred tax assets....................................     22,695
Less valuation allowance...........................................    (22,695)
                                                                     ---------
Net deferred tax asset.............................................  $      --
                                                                     =========

6. SHAREHOLDERS' EQUITY

PREFERRED STOCK

    During January and February 1999, the Company sold 798,607 shares of
Series A preferred stock (Series A) in exchange for gross proceeds of $1,149,994. Each share of Series A is convertible into one share of common stock. Automatic conversion shall occur upon consummation of an initial public offering at a price of not less than $5.76 per share and for a total offering of not less than $15 million net proceeds, or the date specified by written consent or agreement of the holders of a majority of the outstanding shares of Series A stock.

    The holders of Series A will be entitled to receive noncumulative dividends at the rate of $0.115 per share per annum, if and when declared by the Board of Directors. The holders of Series A stock shall be entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to receive, in preference to holders of common stock, an amount equal to $2.16 per share plus declared but unpaid dividends if any. Thereafter, all remaining assets shall be distributed among the holders of Series A and common stock on a pro rata basis (assuming conversion of all Series A into common stock) until the holders of the Series A have received an aggregate of $5.76 per share. The holder of each share of Series A stock shall have the right to the number of votes equal to that number of shares of common stock issuable upon conversion.

    The Company is prohibited from taking certain corporate actions without the approval of the holders of the majority of outstanding Series A shares. In conjunction with the sale of Series A, the Company, its founders, and the Series A investors also entered into an Investors Rights Agreement, Right of First Refusal and Co-sale Agreement, and a Voting Agreement.

COMMON STOCK

    In conjunction with the sale of Series A preferred stock, the Company's founders and other shareholders granted the Company a right to repurchase 1,720,000 shares of common stock held by them at the original purchase price of $0.001 per share if their employment or consulting arrangement

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF JUNE 30, 1999, FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND
                                      FOR
  THE PERIOD FROM OCTOBER 12, 1998 (INCEPTION) TO JUNE 30, 1999 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
terminates under certain circumstances. The Company's right of repurchase lapses at a variety of rates beginning in October 1998. At December 31, 1998, 1,079,309 (883,643 at June 30, 1999) shares held by these shareholders were subject to repurchase under these agreements. The restricted stock agreements provide for adjusted repurchase lapsing schedules in the event of a change of control.

STOCK OPTION PLANS

    Under the terms of the 1998 and 1999 Stock Option Plans, the Board of Directors may grant incentive and nonqualified stock options to employees, officers, directors, and consultants of the Company. An aggregate of 993,333 shares of common stock were reserved for future issuance. The Company generally grants stock options with exercise prices equal to the fair market value of common stock on the date of grant as determined by the Board of Directors. Options generally vest over a three- or four-year period or by specific terms of the option agreement.

    A summary of stock option activity follows:

                                                                                             OUTSTANDING OPTIONS
                                                                                         ----------------------------
                                                                               SHARES                    WEIGHTED-
                                                                             AVAILABLE    NUMBER OF       AVERAGE
                                                                             FOR GRANT     SHARES     EXERCISE PRICE
                                                                             ----------   ---------      ---------
  1998 Stock Option Plan introduction......................................     400,000          --      $      --
  Options granted..........................................................    (180,000)    180,000      $    0.10
                                                                             ----------   ---------
Outstanding at December 31, 1998...........................................     220,000     180,000      $    0.10
  Reduction of shares available under the 1998 Stock Option Plan...........    (100,000)         --      $      --
  1999 Stock Option Plan introduction......................................     693,333          --      $      --
  Options granted..........................................................    (296,000)    296,000      $    0.13
                                                                             ----------   ---------
Outstanding at June 30, 1999...............................................     517,333     476,000      $    0.12
                                                                             ==========   =========

The following table summarizes information regarding stock options outstandingand exercisable as of December 31, 1998:

              OUTSTANDING OPTIONS
             ----------------------
                         WEIGHTED-
                          AVERAGE       EXERCISABLE
              NUMBER     REMAINING        NUMBER
 EXERCISE       OF      CONTRACTUAL         OF
   PRICE      SHARES       LIFE           SHARES
 ---------   ---------  -----------      ---------
 $    0.10     180,000   2.94 years              0

    Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation is recorded for those situations where the exercise price of a stock option was lower than the deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $570,731 in the six months ended June 30, 1999. The deferred stock-based compensation is being amortized over the

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF JUNE 30, 1999, FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND
                                      FOR
  THE PERIOD FROM OCTOBER 12, 1998 (INCEPTION) TO JUNE 30, 1999 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
vesting period of the underlying options. Total amortization of stock-based compensation recognized was $121,185 in the six months ended June 30, 1999.

    Had the stock-based compensation for the Company's Stock Option Plans been determined based on the minimum value model using the multiple-option approach, the Company's net loss would have been increased by $37 for the period ended December 31, 1998. The fair value at each option grant is estimated on the date of grant using the minimum option pricing model, assuming no expected dividends, average risk-free interest rate of 5.0%, and average expected life of three years. Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on pro forma earnings for future years because the amounts above include only the amortization of the fair value of 1998 grants.

    In 1999, the Company issued options to consultants to acquire 79,500 shares of common stock at an exercise price of $0.15 per share. The value of the options will be recognized over the related service period with final valuation at the completion of the service period. Through June 30, 1999, the Company had recognized stock-based compensation expense of $77,816 related to these stock options.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    The following shares of common stock were reserved at December 31, 1998:

1998 Stock Option Plan...........................................    400,000
Series A preferred stock.........................................    860,000
                                                                   ---------
                                                                   1,260,000
                                                                   =========

7. YEAR 2000 DISCLOSURE (UNAUDITED)

    The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. The Year 2000 (Y2K) problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Programs that have time-sensitive software may recognize a date using "00" as 1900 rather than 2000, which could result in miscalculations or system failures. The Company is currently working to address the potential impact of the Y2K problem. The Company's processes for evaluating and managing the risks and costs associated with this potential problem are being managed by internal staff members.

    The Company has, to date, determined that significant modification is not required for its financial reporting and other information technology to be ready for the year 2000. The Company has not yet determined the impact that a Y2K failure suffered by vendors, customers, suppliers, or other third-party service providers would have on the Company, but believes that such a failure could have a material adverse impact. The Company will continue to evaluate the status of its Y2K compliance to determine whether a contingency plan for dealing with such failures is necessary, but no such plan has yet been adopted by the Company. The Company has not yet determined what the nature and timing of any such contingency plan would be. As of December 31, 1998, the Company has not incurred any

                               ADRELEVANCE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 (INFORMATION AS OF JUNE 30, 1999, FOR THE SIX MONTHS ENDED JUNE 30, 1999, AND
                                      FOR
  THE PERIOD FROM OCTOBER 12, 1998 (INCEPTION) TO JUNE 30, 1999 IS UNAUDITED)

7. YEAR 2000 DISCLOSURE (UNAUDITED) (CONTINUED) incremental expenses in relation to the Y2K issue because the technology platforms designed since inception were implemented to support Y2K compliance.

    Based on the information the Company has developed to date, the Company estimates that costs of addressing potential problems will not have a material adverse impact on its operations.

8. SUBSEQUENT EVENTS

OFFICE LEASE

    In July 1999, the Company entered into an agreement to sublease new office space for the period September 1, 1999 through February 28, 2001. The agreement requires total payments of approximately $300,000.

PROMISSORY NOTE

    In August 1999, the Company signed a $2 million promissory note with a maturity date of January 26, 2001. The note carries an interest rate of 7% and is collateralized by substantially all nonleased assets of the Company, including intellectual property. Principal and interest on the promissory note is due and payable commencing on the earlier of the twelve-month anniversary of the issuance date, payable in six equal monthly installments, or upon change of ownership of the Company.

STOCK TRANSFER

    On October 8, 1999, the Company issued to a consultant 100,000 shares of common stock as additional compensation for past consulting services. A founder of the Company contributed 100,000 shares of stock to the Company to facilitate this stock issuance. The estimated fair value of these shares is $19.34 per share and in accordance with SEC Staff Accounting Bulletin No. 79, stock-based compensation expense will be recognized in October 1999 for the value of these services.

ACQUISITION OF THE COMPANY

    On October 8, 1999, the Company entered into an agreement whereby all of the outstanding stock of the Company was acquired by Media Metrix, Inc. for a purchase price of approximately $59.4 million and an additional amount which is contingent upon the Company achieving certain milestones.

                               MEDIA METRIX, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1999

                                                                 HISTORICAL
                                                         --------------------------    PRO FORMA
                                                         MEDIA METRIX   ADRELEVANCE   ADJUSTMENTS     PRO FORMA
                                                                                       (NOTE 2)
ASSETS
Current assets:
  Cash and cash equivalents............................  $  36,382,986   $ 217,215   $          --  $  36,600,201
  Marketable securities................................     10,453,998          --              --     10,453,998
  Receivables:
    Trade, less allowance for doubtful accounts........      2,797,790          --              --      2,797,790
    Expenditures billable to clients...................        169,695          --              --        169,695
                                                         -------------   ---------   -------------  -------------
  Total receivables....................................      2,967,485          --              --      2,967,485
  Prepaid expenses.....................................        402,531      35,247              --        437,778
                                                         -------------   ---------   -------------  -------------
Total current assets...................................     50,207,000     252,462              --     50,459,462
Property and equipment, net............................        875,149     188,941         131,000      1,195,090
Intangibles acquired, net (Note 2).....................      4,439,661          --      52,173,776     56,613,437
Other assets...........................................        219,889      17,639              --        237,528
                                                         -------------   ---------   -------------  -------------
Total assets...........................................  $  55,741,699   $ 459,042   $  52,304,776  $ 108,505,517
                                                         =============   =========   =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable & accrued liabilities...............  $   3,426,953   $  64,751   $          --  $   3,491,704
  Due to The NPD Group, Inc............................        557,360          --              --        557,360
  Advance billings to clients..........................      2,961,132          --              --      2,961,132
  Current portion of capital lease obligations.........             --      32,480              --         32,480
  Current portion of long-term debt....................        139,471          --              --        139,471
                                                         -------------   ---------   -------------  -------------
Total current liabilities..............................      7,084,916      97,231              --      7,182,147

Long-term debt.........................................        151,463          --              --        151,463
Capital lease obligations, less current portion........             --      66,587              --         66,587

Stockholders' equity:
  Preferred stock......................................             --   1,120,466      (1,120,466)            --
  Common stock.........................................        173,024     664,381        (657,404)       180,001
  Additional paid-in-capital...........................     70,757,192          --      59,393,023    130,150,215
  Accumulated other comprehensive loss.................        (27,382)         --              --        (27,382)
  Accumulated deficit (Note 2).........................    (21,153,681) (1,040,077)     (5,759,923)   (27,953,681)
  Deferred compensation................................     (1,243,833)   (449,546)        449,546     (1,243,833)
                                                         -------------   ---------   -------------  -------------
Total stockholders' equity.............................     48,505,320     295,224      52,304,776    101,105,320
                                                         -------------   ---------   -------------  -------------
Total liabilities and stockholders' equity.............  $  55,741,699   $ 459,042   $  52,304,776  $ 108,505,517
                                                         =============   =========   =============  =============

          See accompanying notes to unaudited pro forma balance sheet.

                               MEDIA METRIX, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                                                      HISTORICAL
                                       -----------------------------------------
                                           MEDIA        RELEVANT                    PRO FORMA
                                          METRIX        KNOWLEDGE    ADRELEVANCE   ADJUSTMENTS      PRO FORMA

                                                                                     (NOTE 2)
Revenues.............................  $   6,330,485  $   1,814,230   $  --       $     --        $    8,144,715
Costs of revenues....................      4,120,569      2,879,037      --             --             6,999,606
                                       -------------  -------------   ---------   --------------  --------------
Gross profit.........................      2,209,916     (1,064,807)     --             --             1,145,109
Operating expenses:
  Research and development...........      1,382,375        780,277      14,709         --             2,177,361
  Sales and marketing................      2,888,195      1,623,500       3,823         --             4,515,518
  General and administrative.........      2,715,705      2,002,490      46,379         --             4,764,574
  Amortization of deferred
    compensation and other
    stock-based compensation.........        368,550        970,740      --             --             1,339,290
  Amortization of intangibles........        479,000       --            --            6,015,922       6,494,922
  Acquired in-process research and
    development......................      1,600,000       --            --            6,800,000       8,400,000
                                       -------------  -------------   ---------   --------------  --------------
Total operating expenses.............      9,433,825      5,377,007      64,911       12,815,922      27,691,665
                                       -------------  -------------   ---------   --------------  --------------
Loss from operations.................     (7,223,909)    (6,441,814)    (64,911)     (12,815,922)    (26,546,556)
Interest income, net of interest
  expense............................         65,211         95,909        (231)        --               160,889
                                       -------------  -------------   ---------   --------------  --------------
Net loss.............................     (7,158,698)    (6,345,905)    (65,142)     (12,815,922)    (26,385,667)
Preferred stock dividends............       (313,738)      --            --             --              (313,738)
                                       -------------  -------------   ---------   --------------  --------------
Net loss applicable to common
  stockholders.......................  $  (7,472,436) $  (6,345,905)  $ (65,142)  $  (12,815,922) $  (26,699,405)
                                       =============  =============   =========   ==============  ==============
Basic and diluted net loss per share
  applicable to common stockholders
  (Note 3)...........................  $       (0.98)                                             $        (2.43)
                                       =============                                              ==============
Shares used in the calculation of
  basic and diluted net loss per
  share applicable to common
  stockholders (Note 3)..............      7,618,511                                                  11,006,256
                                       =============                                              ==============

     See accompanying notes to unaudited pro forma statement of operations.

                               MEDIA METRIX, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1999

                                                              HISTORICAL
                                                      --------------------------
                                                                                    PRO FORMA
                                                          MEDIA                    ADJUSTMENTS
                                                         METRIX      ADRELEVANCE     (NOTE 2)       PRO FORMA
Revenues............................................  $   7,435,122   $  --       $     --        $    7,435,122
Costs of revenues...................................      3,838,152      --             --             3,838,152
                                                      -------------   ---------   --------------  --------------
Gross profit........................................      3,596,970      --             --             3,596,970
Operating expenses:
  Research and development..........................      1,672,939     375,081         --             2,048,020
  Sales and marketing...............................      3,147,133      68,011         --             3,215,144
  General and administrative........................      2,337,014     332,030         --             2,669,044
  Amortization of deferred compensation and other
    stock-based compensation........................        304,917     199,001         --               503,918
  Amortization of intangibles.......................      1,497,105      --            8,696,000      10,193,105
  Acquired in-process research and development......       --            --            6,800,000       6,800,000
                                                      -------------   ---------   --------------  --------------
Total operating expenses............................      8,959,108     974,123       15,496,000      25,429,231
                                                      -------------   ---------   --------------  --------------
Loss from operations................................     (5,362,138)   (974,123)     (15,496,000)    (21,832,261)
Interest income, net of interest expense............        410,894        (812)        --               410,082
                                                      -------------   ---------   --------------  --------------
Net loss............................................     (4,951,244)   (974,935)     (15,496,000)    (21,422,179)
Preferred stock dividends...........................       (109,195)     --             --              (109,195)
                                                      -------------   ---------   --------------  --------------
Net loss applicable to common stockholders..........  $  (5,060,439)  $(974,935)  $  (15,496,000) $  (21,531,374)
                                                      =============   =========   ==============  ==============
Basic and diluted net loss per share applicable
  to common stockholders (Note 3)...................  $       (0.35)                              $        (1.41)
                                                      =============                               ==============
Shares used in the calculation of basic and diluted
  net loss per share applicable to common
  stockholders (Note 3).............................     14,583,630                                   15,281,308
                                                      =============                               ==============

     See accompanying notes to unaudited pro forma statement of operations.

                               MEDIA METRIX, INC.

    NOTES TO UNAUDITED PRO FORMA BALANCE SHEET AND STATEMENTS OF OPERATIONS

                 JUNE 30, 1999 AND YEAR ENDED DECEMBER 31, 1998
                       AND SIX MONTHS ENDED JUNE 30, 1999

1.  BASIS OF PRESENTATION

    The unaudited pro forma balance sheet gives effect to Media Metrix, Inc.'s ("Media Metrix") October 8, 1999 acquisition of AdRelevance, Inc.
("AdRelevance") as if it occurred on June 30, 1999.

    The unaudited pro forma statements of operations give effect to Media Metrix's October 5, 1998 acquisition of RelevantKnowledge, Inc. ("RKI") on January 1, 1998 and the acquisition of AdRelevance as if occurred on October 12, 1998 (AdRelevance's inception) and on January 1, 1999. The unaudited pro forma statement of operations for the year ended December 31, 1998 sets forth the historical results of operations of Media Metrix for the year ended December 31, 1998, of RKI for the ten months ended October 31, 1998 and of AdRelevance for the period from October 12, 1998 (inception) to December 31, 1998. The unaudited pro forma statement of operations for the six months ended June 30, 1999 sets forth the historical results of operations of Media Metrix and AdRelevance for the six months ended June 30, 1999. The operations of RKI for the two months ended December 31, 1998 and the six months ended June 30, 1999 are included in the operations of Media Metrix.

    The unaudited pro forma balance sheet and statements of operations have been prepared by management and should be read in conjunction with the historical financial statements of Media Metrix, RKI and AdRelevance. These financial statements do not purport to be indicative of the financial condition and results of operations that might have occurred if the AdRelevance acquisition was consummated on June 30, 1999 or on January 1, 1999 or if the AdRelevance and RKI acquisitions were completed on October 12, 1998 and January 1, 1998, respectively. Additionally, the unaudited pro forma financial statements do not purport to be indicative of future results.

    Management believes additional synergies and operational improvements, not reflected in the accompanying unaudited pro forma statements of operations, will be realized by the combined companies. Such amounts cannot be reasonably quantified and, therefore, are not reflected in the unaudited pro forma statements of operations.

2.  PRO FORMA ADJUSTMENTS

    The pro forma adjustments reflect the additional amortization required for a full period's amortization of the intangibles acquired and the recording of acquired in-process research and development expenses.

    Total intangibles in connection with the RKI acquisition were approximately $6,216,000 of which $1,200,000 was allocated to panel costs with a life of 12 months and the balance was allocated to goodwill and various other intangibles with lives of 3 years. The annual amortization consists of the following:

Panel costs.....................................................  $1,200,000
Goodwill and other intangibles..................................  1,672,000
                                                                  ---------
Total amortization..............................................  $2,872,000
                                                                  =========

    In connection with the acquisition of AdRelevance, the stockholders of AdRelevance will exchange all outstanding preferred and common shares of AdRelevance for 697,678 newly issued shares of Media Metrix and an additional 77,520 shares may be issued upon AdRelevance achieving certain post-closing

                               MEDIA METRIX, INC.

    NOTES TO UNAUDITED PRO FORMA BALANCE SHEET AND STATEMENTS OF OPERATIONS
                                  (CONTINUED)

                 JUNE 30, 1999 AND YEAR ENDED DECEMBER 31, 1998
                       AND SIX MONTHS ENDED JUNE 30, 1999

goals. Additionally, holders of options and warrants to purchase shares of AdRelevance common stock exchanged such options and warrants for options and warrants to purchase 223,566 shares of Media Metrix common stock and an additional 24,841 options and warrants may be issued upon AdRelevance achieving certain post-closing goals. The fair value of the shares of Media Metrix common stock, options and warrants issued to the previous stockholders and option and warrant holders of AdRelevance is approximately $59,400,000. The purchase price was allocated based on preliminary estimates as follows: (i) net operating assets acquired--$426,000, (ii) acquired in-process research and development--$6,800,000, and (iii) intangibles--$52,174,000. Total intangibles acquired have an estimated life of 3 years. Accordingly, the estimated annual amortization charge will be approximately $17,391,000.

    If Media Metrix issues the additional shares of common stock, options and warrants upon AdRelevance achieving certain post-closing goals, additional goodwill of approximately $6,600,000 (based on the October 8, 1999 value of Media Metrix's common stock) would be recorded which would result in additional amortization of intangibles.

3.  NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS

    Pro forma net loss per share applicable to common stockholders adjusts the weighted average shares outstanding for Media Metrix's historical financial statements for (i) the shares issued to RKI stockholders as if such shares were outstanding for the entire year ended December 31, 1998 and (ii) the shares issued to AdRelevance stockholders as if such shares were outstanding from October 12, 1998 (date of AdRelevance inception) for purposes of the year ended December 31, 1998 and if such shares were outstanding for the entire six months ended June 30, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OCTOBER 26, 1999

                                     [LOGO]

                        3,000,000 SHARES OF COMMON STOCK

                              -------------------

                              P R O S P E C T U S
                              -------------------

                          DONALDSON, LUFKIN & JENRETTE

                               ROBERTSON STEPHENS

                           THOMAS WEISEL PARTNERS LLC

                          FIRST UNION SECURITIES, INC.

                         SUNTRUST EQUITABLE SECURITIES

                                 DLJDIRECT INC.

                                   E*OFFERING
------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Media Metrix have not changed since the date hereof.
--------------------------------------------------------------------------------